As filed with the Securities and Exchange Commission on August 16, 1996.
                                                      Registration No. 333-09925


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                Amendment No. 1
                                       to

                                    FORM S-4
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                           --------------------------
                        Optical Coating Laboratory, Inc.
             (Exact name of registrant as specified in its charter)
                               ------------------

  Delaware                          3827                        68-0164244
(State or other              (Primary Standard               (I.R.S. Employer
jurisdiction of           Industrial Classification          Identification No.)
incorporation or                Code Number)
organization)

                             2789 Northpoint Parkway
                            Santa Rosa, CA 95407-7397
                                 (707) 545-6440

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Joseph C. Zils
                  Vice President, General Counsel and Secretary
                        Optical Coating Laboratory, Inc.
                             2789 Northpoint Parkway
                                 Santa Rosa, CA
                                 (707) 545-6440

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
John V. Erickson, Esq.                               Robert DeN. Cope, Esq.
Collette & Erickson LLP                              44 Elm Street
555 California Street                                Suite 503
Suite 4350                                           Worcester, MA  01609-2523
San Francisco CA 94101-1791
                             ----------------------
                Approximate date of commencement of proposed sale
                        of the securities to the public:
  As soon as practicable after the Registration Statement has become effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


The Exhibit Listing appears on Page 111-113.


                                          CROSS REFERENCE SHEET
                                 Between Items of Form S-4 and Prospectus

Item                                                               Location in Prospectus
- ----                                                               ----------------------

A.       Information About the Transaction

1.       Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus ..........         Outside Front Cover Page; Cross Reference Sheet

2.       Inside Front and Outside Back
         Cover Pages of Prospectus .........         Inside Front Cover Page; Table of Contents;
                                                     Available Information
3.       Risk Factors and Ratio of
         Earnings to Fixed Charges
         and Other Information .............         Summary

4.       Terms of the Transaction  .........         Summary; Special Meeting; The Merger; Comparison of Rights
                                                              of Holders of OCLI Common Stock and OCA Common
                                                              Stock; Description of OCLI's Capital Stock; Certain
                                                              Federal Income Tax Consequences

5.       Pro Forma Financial Information ...         Summary

6.       Material Contracts with the
         Company Being Acquired ............         The Merger; Relationship and Transactions between
                                                              OCLI and OCA
7.       Additional Information Required
         for Reoffering by Persons
         Deemed to be Underwriters .........         Not Applicable

8.       Interests of Named Experts
         and Counsel ...................             Experts; Legal Opinions

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities ...................         Not Applicable

B.       Information About the Registrant

10.      Information with Respect to S-3
                  Registrants  ......................Available Information; Incorporation of Certain Documents by
                                                              Reference; Summary; Special Meeting; The Merger;
                                                              Comparison of Rights of Holders of OCLI Common
                                                              Stock and OCA Common Stock; Description of OCLI's
                                                              Capital Stock; Relationship and Transactions
                                                              between OCLI and OCA; OCLI and OCA Managements;
                                                              Ownership of OCA Common Stock and OCLI Common Stock
                                       1


Item                                                               Location in Prospectus
- ----                                                               ----------------------

11.      Incorporation of Certain
         Information by Reference ..........         Incorporation of Certain Documents by Reference

12.      Information with Respect to S-2
         or S-3 Registrants ................         Not Applicable

13.      Incorporation of Certain
         Information by Reference ..........         Not Applicable

14.      Information with Respect to
         Registrants other than S-3
         or S-2 Registrants ................         Not Applicable

C.       Information about the Company Being Acquired

15.      Information with Respect to
         S-3 Companies .....................         Not Applicable

16.      Information with Respect to
         S-2 or S-3 Companies ..............         Not Applicable

17.      Information with Respect to
         Companies Other than S-3 or S-2
         Companies  ........................         Summary; Special Meeting; The Merger; Rights of
                                                              Dissenting Shareholders; Comparison of Rights
                                                              of Holders of OCLI Common Stock and OCA Common
                                                              Stock; Relationship and Transactions between
                                                              OCLI and OCA; Management's Discussion and
                                                              Analysis of Financial Condition and Results of
                                                              Operations of OCA; OCLI and OCA Managements;
                                                              Ownership of OCA Common Stock and OCLI Common
                                                              Stock; Certain Relationships and Related
                                                              Transactions; Index to Financial Statements
D.       Voting and Management Information

18.      Information if Proxies,
         Consents or Authorizations
         are to be Solicited ...............         Summary; The Meeting; The Merger; Ownership of OCA
                                                              Common Stock and OCLI Common Stock; Other
                                                              Matters
19.      Information if Proxies,
         Consents or Authorizations
         are not to be Solicited or
         in an Exchange Offer ..............         Not Applicable

                                       2

                                [OCA LETTERHEAD]


                                 August 9, 1996




Dear Fellow Shareholders:

         You are cordially invited to attend a Special Meeting of the Shareholders of Optical Corporation of America ("OCA") to vote on the proposed acquisition of OCA by Optical Coating Laboratory, Inc. ("OCLI") through the merger (the "Merger") of OCA with a wholly-owned subsidiary of OCLI. Upon consummation of the Merger, you will receive, in exchange for each share of OCA Common Stock that you own on the effective date of the Merger, 2.042 shares of OCLI Common Stock. Based on the closing price of OCLI Common Stock as reported by NASDAQ on August 6, 1996, of $14.75 per share, the Merger is expected to provide approximately $30.12 in value of OCLI Common Stock in exchange for each share of OCA Common Stock. However, the closing price of the OCLI Common Stock on the effective date of the Merger may be more or less than $14.75. Ten percent of the shares of OCLI Common Stock you would be entitled to receive in the Merger will be held in escrow to provide indemnification to OCLI against damages incurred as a result of any misrepresentations, breaches of warranties and breaches of covenants in connection with the Merger. See "THE MERGER -- Indemnification of OCLI; Escrow."

         At the Special Meeting, Shareholders will be asked to approve and adopt the Agreement and Plan of Merger.

         The Special Meeting will be held at OCA's corporate offices located at 170 Locke Drive, Marlborough, Massachusetts 01752, on Tuesday, September 10, 1996, beginning at 10:00 a.m.

         Management believes the Merger and the related transactions are in the best interests of OCA and its Shareholders and recommends that you vote FOR approval of these matters. For information concerning Management's reasons for making this recommendation, please read carefully the sections in the enclosed Proxy Statement/Prospectus entitled "THE MERGER."

         It is very important that your shares be represented at the Special Meeting, whether or not you plan to attend personally. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will insure that your shares are represented at the Special Meeting.

                                             Yours very truly,


                                             /s/ Donald A. Johnson


                                             Donald A. Johnson, Chairman

                         Optical Corporation of America

                                 170 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 481-9860

                               -------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 10, 1996

                               -------------------

         To the Holders of Common Stock of OPTICAL CORPORATION OF AMERICA:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of Optical Corporation of America, a Massachusetts corporation ("OCA"), will be held at the corporate offices of OCA located at 170 Locke Drive, Marlborough, Massachusetts 01752, on Tuesday, September 10, 1996 at 10:00 a.m. for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:


         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 28, 1996 (the "Merger Agreement"), among OCA, Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI"), and OCA Acquisition Corp. ("Acquisition Corp."), a Delaware corporation which is a wholly-owned subsidiary of OCLI, providing, among other things, for the merger of Acquisition Corp. with and into OCA (the "Merger") pursuant to which each share of OCA's common stock, $.01 par value per share ("OCA Common Stock"), outstanding at the effective time of the Merger (other than shares with respect to which dissenters' rights are perfected) will be converted into 2.042 shares of OCLI's common stock, $.01 par value per share ("OCLI Common Stock"), and OCA will become a wholly-owned subsidiary of OCLI, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement (including the principal exhibits thereto) is available without charge, upon written or oral request, from Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752, Attention: Clerk; telephone: (508) 481-9860, facsimile: (508) 481-3559. In order to ensure timely delivery of the documents requested, any such request should be made by August 26, 1996.


         2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting, and any adjournments or postponements thereof, is August 9, 1996 (the "Record Date"). Only holders of record of shares of OCA Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. A list of OCA Shareholders entitled to vote at the Special Meeting will be available, during normal business hours, at OCA's corporate offices, 170 Locke Drive, Marlborough, Massachusetts 01752, for 10 days prior to the Special Meeting for examination by any OCA Shareholder for purposes germane to the Special Meeting.

         Holders of OCA Common Stock have a right to dissent from the Merger, and if the Merger is consummated, to receive "fair value" for their shares in cash by complying with the provisions of

Massachusetts law, including Sections 85 to 98 of Chapter 156B of the Massachusetts Business Corporation Law, the full text of which is attached as APPENDIX I to the Proxy Statement/Prospectus accompanying this Notice of Special Meeting.

         If the Merger is approved by the Shareholders at the Meeting and effected by OCA, any Shareholder (1) who files with OCA before the taking of the vote on the approval of the Merger, written objection to the Merger stating that such Shareholder intends to demand payment for such Shareholder's OCA Common Stock if the Merger is completed and (2) whose shares of OCA Common Stock are not voted in favor of the Merger has or may have the right to demand in writing from OCA, within twenty (20) days after the date of mailing to such Shareholder of notice in writing that the Merger has become effective, payment for such Shareholder's shares of OCA Common Stock and an appraisal of the value thereof. OCA and any such Shareholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 88-98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

         Your vote is very important regardless of how many shares of OCA Common Stock you own. Regardless of whether you plan to attend the Special Meeting, you are requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. If you are present at the Special Meeting or any adjournments or postponements thereof, you may revoke your Proxy and vote personally on the matters properly brought before the Special Meeting.

                                  By Order of the Board of Directors



                                  Robert DeN. Cope, Assistant Clerk

August 9, 1996

      PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE

              PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME

SUBJECT TO COMPLETION - DATED AUGUST 16, 1996


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           PROXY STATEMENT/PROSPECTUS
                               ------------------

                                 PROXY STATEMENT

                         Optical Corporation of America
                                 170 Locke Drive
                              Marlborough, MA 01752
                                 (508) 481-9860

                               ------------------

                                   PROSPECTUS

                        Optical Coating Laboratory, Inc.
                             2789 Northpoint Parkway
                            Santa Rosa, CA 95407-7397
                                 (707) 545-6440

                        1,930,869 Shares of Common Stock,
                                 $.01 par value
                               ------------------

         This Proxy Statement/Prospectus is being furnished to Shareholders of Optical Corporation of America, a Massachusetts corporation ("OCA"), in connection with the proposed merger (the "Merger") of OCA Acquisition Corp., a Delaware corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI"), with and into OCA, pursuant to an Agreement and Plan of Merger by and among OCLI, Acquisition Corp. and OCA dated June 28, 1996 (the "Merger Agreement").

         See "THE MERGER" for a description of the terms and conditions of the Merger.

All information in this Proxy Statement/Prospectus concerning OCLI and Acquisition Corp. has been supplied by OCLI. All information contained in this Proxy Statement/Prospectus concerning OCA has been supplied by OCA.

                              -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement/Prospectus was first furnished to Shareholders of OCA on or about August 9, 1996.

                                TABLE OF CONTENTS


                                                                     Page Number

AVAILABLE INFORMATION ............................................        1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..................      2-3

SUMMARY
The Special Meeting ..............................................      4-5
The Merger .......................................................      5-7

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Rights of Dissenting Shareholders ................................        8
Business of OCLI and Acquisition Corp. ...........................      8-9
Business of OCA ..................................................        9
Market Prices ....................................................        9
Ownership of Securities ..........................................     9-10
Resale of OCLI Common Stock
     Received in the Merger; Affiliates ..........................       10
Accounting Treatment; Regulatory Approvals .......................       11
Certain Federal Income Tax Consequences ..........................    11-12
OCLI Selected Financial Data .....................................    13-14
OCA Selected Financial Data ......................................       15
Unaudited Pro Forma Combined Selected
     Financial Data ..............................................    16-31

SPECIAL MEETING
General ..........................................................       32
Purposes; Recommendation of the OCA Board of
     Directors and Management ....................................       32
Record Date ......................................................    32-33
Votes Required ...................................................       33
Voting and Revocation of Proxies .................................       34
Solicitation of Proxies ..........................................       34
Dissenters' Rights ...............................................    34-35

THE MERGER
Background of the Merger and Related Matters .....................    35-37
OCLI's Reasons for the Merger ....................................    37-38
OCA's Reasons for the Merger .....................................    38-39
Structure and Terms of the Merger ................................    39-40
Assumption of OCA Stock Options ..................................       40
Indemnification of OCLI; Escrow ..................................    41-42
Procedure for Exchange of Shares;
     Fractional Shares ...........................................    42-43
Management and Operations of OCA
     After the Merger ............................................       43

                                                                     Page Number

Effective Date ....................................................    43-44
Conditions to Consummation of the Merger ..........................    44-45
Conduct of OCA's Business Pending the Merger ......................    45-46
Accounting Treatment ..............................................    46-47
Regulatory Approvals ..............................................       47
Resale of OCLI Common Stock Received
     in the Merger; Affiliates ....................................    47-48
Termination, Amendments and Expenses ..............................       48
Certain Effects of the Merger .....................................    48-49
Interests of Certain Persons in the Merger ........................    49-50
Certain Employee Benefits Matters .................................       50

RIGHTS OF DISSENTING SHAREHOLDERS .................................    50-51

COMPARISON OF RIGHTS OF HOLDERS OF OCLI
COMMON STOCK AND OCA COMMON STOCK .................................       51
Amendment of Charter and By-Laws ..................................       52
Certain Actions Requiring  Supermajority  Votes ...................    52-53
Board of Directors ................................................       53
Removal of Directors ..............................................       54
Special Meeting of Stockholders ...................................       54
Actions by Stockholders  Without a Meeting ........................    55-56
Cumulative  Voting ................................................       56
Vote Required for Certain Mergers and Consolidations ..............    56-57
Class Vote for Certain  Reorganizations ...........................       57
Dissenters' Rights ................................................    57-58
Anti-Takeover Statutes ............................................    58-60
Stockholder Rights Plan ...........................................    60-61
Preemptive  Rights ................................................       61
Dividends .........................................................       61
Limitation on Directors' Liability;  Indemnification ..............    62-64
Loans to Officers and Employees ...................................       64
Voting by Ballot ..................................................       65
Inspection of Shareholder Lists ...................................       65

DESCRIPTION OF OCLI'S CAPITAL STOCK ...............................       65
Common Stock ......................................................    65-66
Preferred Stock ...................................................    66-67
Stockholder Rights Plan ...........................................       67

RELATIONSHIP AND TRANSACTIONS BETWEEN OCLI AND OCA ................    67-68

                                                                     Page Number

BUSINESS OF OCA
General ............................................................       68
Products and Services ..............................................    68-71
Research and Development ...........................................       71
Manufacturing ......................................................       71
Sales, Marketing and Customer Support ..............................       72
Patents and Intellectual Property ..................................       72
Changes In and Disagreements with Accountants ......................       72

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF OCA ..................................................    72-77

OCLI AND OCA MANAGEMENTS
Executive Officers and Directors of OCA ............................       78
     OCLI Executive Officers and Directors
     and Executive Compensation ....................................       78

OWNERSHIP OF OCA COMMON STOCK AND OCLI COMMON STOCK
Ownership of OCA Common Stock ......................................    78-80
Ownership of OCLI Common Stock .....................................       80

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .....................    80-81

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ............................    81-82

EXPERTS ............................................................       83

LEGAL OPINIONS .....................................................       83

                                                                     Page Number

OTHER MATTERS ..................................................          84

OCA CONSOLIDATED FINANCIAL STATEMENTS WITH
ACCOUNTANTS' REPORT THEREON ....................................      85-107


APPENDIX I - Sections 85 to 98 of the
     Massachusetts Business Corporation Law ....................      A1-A7

APPENDIX II - FORM OF PROXY

                              AVAILABLE INFORMATION

         OCLI is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by OCLI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, OCLI's Common Stock is listed on the Nasdaq National Market System, and the reports, proxy statements and other information filed by OCLI with the Commission can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

         OCLI has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the OCLI Common Stock offered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus omits certain information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits filed as a part thereof for further information with respect to OCLI and the OCLI Common Stock offered hereby, and any statement herein concerning any exhibit is qualified in all respects by the provisions of such exhibit.

         No person is authorized to give any information or to make any representations, other than those contained in this Proxy Statement/Prospectus, in connection with the offering made hereby, and, if given or made, such information or representations must not be relied on as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of OCLI, Acquisition Corp. or OCA since the date hereof.


         OCA is not subject to the informational requirements of the Exchange Act. Copies of OCA's Articles of Organization and By-Laws, each as amended, are available without charge, upon written or oral request, from Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752, Attention: Clerk; telephone: (508) 481-9860, facsimile: (508) 481-3559. In order to ensure timely delivery of the documents requested, any such request should be made by August 26, 1996.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         This Proxy Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to OCLI, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Optical Coating Laboratory, Inc., 2789 Northpoint Parkway, Santa Rosa California, 95407-7397,
Attention: Joseph C. Zils, Esq., Secretary; telephone: (707) 525-7030, facsimile: (707) 525-6840. In order to ensure timely delivery of the documents requested, any such request should be made by August 16, 1996.

         The following documents previously filed by OCLI with the Commission are incorporated in this Proxy Statement/Prospectus by reference:

         (1) OCLI's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

         (2) OCLI's Quarterly Report on Form 10-Q for the fiscal quarter ended January 28, 1996.

         (3) OCLI's Quarterly Report on Form 10-Q for the fiscal quarter ended April 28, 1996.

         (4) OCLI's Form 8-K dated May 8, 1995 regarding the Acquisition of a Controlling Interest in Flex Products, Inc.

         All reports and other documents subsequently filed by OCLI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting of Shareholders of OCA shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement/Prospectus.

         This Proxy Statement, which is being furnished to the Shareholders of OCA, also constitutes the Prospectus of OCLI for the issuance of OCLI Common Stock. Each person who controls or who is under common control with OCA at the time the Merger is submitted for a vote of the OCA Shareholders may, in connection with any distribution of the OCLI Common Stock received in the Merger, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, unless such stock is sold pursuant to paragraph (d) of Rule 145 promulgated under such Act, pursuant to an effective registration statement filed under such Act with respect to such sales or pursuant to another applicable exemption therefrom. This Proxy Statement/Prospectus does not cover any resales of the OCLI Common Stock received by such OCA Shareholders upon consummation of the Merger, and no person is authorized to make any use of the Proxy Statement/Prospectus in connection with any such resale. See "THE MERGER
- -- Resale of OCLI Common Stock Received in the Merger; Affiliates."

                                     SUMMARY

         The following is a summary of certain information contained in this Proxy Statement/Prospectus concerning the proposed merger (the "Merger") of OCA Acquisition Corp., a Delaware corporation ("Acquisition Corp.") which is a wholly-owned subsidiary of Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI"), with and into Optical Corporation of America, a Massachusetts corporation ("OCA"). Acquisition Corp. has been formed specifically for the purpose of carrying out the Merger. It is anticipated that the Merger will be consummated on or about September 10, 1996 (the "Effective Date"). This summary should be read in conjunction with, and is qualified in its entirety by reference to, the full text of this Proxy Statement/Prospectus, including the exhibits hereto. Each Shareholder is, therefore, urged to read the entire Proxy Statement/Prospectus with care.

The Special Meeting

         The Special Meeting. A Special Meeting of Shareholders of OCA will be held on September 10, 1996, at 10:00 a.m. at the corporate offices of Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752 (the "Special Meeting"). Shareholders of record at the close of business on August 9, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. The date of the mailing of this Proxy Statement/Prospectus to Shareholders of OCA will be on or about August 9, 1996. At the close of business on the Record Date, there were outstanding and entitled to vote 794,577 shares of common stock, $.01 par value, of OCA (the "OCA Common Stock"), all of which are expected to be outstanding and entitled to vote on the date of the Special Meeting. See "NOTICE OF SPECIAL MEETING -- Ownership of OCLI Common Stock and OCA Common Stock."

         The purpose of the Special Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger dated June 28, 1996 (the "Merger Agreement"), entered into by and among OCLI, Acquisition Corp. and OCA, pursuant to which Acquisition Corp. will merge with and into OCA, and OCLI will become the owner of all the issued and outstanding shares of OCA Common Stock (see "THE MERGER"). The Merger Agreement (including the principal exhibits thereto) are available without charge, upon written or oral request, from Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752, Attention: Clerk; telephone: (508) 481-9860, facsimile: (508) 481-3559. In order to ensure timely delivery of the documents requested, any such request should be made by August 16, 1996.

         Required  Vote.   Approval  of  the  Merger   Agreement   requires  the
affirmative vote of the holders of two-thirds of the outstanding shares of OCA Common Stock.

The Merger

         Effective Date. The Merger shall become effective upon the later of the date of filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 252 of the Delaware General Corporation Law and the date of filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to Section 79 of the Massachusetts Business Corporation Law (the "Effective Date"). It is anticipated that the Effective Date will be on or about September 10, 1996.

         Exchange of Shares; Fractional Shares. Upon consummation of the Merger, each outstanding share of OCA Common Stock (other than shares held in OCA's treasury and shares with respect to which statutory dissenters' rights are perfected) will be converted into the right to receive 2.042 shares of OCLI Common Stock, $.01 par value (the "OCLI Common Stock"), and OCLI will become the owner of all of the issued and outstanding shares of OCA Common Stock. No fractional shares of OCLI Common Stock will be issued in connection with the Merger. Any OCA Shareholder otherwise entitled to a fractional share of OCLI Common Stock as a result of the Merger shall receive cash in lieu thereof, without interest, in an amount determined by multiplying such OCA Shareholder's fractional interest by the closing price of OCLI Common Stock as reported on the Nasdaq National Market System on the Effective Date. See "THE MERGER -- Procedure For Exchange of Shares; Fractional Shares."

         Based on the number of outstanding shares of OCA Common Stock as of the Record Date, and on the assumption that (i) no OCA Shareholders exercise appraisal rights, (ii) no OCA Options are exercised prior to the Effective Date
(iii) OCA purchases, prior to the Effective Date, the 46,875 shares of OCA Common Stock held by The Perkin-Elmer Corporation ("Perkin-Elmer") in satisfaction of an obligation to Perkin-Elmer which has been outstanding since August 31, 1995, and (iv) OCA Warrants to purchase 86,000 shares of OCA Common Stock are exercised prior to the Effective Date as contemplated by the Merger Agreement approximately 1,702,419 shares of OCLI Common Stock will be issued to former OCA Shareholders upon the consummation of the Merger and an additional 132,731 shares of OCLI Common Stock will be reserved for issuance upon the exercise of the options and warrants to purchase OCA Common Stock outstanding as of the Effective Date (the "OCA Options" and the "OCA Warrants") assumed by OCLI. As a result, 11,430,548 shares of OCLI

Common Stock will then be outstanding, of which approximately 1,702,419 shares, representing approximately 14.9% of the total, will be held by former holders of OCA Common Stock.


         Assumption of OCA Stock Options and OCA Warrants. At or prior to the Effective Date, OCLI and OCA shall take all action necessary to cause the assumption by OCLI as of the Effective Date of the then outstanding OCA Options and OCA Warrants. Each of the OCA Options and the OCA Warrants shall be converted without any action on the part of the holder thereof into an option to purchase shares of OCLI Common Stock as of the Effective Date. As of the Record Date, 41,000 shares of OCA Common Stock were subject to outstanding OCA Options and 110,000 shares of OCA Common Stock were subject to outstanding OCA Warrants, which would be equivalent to a total of approximately 308,342 shares of OCLI Common Stock after conversion. See "THE MERGER -- Assumption of OCA Stock Options and OCA Warrants."


         Indemnification of OCLI; Escrow. Ten percent of the shares of OCLI Common Stock issued in the Merger will be placed in escrow (the "Escrowed Shares") and held pursuant to the Indemnification and Stock Escrow Agreement attached as Exhibit A to the Merger Agreement (the "Escrow Agreement"). The Escrowed Shares will be reserved to provide indemnification to OCLI against damages incurred as a result of misrepresentations, breaches of warranties and breaches of covenants contained in the Merger Agreement, the Escrow Agreement and the other agreements executed in connection therewith, and to satisfy claims of OCLI arising as a result of the Merger Agreement, the Escrow Agreement and such other agreements. See Article 3 of the Merger Agreement and Section 4 of the Escrow Agreement for a description of the representations, warranties and covenants that are covered by the Escrow Agreement. In the event OCLI has an appropriate claim for indemnification, shares of OCLI Common Stock will be returned to OCLI in satisfaction of the claim. However, OCLI will be entitled to indemnification only if and when the total of all Indemnifiable Amounts exceeds $250,000, at which point OCLI will be entitled to indemnification for all Indemnifiable Amounts, and not just those in excess of $250,000. The Escrow Agreement requires the Escrow Agent to deliver to the Shareholders the Escrowed Shares remaining in escrow after the date of the completion of the first audit of OCA covering a period ending after the Effective Date, except that if there is a claim by OCLI at or prior to such date, the Escrow Agent will retain Escrowed Shares in an amount sufficient to cover such claims until they are resolved. See "THE MERGER -- Indemnification of OCLI; Escrow."

         Conditions to the Merger. The consummation of the Merger is conditioned upon, among other things, (i) approval of the Merger and the adoption of the Merger Agreement by OCA Shareholders, (ii) the holders of not more than 10% of the shares of OCA Common Stock having demanded their right to an appraisal of their OCA Common Stock, and (iii) the representations and warranties of each party to the Merger Agreement being true and correct as of the Effective Date and the satisfaction of certain other conditions. The Merger Agreement may be terminated by the mutual consent of the Boards of Directors of OCLI and OCA. If the Merger is not consummated, OCA intends to operate in substantially the same manner as it has in the past. Any of the conditions to the Merger may be waived at any time prior to the Merger by the party or parties to the Merger Agreement benefiting from such conditions. However, no assurance can be given that any of such parties will determine to waive any unfulfilled conditions. See "THE MERGER
- -- Conditions to Consummation of the Merger."

         Certain Effects of the Merger. If the Merger is consummated, the holders of OCA Common Stock (other than holders of shares with respect to which dissenters' rights are perfected) will exchange their shares of stock for OCLI Common Stock. The rights of OCA Shareholders, which are presently governed by Massachusetts law and by the Articles of Organization and the By-Laws of OCA, each as amended, will be governed by Delaware law and the Amended and Restated Certificate of Incorporation and By-Laws of OCLI. Certain differences in the rights of OCA Shareholders will arise as a result of this change in governing law as well as from distinctions between the Articles of Organization and By-Laws of OCA, as amended, and the Amended and Restated Certificate of Incorporation and By-Laws of OCLI. See "THE MERGER -- Certain Effects Of The Merger" and "Comparison of Rights of Holders of OCLI Common Stock and OCA Common Stock."

         Interests of Certain Persons in the Merger. Upon consummation of the Merger, all members of OCA's Board of Directors will resign, and OCLI intends to name Herbert M. Dwight, Jr., Donald A. Johnson and Joseph C. Zils to OCA's Board. OCLI expects Mr. Dwight, who is Chairman and President of OCLI, to serve as Chairman of OCA's Board. OCLI currently intends that certain of the existing officers of OCA will retain their offices after the Effective Date, but may appoint additional officers of OCA. See "THE MERGER -- Interests of Certain Persons in the Merger," and "OCLI AND OCA MANAGEMENTS -- Executive Officers and Directors of OCA."

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Rights of Dissenting Shareholders

         Under Massachusetts law, Shareholders who have not voted for the Merger Agreement (collectively, "Dissenting Shareholders"), may, under varying circumstances, receive cash in the amount of the fair market value (as determined by agreement with OCA or by a court decision) of their shares in lieu of the shares of OCLI Common Stock they would otherwise receive in the Merger. Such Dissenting Shareholders must (i) deliver to OCA, before the vote on the Merger Agreement is taken at the Special Meeting, written notice of such Dissenting Shareholders' intent to demand payment for their shares of OCA Common Stock and (ii) not vote such shares of OCA Common Stock in favor of the Merger Agreement. Dissenting Shareholders must also comply with the other requirements of Sections 86 to 98 of the Massachusetts Business Corporation Law, the full text of which is attached to this Proxy Statement/Prospectus as APPENDIX I. Any deviation from or failure to comply with all such requirements may result in the forfeiture of the rights of Dissenting Shareholders. See "RIGHTS OF DISSENTING SHAREHOLDERS."

Business of OCLI and Acquisition Corp.

         Optical Coating Laboratory, Inc. (OCLI) designs, develops and manufactures multi-layer thin film coatings which control and enhance light by altering the transmission, reflection and absorption of its various wavelengths to achieve a desired effect, such as anti-reflection, anti-glare, electromagnetic shielding, electrical conductivity and abrasion resistance. OCLI markets and distributes components to OEMs of optical and electro-optical systems. OCLI sells its Glare/Guard(R) brand ergonomic computer display products through resellers and officer retailers. OCLI is headquartered in Santa Rosa, California and has manufacturing facilities in Santa Rosa, Hillend, Scotland and Goslar, Germany.

         Acquisition Corp. was formed specifically for the purpose of effecting the transactions contemplated by the Merger Agreement. It is not anticipated that, prior to the Merger, Acquisition Corp. will have any significant assets or liabilities other than its rights and obligations under the Merger Agreement or that Acquisition Corp. will engage in any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement.

         The principal executive offices of OCLI and Acquisition Corp. are located at 2789 Northpoint Parkway, Santa Rosa, California 95407-7397 (telephone number: (707) 545-

6440). See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Business of OCA

         OCA develops, manufactures and markets optical and electro-optical products, components and subsystems for a wide range of applications in the medical, telecommunications, industrial, scientific, aerospace and defense industries.

         The principal executive offices of OCA are located at 170 Locke Drive, Marlborough, Massachusetts 01752 (telephone number: 508-481-9860). OCA has manufacturing facilities in Marlborough, Massachusetts and Garden Grove, California. See "BUSINESS OF OCA" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Market Prices

         The high, low and closing prices of OCLI's Common Stock on the Nasdaq National Market System on June 28, 1996, the last business day preceding the public announcement of the proposed Merger, were $18.00, $16.875 and $18.00, respectively. The high, low and closing prices of OCLI's Common Stock on the NASDAQ National Market System on August 6, 1996 were $14.875, $14.325 and $14.75, respectively. Shareholders of OCA are urged to obtain current quotations for the OCLI Common Stock.

         The OCA Common Stock is not currently, and has never previously been, traded on any established public market. Price quotations for OCA Common Stock are, therefore, not available.

         As of the Record Date, there were 1,029 record holders of OCLI Common Stock and 49 record holders of OCA Common Stock.

Ownership of Securities

         At the Record Date, there were a total of 794,577 shares of OCA Common Stock outstanding all of which are expected to be outstanding and entitled to vote on the date of the Special Meeting. Accordingly, the Merger will be approved if 529,718 shares of OCA Common Stock are voted in favor of the Merger. As of the Record Date, OCA's directors, officers, their respective affiliates and family members held, directly or indirectly, 529,793 shares of

OCA Common Stock, or approximately 66.7% of the shares of OCA Common Stock outstanding as of such date. See "THE MERGER -- Interests of Certain Persons in the Merger" and "OWNERSHIP OF OCA COMMON STOCK AND OCLI COMMON STOCK."

         At the date hereof, approximately 2.08% of the shares of outstanding OCLI Common Stock entitled to vote are held by directors and executive officers of OCLI and their affiliates. The vote of stockholders of OCLI is not required to approve the Merger Agreement or to consummate the Merger. See "SPECIAL MEETING -- Voting and Revocation of Proxies."

Resale of OCLI Common Stock Received in the Merger; Affiliates

         Certain officers, directors and principal Shareholders of OCA have agreed that, until such time as financial results covering at least thirty days of combined operations of OCA and OCLI have been published by OCLI, they will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of any shares of OCLI Common Stock received by them pursuant to the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor. See "THE MERGER -- Resale Of OCLI Common Stock Received In The Merger; Affiliates."

         The Registration Statement and this Proxy Statement/Prospectus do not relate to or cover the resale after the Effective Date of shares of OCLI Common Stock issued to certain Shareholders of OCA in the Merger who may be deemed to be "affiliates" of OCA and thus "underwriters" within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. Such securities may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act or pursuant to another applicable exemption therefrom. For this purpose, the term "affiliate" means any person who, directly, or indirectly through one or more intermediaries, possesses the power to direct or cause the direction of the management and policies of OCA, whether through the ownership of OCA Common Stock, by contract, or otherwise.

Accounting Treatment; Regulatory Approvals

         The Merger is expected to meet all of the conditions for pooling-of-interests accounting. It is a condition to the obligation of OCLI to consummate the Merger that OCLI shall have received an opinion from Deloitte & Touche LLP, OCA's independent accountants, to the effect that Deloitte & Touche LLP, based on certain material representations provided by OCLI and OCA is not aware of any fact concerning OCA that would preclude OCLI from accounting for the Merger as a pooling-of-interests.

         The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "Antitrust Improvements Act"), which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and certain waiting period requirements have been satisfied. OCLI and OCA have filed the required information and material with the Antitrust Division and the FTC, but, as of the date of this Proxy Statement/Prospectus, the applicable waiting period has not yet expired. There can be no assurance that the waiting period will expire without a challenge to the Merger from the Antitrust Division or the FTC. Termination of the waiting period does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that any such challenge, if made, would not be successful; however, neither OCLI nor OCA believes that the Merger will violate the antitrust laws. Any such action taken or threatened prior to the consummation of the Merger could relieve OCLI or OCA of their respective obligations to consummate the Merger. See "THE MERGER
- --Regulatory Approvals."

         Except for the Antitrust Improvements Act filings, and filings with the Secretary of State of the State of Delaware and Commonwealth of Massachusetts, no federal or state regulatory approvals are required in order to consummate the Merger.

Certain Federal Income Tax Consequences

         The Merger is  intended to qualify as a tax-free  reorganization  under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither OCA nor OCLI intends to request a ruling from the Internal Revenue Service with respect to the Merger. Assuming that the Merger is a tax-free reorganization, (i) no gain or loss will be recognized by OCLI or OCA and (ii) no gain or loss will be recognized by Shareholders of OCA other than Shareholders perfecting statutory dissenters' rights or in connection with the cash settlement of fractional shares. If the Merger fails to qualify as a reorganization under Section 368(a) of the Code, on the Effective Date each shareholder of OCA will recognize gain or loss on the exchange of his OCA Common Stock for OCLI Common Stock. Holders of OCA Common Stock are urged to consult with their tax advisers to determine the particular tax consequences of the Merger to them.

Optical Coating Laboratory, Inc. Selected Financial Information


         The selected financial information presented below as of and for the five years ended October 31, 1995 has been derived from OCLI's Consolidated
Financial Statements, which have been audited by Deloitte & Touche LLP, independent public accountants. This information should be read in conjunction with OCLI's Consolidated Financial Statements and related notes. The selected financial information for the six-month periods ended April 30, 1995 and April
28, 1996 has not been audited but, in the opinion of OCLI, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six-month period ended April 28, 1996 are not necessarily indicative of results for the entire year.



                                                                        (In Thousands, Except Per Share Amounts)
                                                                                                               Six Months Ended
                                                               Year Ended October 31,                        April 30,  April 28,
                                            -----------------------------------------------------------    ------------------------
Statements of Operations Data                 1991         1992         1993         1994         1995          1995        1996
                                              ----         ----         ----         ----         ----          ----        ----
Revenue .................................   $ 103,711    $ 115,016    $ 123,013    $ 131,780    $ 169,417    $  77,480    $  92,362
Cost of sales ...........................      63,640       69,958       81,885       84,001      106,009       47,275       60,147
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Gross Profit ........................      40,071       45,058       41,128       47,779       63,408       30,205       32,215
Operating expenses:
    Research and development ............       7,691        8,178        5,926        5,229        8,401        3,019        5,010
    Selling and administrative ..........      26,974       26,532       30,153       31,341       37,462       18,634       19,201
    Restructuring charges ...............       2,742        9,746
    Amortization of intangibles .........         446          648          975          475          565
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total operating expense ............      37,407       34,710       46,271       37,218       46,838       22,128       24,776
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Income (loss) from operations .......       2,664       10,348       (5,143)      10,561       16,570        8,077        7,439

Other income (expense):
    Interest income .....................         529          295          130          338          667          422          139
    Interest expense ....................      (2,014)      (2,223)      (2,998)      (3,215)      (3,547)      (1,911)      (1,723)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Insurance recovery ......................         364        1,180
                                            ---------    ---------
      Income before provision for
        income taxes and minority
        interest and cumulative effect
        of accounting changes ...........       1,543        9,600       (8,011)       7,684       13,690        6,588        5,855
Provision for income taxes ..............          13        3,573       (2,274)       3,080        5,483        2,766        2,459
Minority interest .......................        --           --           --           --            816         --            585
Cumulative effect of accounting
  changes ...............................        (829)         510
         Net income (loss) ..............         701        6,537       (5,737)       4,604        7,391        3,822        2,811
Dividend on convertible
    redeemable preferred stock ..........        (300)        --           --           --           (462)        --           (480)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) applicable to
  common  stock .........................   $     401    $   6,537    $  (5,737)   $   4,604    $   6,929    $   3,822    $   2,331
                                            =========    =========    =========    =========    =========    =========    =========
Net income (loss) per share .............   $     .05    $     .75    $    (.65)   $     .51    $     .73    $     .41    $     .23
                                            =========    =========    =========    =========    =========    =========    =========
Weighted average number of
  common equivalent shares ..............       7,455        8,636        8,795        9,023        9,510        9,103       10,139
                                            =========    =========    =========    =========    =========    =========    =========


                                                                                                                       As of
                                                                           As of October 31,                    April 30, April 28,
                                                    ---------------------------------------------------------  ---------------------
Balance Sheet Data                                    1991        1992         1993       1994        1995        1995        1996

Total Current Assets ...........................    $ 38,249    $ 47,539    $ 41,353    $ 57,710    $ 61,194    $ 53,783    $ 62,724
Other Assets and Investments ...................    $    974    $    896    $  8,949    $  9,159    $ 17,029    $ 10,937    $ 16,062
Property, Plant and Equipment, Net .............    $ 45,196    $ 42,878    $ 48,924    $ 52,010    $ 91,611    $ 61,667    $ 95,969
Total Assets ...................................    $ 84,419    $ 91,313    $ 99,226    $118,879    $169,834    $126,387    $174,755
Total Current Liabilities ......................    $ 16,336    $ 20,140    $ 25,102    $ 29,018    $ 33,179    $ 33,648    $ 33,041

Long Term Debt .................................    $ 20,935    $ 14,900    $ 23,110    $ 35,441    $ 47,267    $ 34,441    $ 49,117
Common Stockholders' Equity ....................    $ 43,112    $ 52,254    $ 47,135    $ 52,037    $ 62,537    $ 56,261    $ 64,130


                                       14


Optical Corporation of America Selected Financial Information

         The selected financial information presented below as of and for the five years ended June 30, 1995 has been derived from OCA's Consolidated
Financial Statements, which have been audited by Deloitte & Touche LLP, independent public accountants. The selected financial information for the nine-month periods ended March 31, 1995 and March 31, 1996 have not been audited but, in the opinion of the management of OCA, includes all adjustments
(consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine-month period ended March 31, 1996 are not necessarily indicative of results for the entire year.

                                                                                                               Nine Months Ended
                                                                    Year Ended June 30,                             March 31,
                                              ------------------------------------------------------------   -----------------------
                                                1991         1992        1993         1994         1995         1995         1996
                                                ----         ----        ----         ----         ----         ----         ----

Statements of Operations Data


Revenue .................................    $ 27,650     $ 29,689     $ 27,397     $ 25,174     $ 26,537     $ 19,735     $ 21,600
Cost of sales ...........................      20,195       21,998       22,048       19,237       19,905       14,880       15,644
                                             --------     --------     --------     --------     --------     --------     --------
    Gross Profit ........................       7,455        7,691        5,349        5,937        6,632        4,855        5,956
Operating expenses:
    Research and development ............         595          614          491           99          568          335        1,167
    Selling and administrative ..........       4,956        5,130        5,895        5,215        4,814        3,514        3,758
    Restructuring charges ...............        --           --          1,241         --           --           --           --
                                             --------     --------     --------     --------     --------     --------     --------
      Total operating expense ...........       5,551        5,744        7,627        5,314        5,382        3,849        4,925
                                             --------     --------     --------     --------     --------     --------     --------
    Income (loss) from operations .......       1,904        1,947       (2,279)         623        1,250        1,006        1,031
                                             --------     --------     --------     --------     --------     --------     --------
Other income (expense):
    Interest expense ....................        (989)      (1,245)        (679)        (764)        (734)        (551)        (627)
                                             --------     --------     --------     --------     --------     --------     --------
      Income before provision (benefit)
        for income taxes and minority
        interest ........................         915          702       (2,957)        (141)         516          455          404
Provision (benefit) for income taxes ....         240          285         (372)           6            8           20           20
                                             --------     --------     --------     --------     --------     --------     --------
         Net income (loss) ..............    $    675     $    417     $ (2,585)    $   (147)    $    508     $    435     $    384
                                             ========     ========     ========     ========     ========     ========     ========




                                                                                                                        As of
                                                                       As of June 30,                                 March 31,
                                               -----------------------------------------------------------      --------------------
Balance Sheet Data                               1991        1992          1993        1994         1995         1995         1996
                                                 ----        ----          ----        ----         ----         ----         ----

Total Current Assets ....................      $ 9,516      $10,436      $10,332      $11,156      $ 9,555      $ 8,302      $ 9,575
Other Assets and Investments ............      $   138      $    70      $    32      $    79      $    49      $    54      $    41
Property, Plant and Equipment, Net ......      $ 3,680      $ 4,358      $ 4,463      $ 4,134      $ 4,298      $ 4,162      $ 5,694
Total Assets ............................      $13,333      $14,865      $14,827      $15,369      $13,902      $12,517      $15,310
Total Current Liabilities ...............      $ 5,950      $ 6,303      $ 7,973      $ 7,696      $ 6,523      $ 5,426      $ 7,514
Stockholders' Equity ....................      $ 3,693      $ 4,787      $ 2,167      $ 1,922      $ 2,333      $ 2,309      $ 2,845
Long Term Debt ..........................      $ 3,238      $ 3,148      $ 4,031      $ 4,997      $ 4,196      $ 3,981      $ 4,094
Redeemable Common Stock .................      $   462      $   559      $   656      $   753      $   850      $   850      $   857


Unaudited Pro Forma Combined Selected Financial Data

         The following tables present selected historical consolidated financial data and pro forma combined financial information for OCLI and OCA and selected per share data for OCLI Common Stock on a historical and pro forma combined basis giving effect to the acquisition of 100% of the OCA shares by OCLI on a pooling-of-interests accounting basis. The information is derived from the consolidated historical financial statements of OCLI and OCA, including the related notes thereto, appearing elsewhere or incorporated by reference herein. The pro forma statement of income data for each period gives effect to the Merger as if it had occurred at the beginning of such period, and the pro forma balance sheet data gives effect to the Merger as if it had occurred on the balance sheet date. The pro forma combined information has been prepared on the assumption that the Merger will be accounted for on a pooling-of-interests basis. Due to differences in reporting periods, OCA's results for the three months ended September 30, 1994 were not included in the pro forma combined statements of operations. For that three month period, OCA reported unaudited revenue of $7,171,000 and unaudited net income of $91,000.

         The pro forma combined information for OCLI, OCA and Flex Products, Inc. assumes that OCLI's acquisition of Flex Products, Inc., which took place in May 1995, took place at the beginning of OCLI's fiscal year 1994.

         Redeemable   common  stock   represents   amounts  payable  by  OCA  to
Perkin-Elmer upon surrender of 46,875 shares of OCA common stock. The pro forma data does not assume conversion of the Perkin-Elmer shares.

         The combined pro forma common and common equivalent shares, used in calculating pro forma earnings per share, is the combined weighted average of OCLI and OCA common and common equivalent shares assuming each share of OCA Common Stock is convertible into 2,042 shares of OCLI Common Stock.

         Historical book value per share for OCLI is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma shares of common stock outstanding at the end of the period after giving effect to the common shares added pursuant to the merger.


         These data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.


                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
             For The Years Ended October 31, 1993 and June 30, 1993
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                 OCLI               OCA
                                                               12 Months         12 Months
                                                                 Ended             Ended              Pro Forma           Pro Forma
                                                               10/31/93           6/30/93            Adjustments           Combined
                                                               --------           -------            -----------           --------

Revenue .............................................         $ 123,013          $  27,397               --               $ 150,410
Cost of sales .......................................            81,885             22,048               --                 103,933
                                                              ---------          ---------                                ---------
    Gross profit ....................................            41,128              5,349               --                  46,477

Operating expenses:
    Research and development ........................             5,926                491               --                   6,417
    Selling and administrative ......................            30,153              5,895               --                  36,048
    Restructuring charges ...........................             9,746              1,241               --                  10,987
    Amortization of intangible assets ...............               446                                  --                     446
                                                              ---------          ---------                                ---------
       Total operating expense ......................            46,271              7,627               --                  53,898
                                                              ---------          ---------                                ---------


              Loss from operations ..................            (5,143)            (2,278)              --                  (7,421)


Other income (expense):
    Interest income .................................               130               --                 --                     130
    Interest expense ................................            (2,998)              (679)              --                  (3,677)
                                                              ---------          ---------                                ---------


               Loss before provision for
                   income taxes and minority
                   interest .........................            (8,011)            (2,957)              --                 (10,968)

Provision for income taxes ..........................            (2,274)              (372)              (531)(B)            (3,177)

                                                              ---------          ---------             ------             ---------
         Net loss ...................................         $  (5,737)         $  (2,585)            $  531             $  (7,791)
                                                              =========          =========             ======             =========


Net loss per common and common
   equivalent share..................................         $   (0.65)                                                  $    (.75)
                                                              =========                                                   =========


Weighted average number of common equivalent
   shares............................................             8,795                                                      10,361
                                                              =========                                                   =========



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1994
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                    OCLI              OCA
                                                                  12 Months        12 Months
                                                                    Ended            Ended          Pro Forma        Pro Forma
                                                                  10/31/94          6/30/94        Adjustments        Combined
                                                                  --------          -------        -----------        ---------

Revenue .................................................        $ 131,780         $  25,174         $(514)           $ 156,440
Cost of sales ...........................................           84,001            19,237          (514)             102,724
                                                                 ---------         ---------         ------           ---------
    Gross profit ........................................           47,779             5,937           --                53,716

Operating expenses:
    Research and development ............................            5,229                99           --                 5,328
    Selling and administrative ..........................           31,341             5,215           --                36,556

    Amortization of intangible assets ...................              648                             --                   648
                                                                 ---------         ---------                          ---------
       Total operating expense ..........................           37,218             5,314           --                42,532
                                                                 ---------         ---------                          ---------

              Income from operations ....................           10,561               623           --                11,184

Other income (expense):
    Interest income .....................................              338              --             --                   338
    Interest expense ....................................           (3,215)             (764)          --                (3,979)
                                                                 ---------         ---------                          ---------


              Income before provision for
                  income taxes and minority
                  interest ..............................            7,684              (141)          --                 7,543


Provision for income taxes ..............................            3,080                 6            (10)(B)           3,076
                                                                 ---------         ---------         ------           ---------
         Net income (loss) ..............................        $   4,604         $    (147)        $  (10)          $   4,467
                                                                 =========         =========         ======           =========


Net income per common and common
   equivalent share......................................        $    0.51                                            $    0.42
                                                                 =========                                            =========


Weighted average number of common equivalent
    shares...............................................            9,023                                               10,707
                                                                 =========                                            =========


                Optical Coating Laboratory, Inc. and Subsidiaries

              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1993
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                         OCLI           OCA                      Pro Forma
                                                       12 Months     12 Months                   Combined
                                                         Ended         Ended      Pro Forma       OCLI &
                                                       10/31/93       6/30/93    Adjustments        OCA
                                                       --------       -------    -----------        ---

Revenue............................................   $123,013      $ 27,397          -         $150,410
Cost of sales......................................     81,885        22,048          -          103,933
                                                      --------      --------                    --------
    Gross profit...................................     41,128         5,349          -           46,477

Operating expenses:
    Research and development.......................      5,926           491          -            6,417
    Selling and administrative.....................     30,153         5,895          -           36,048
    Restructuring charges..........................      9,746         1,241          -           10,987
    Amortization of intangible assets..............        446                        -              446
                                                      --------      --------                    --------
       Total operating expense.....................     46,271         7,627          -           53,898
                                                      --------      --------                    --------

              Loss from operations.................     (5,143)       (2,278)         -           (7,421)

Other income (expense):
    Interest income................................        130             -          -              130
    Interest expense...............................     (2,998)         (679)         -           (3,677)
                                                      --------      --------                    --------
              Loss before provision for
                   income taxes and minority
                   interest........................     (8,011)       (2,957)         -          (10,968)

Provision for income taxes.........................     (2,274)         (372)      (531)(B)       (3,177)
                                                      --------      --------      -----         --------
         Net loss..................................   $ (5,737)     $ (2,585)     $ 531         $ (7,791)
                                                      ========      ========      =====         ========
Net loss per common and common
   equivalent share................................      (0.65)
                                                      ========                                  $   (.75)
                                                                                                ========
Weighted average number of common equivalent
   shares..........................................      8,795                                  $  10,361
                                                      ========                                  ========



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1994
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                     OCLI          OCA                      Pro Forma
                                                   12 Months    12 Months                   Combined
                                                     Ended        Ended        Pro Forma     OCLI &
                                                   10/31/94      6/30/94      Adjustments     OCA
                                                   --------      -------      -----------     ----

Revenue............................................ $131,780     $25,174        $(514)(A)   $156,440
Cost of sales......................................   84,001      19,237         (514)(A)    102,724
                                                    --------     -------        -----       --------
    Gross profit...................................   47,779       5,937            -         53,716

Operating expenses:
    Research and development.......................    5,229          99            -          5,328
    Selling and administrative.....................   31,341       5,215            -         36,556
    Amortization of intangible assets..............      648                        -            648
                                                    --------     -------                    --------
       Total operating expense.....................   37,218       5,314            -         42,532
                                                    --------     -------                    --------

              Income from operations...............   10,561         623            -         11,184

Other income (expense):
    Interest income................................      338           -            -            338
    Interest expense...............................   (3,215)       (764)           -         (3,979)
                                                    --------     -------                    --------

              Income before provision for
                  income taxes and minority
                  interest.........................    7,684        (141)           -          7,543

Provision for income taxes.........................
                                                       3,080           6        $ (10)(B)      3,076
                                                    --------     -------        -----       --------
         Net income (loss)......................... $  4,604     $  (147)          10        $ 4,467
                                                    ========     =======        =====       ========

Net income per common and common
   equivalent share................................ $   0.51                                    0.42
                                                    ========                                ========

Weighted average number of common equivalent
    shares.........................................    9,023                                  10,707
                                                    ========                                ========



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1994
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                        Pro Forma     Flex Products, Inc.                      Adjusted Pro
                                         Combined        12 Months                            Forma Combined
                                         OCLI and          Ended           Pro Forma          OCLI, OCA and
                                           OCA            12/31/94        Adjustments       Flex Products, Inc.
                                           ---            --------        -----------       -------------------

Revenue                                  $156,440         $23,624            $(1,116)(C)         $178,948
Cost of sales                             102,724          13,663                295(C),(D)       116,682
  Gross profit                             53,716           9,961             (1,411)              62,266

Operating expenses:
 Research and development                   5,328           3,342               (171)(C)            8,499
 Selling and administrative                36,556           2,831                                  39,387
 Amortization of intangible assets            648           1,322               (254)(E)            1,716
                                         --------         -------            -------             --------
     Total operating expense               42,532           7,495               (425)              49,602
                                         --------         -------            -------             --------
Income from operations                     11,184           2,466               (986)              12,664

Other income (expense):
  Interest income                             338               -                  -                  338
  Interest expense                         (3,979)           (908)               521(F)            (4,366)
                                         --------         -------            -------             --------

Income before provision for
  income taxes and minority
  interest                                  7,543           1,558               (465)               8,636

Provision for income taxes                  3,076         (4,897)              5,403(G)             3,582
Minority interest                               -               -                710(H)               710
                                         --------         -------            -------             --------
Net income                                  4,467           6,455             (6,578)               4,344

Dividend on convertible redeemable
  preferred stock                               -               -                960(I)               960
                                         --------         -------            -------             --------

Net income applicable to common
  stock                                   $ 4,467         $ 6,455            $(7,538)            $  3,384
                                         ========         =======            =======             ========

Net income per common and
  common equivalent share                 $  0.42                                                $   0.32
                                         ========                                                ========

Weighted average number of
 common equivalent shares                  10,707                                                  10,707
                                         ========                                                ========




                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1995
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                      OCLI          OCA                      Pro Forma
                                                    12 Months    12 Months                   Combined
                                                      Ended        Ended       Pro Forma      OCLI &
                                                    10/31/95      9/30/95     Adjustments       OCA
                                                    --------      -------     -----------       ----

Revenue............................................ $169,417     $27,599          (75)(A)   $196,941
Cost of sales......................................  106,009      20,791          (75)(A)    126,725
                                                    --------     -------        -----       --------
    Gross profit...................................   63,408       6,808            -         70,216

Operating expenses:
    Research and development.......................    8,401         772            -          9,173
    Selling and administrative.....................   37,462       4,719            -         42,181
    Amortization of intangible assets..............      975           -            -            975
                                                    --------     -------                    --------
       Total operating expense.....................   46,838       5,491            -         52,329
                                                    --------     -------                    --------

                 Income from operations............   16,570       1,317            -         17,887

Other income (expense):
    Interest income................................      667           4            -            671
    Interest expense...............................   (3,547)       (716)           -         (4,263)
                                                    --------     -------                    --------

                 Income before provision for
                     income taxes and minority
                     interest......................   13,690         605            -         14,295

Provision for income taxes.........................    5,483          12          219(B)       5,714
Minority interest..................................      816           -            -            816
                                                    --------     -------        -----       --------
         Net income................................    7,391         593         (219)         7,765

Dividend on convertible
    redeemable preferred stock.....................      462           -            -            462
                                                    --------     -------        -----       --------

          Net income applicable to common stock.... $  6,929     $   593        $(219)      $  7,303
                                                    ========     =======        =====       ========

Net income per common and common
    equivalent share............................... $   0.73                                    0.65
                                                    ========                                ========

Weighted average number of common equivalent
     shares........................................    9,510                                $ 11,212
                                                    ========                                ========



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                       For The Year Ended October 31, 1995
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                        Pro Forma    Flex Products, Inc.                         Adjusted Pro
                                         Combined        12 Months                              Forma Combined
                                         OCLI and          Ended              Pro Forma          OCLI, OCA and
                                           OCA            4/30/95            Adjustments      Flex Products, Inc.
                                           ---            -------            -----------      -------------------
Revenue                                  $196,941         $12,590              $(618)(C)          $208,913
Cost of sales                             126,725           7,302                  -(C),(D)        134,027
                                         --------         -------              -----              --------
  Gross profit                             70,216           5,288               (618)               74,886

Operating expenses:
 Research and development                   9,173           1,368               (114)(C)            10,427
 Selling and administrative                42,181           1,891                                   44,072
 Amortization of intangible assets            975             661               (572)(E)             1,064
                                         --------         -------              -----              --------
     Total operating expense               52,329           3,920               (686)               55,563
                                         --------         -------              -----              --------

Income from operations                     17,887           1,368                 68                19,323

Other income (expense):
  Interest income                             671              17                  -                   688
  Interest expense                         (4,263)           (496)               123(F)             (4,636)
                                         --------         -------              -----              --------

Income before provision for
  income taxes and minority
  interest                                 14,295             889                191                15,375

Provision for income taxes                  5,714             402                 26(G)              6,142
Minority interest                             816               -                195(H)              1,011
                                         --------         -------              -----              --------
Net income                                  7,765             487                (30)                8,222

Dividend on convertible redeemable
  preferred stock                             462               -                498(I)                960
                                         --------         -------              -----              --------

Net income applicable to common
  stock                                  $  7,303         $   487              $(528)(J)          $  7,262
                                         --------         -------              -----              --------

Net income per common and
  common equivalent share                $   0.65                                                 $   0.65
                                         --------                                                 --------

Weighted average number of
 common equivalent shares
                                           11,212                                                   11,212
                                         --------                                                 --------






                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                  For The Six Month Period Ended April 30, 1995
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                      OCLI         OCA                       Pro Forma
                                                    6 Months     6 Months                    Combined
                                                     Ended        Ended         Pro Forma     OCLI &
                                                    4/30/95      3/31/95       Adjustments     OCA
                                                    -------      -------       -----------     ---

Revenue............................................  $77,480     $13,627        $ (75)(A)    $91,032
Cost of sales......................................   47,275      10,315          (75)(A)     57,515
                                                     -------     -------        -----        -------
    Gross profit...................................   30,205       3,312            -         33,517

Operating expenses:
    Research and development.......................    3,019         198            -          3,217
    Selling and administrative.....................   18,634       2,399            -         21,033
    Amortization of intangible assets..............      475           -            -            475
                                                     -------     -------        -----        -------
       Total operating expense.....................   22,128       2,597            -         24,725
                                                     -------     -------        -----        -------

                 Income from operations............    8,077         715            -          8,792

Other income (expense):
    Interest income................................      422           -            -            422
    Interest expense...............................   (1,911)       (351)           -         (2,262)
                                                     -------     -------        -----        -------

                 Income before provision for
                     income taxes..................    6,588         364            -          6,952

Provision for income taxes.........................    2,766          20          101(B)       2,887
                                                     -------     -------        -----        -------
         Net income (loss).........................  $ 3,822     $   344        $(101)       $ 4,065
                                                     =======     =======        =====        =======

Net income per common and common
    equivalent share...............................  $  0.41                                 $  0.37
                                                     =======                                 =======

Weighted average number of common equivalent
     shares........................................    9,202                                  10,898
                                                     =======                                 =======



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                  For The Six Month Period Ended April 30, 1995
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                        Pro Forma     Flex Products, Inc.                        Adjusted Pro
                                         Combined        12 Months                             Forma Combined
                                         OCLI and          Ended             Pro Forma           OCLI, OCA and
                                           OCA            4/30/95           Adjustments       Flex Products, Inc.
                                           ---            -------           -----------       -------------------
Revenue                                   $91,032         $12,590              $(618)(C)          $103,004
Cost of sales                              57,515           7,302                  -(C),(D)         64,817
                                          -------         -------              -----              --------
  Gross profit                             33,517           5,288               (618)               38,187

Operating expenses:
 Research and development                   3,217           1,368               (114)(C)             4,471
 Selling and administrative                21,033           1,891                                   22,924
 Amortization of intangible assets            475             661               (572)(E)               564
                                          -------         -------              -----              --------
     Total operating expense               24,725           3,920               (686)               27,959
                                          -------         -------              -----              --------

Income from operations                      8,792           1,368                 68                10,228

Other income (expense):
  Interest income                             422              17                  -                   439
  Interest expense                         (2,262)           (496)               123(F)             (2,635)
                                          -------         -------              -----              --------

Income before provision for
  income taxes and minority
  interest                                  6,952             889                191                 8,032

Provision for income taxes                  2,887             402                 26(G)              3,315
Minority interest                               -               -                195(H)                195
                                          -------         -------              -----              --------
Net income                                  4,065             487                (30)                4,522

Dividend on convertible redeemable
  preferred stock                               -               -                498(I)                498
                                          -------         -------              -----              --------

Net income applicable to common
  stock                                   $ 4,065         $   487              $(528)(J)          $  4,024
                                          =======         =======              =====              ========

Net income per common and
  common equivalent share                 $  0.37                                                 $   0.37
                                          =======                                                 ========

Weighted average number of
 common equivalent shares                  10,898                                                   10,898
                                          =======                                                 ========



                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statement of Operations
                  For The Six Month Period Ended April 28, 1996
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                      OCLI         OCA                       Pro Forma
                                                    6 Months     6 Months                     Combined
                                                     Ended        Ended       Pro Forma        OCLI &
                                                    4/28/96      3/31/96     Adjustments         OCA
                                                    -------      -------     -----------         ---

Revenue............................................  $92,362     $14,430        $(312)(A)     $106,480
Cost of sales......................................   60,147      10,192         (312)(A)       70,027
                                                     -------     -------        -----         --------
    Gross profit...................................   32,215       4,238                        36,453

Operating expenses:
    Research and development.......................    5,010         906            -            5,916
    Selling and administrative.....................   19,201       2,663            -           21,864
    Restructuring charges..........................        -           -            -                -
    Amortization of intangible assets..............      565           -            -              565
                                                     -------     -------        -----         --------
       Total operating expense.....................   24,776       3,569            -           28,345
                                                     -------     -------        -----         --------

                 Income from operations............     7,439        669            -            8,108

Other income (expense):
    Interest income................................      139                        -              139
    Interest expense...............................   (1,723)       (445)           -           (2,168)
                                                     -------     -------        -----         --------

                 Income before provision for
                     income taxes and minority
                     interest......................    5,855         224            -            6,079

Provision for income taxes.........................    2,459          16           59(B)         2,534
Minority interest..................................      585           -            -              585
                                                     -------     -------        -----         --------
         Net income (loss).........................    2,811         208          (59)           2,960

Dividend on convertible
    redeemable preferred stock.....................      480           -            -              480
                                                     -------     -------        -----         --------

          Net income applicable to common stock....  $ 2,331     $   208        $ (59)        $  2,480
                                                     =======     =======        =====         ========

Net income per common and common
    equivalent share...............................  $  0.23                                  $   0.21
                                                     =======                                  ========

Weighted average number of common equivalent
     shares........................................   10,139                                    11,830
                                                     =======                                  ========


                Optical Coating Laboratory, Inc. and Subsidiaries
              Pro Forma Condensed Combined Statements of Operations
                             (Dollars in Thousands)
                                   (Unaudited)

Summary of pro forma adjustments - Dr(Cr):

 (A) Elimination - Intercompany Activity of OCLI and OCA

                                    12 Months Ended           6 Months Ended
                                 -----------------------    -------------------
                                 1993      1994     1995      1995          1996
                                 ----      ----     ----      ----          ----

     Revenue                             $  514    $  75    $   75          312
     Cost of Sales                       $ (514)   $ (75)   $  (75)        (312)

To eliminate intercompany revenue and cost of sales on product purchased and resold by OCLI and OCA.

 (B) Tax Provision Adjustment to Valuation Allowance Recorded by OCA

                                           12 Months Ended      6 Months Ended
                                     -------------------------- --------------
                                      1993     1994     1995    1995      1996
                                      ----     ----     ----    ----      ----

     Deferred Income Tax Asset       $ 531    $ (10)   $(219)   $(101)   $ (59)
     Provision for Income Taxes      $(531)   $  10    $ 219    $ 101    $  59

To record the tax provision adjustment to each period resulting from adjustments to the valuation allowance recorded by OCA.

(C)  Elimination-Intercompany Activity of OCLI and Flex Products, Inc.

                                    12 Months Ended            6 Months Ended
                               --------------------------     ----------------
                               1993    1994        1995         1995    1996
                               ----    ----        ----         ----    ----

     Revenue                     -    $ 1,116     $   618     $   618     -
     Cost of sales               -    $  (945)    $  (504)    $  (504)    -
     Research and Development    -    $  (171)    $  (114)    $  (114)    -

To eliminate intercompany royalty revenue and research and development expense between OCLI and Flex Products, Inc.

(D) Inventory and Fixed Assets Revaluation Increase to Cost of Sales of Flex Products, Inc.

                                    12 Months Ended           6 Months Ended
                              ---------------------------    ----------------
                              1993     1994        1995       1995     1996
                              ----     ----        ----       ----     ----

    Cost of sales               -    $ 1,240     $   504     $   504     -
    Inventory                   -    $  (495)    $  (131)    $  (131)    -
    Accumulated depreciation    -    $  (745)    $  (373)    $  (373)    -

To record the cost of sales increase resulting from increased inventory valuation and fixed asset step-up upon acquisition.

(E)  Amortization of Intangibles of Flex Products, Inc.

                                           12 Months Ended        6 Months Ended
                                       -----------------------    -------------
                                       1993    1994      1995      1995    1996
                                       ----    ----      ----      ----    ----

     Amortization of intangibles        -     $(254)     $(572)    $(572)    -
     Goodwill                           -     $ 254      $ 572     $ 572     -

To eliminate Flex Products, Inc. amortization of intangibles and record adjusted amortization amounts.

(F) Reclassify Minority Shareholder Interest and Record Additional Interest on Assumed Borrowings for Flex Products, Inc.

                                          12 Months Ended         6 Months Ended
                                     -------------------------  ----------------
                                     1993     1994      1995       1995     1996
                                     ----     ----      ----       ----     ----
     Interest expense                  -     $(521)     $(123)     $(123)    -
     Other accrued expenses            -     $ 521      $ 123      $ 123     -

To reclassify minority shareholder interest and record assumed interest on borrowings required in order to consummate the purchase of Flex Products, Inc.

(G)  Provision for Income Taxes

                                        12 Months Ended         6 Months Ended
                                   --------------------------   ---------------
                                   1993      1994       1995      1995   1996
                                   ----      ----       ----      ----   ----
     Income taxes payable           -      $(5,589)        -         -     -
     Provision for income taxes     -      $ 5,589         -         -     -
     Income taxes payable           -      $   186     $ (26)     $(26)    -
     Provision for income taxes     -      $  (186)    $  26      $ 26     -

To record the income tax effect of removal of Flex Products, Inc. valuation allowance and to record the tax effect of the pro forma adjustments.

(H)  Minority Interest in Flex Products, Inc.

                                               12 Months Ended    6 Months Ended
                                             -------------------  --------------
                                             1993   1994    1995    1995   1996
                                             ----   ----    ----    ----   ----

     Minority interest
       (income statement)                      -   $ 710    $ 195    $ 195   -
     Minority interest (balance sheet)         -   $(710)   $(195)   $(195)  -

To record minority interest in Flex Products, Inc. for the applicable periods.

(I)  Dividend on Preferred Stock

                                              12 Months Ended     6 Months Ended
                                            -------------------   --------------
                                            1993  1994     1995     1995   1996
                                            ----  ----     ----     ----   ----
     Dividend on convertible redeemable
       preferred stock                        -   $ 960    $ 498    $ 498    -
     Retained earnings                        -   $(960)   $(498)   $(498)   -

To record pro forma dividend on convertible redeemable preferred stock issued by OCLI pursuant to the acquisition of Flex Products, Inc.


                        Optical Coating Laboratory, Inc.
                   Pro Forma Condensed Combined Balance Sheet
                              As of April 28, 1996
                             (Dollars in Thousands)
                                   (Unaudited)


                                                                 OCLI        OCA                      Pro Forma
                                                                 As of      As of       Pro Forma      Combined
                                                                4/28/96    3/31/96     Adjustments    OCLI & OCA
                                                                -------    -------     -----------    ----------
ASSETS
Current Assets:
   Cash and short-term investments                             $  4,499    $   134          -        $  4,633
   Accounts receivable (net)                                     31,311      6,519          -          37,830
   Inventories                                                   18,294      2,856          -          21,150
   Current deferred income tax asset                              6,311          -        339(A)        6,650
   Prepaid expenses/other current assets                          2,309         66          -           2,375
                                                               --------    -------       ----        --------

      Total Current Assets                                       62,724      9,575        339          72,638

Other Assets and Investments                                     16,062         41          -          16,103

Property, Plant and Equipment:
   Property, plant and equipment                                174,872     11,430          -         186,302
   Less accumulated depreciation                                (78,903)    (5,736)         -         (84,639)
                                                               --------    -------       ----        --------

      Property, plant and equipment (net)                        95,969      5,694          -         101,663
                                                               --------    -------       ----        --------

    Total Assets                                               $174,755    $15,310       $339        $190,404
                                                               ========    =======       ====        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                            $ 10,931    $ 1,697          -        $ 12,628
   Accrued compensation expenses                                  5,528          -          -           5,528
   Other accrued expenses                                        10,140      1,942          -          12,082
   Notes payable                                                  2,321      2,550          -           4,871
   Current maturities on long-term debt                           3,412      1,325          -           4,737
   Deferred revenue                                                 709          -          -             709
                                                               --------    -------       ----        --------

      Total Current Liabilities                                  33,041      7,514                     40,555

Postretirement health and pension liabilities                     2,174          -          -           2,174
Deferred income tax liabilities                                   2,341          -          -           2,341
Long-term debt                                                   49,117      4,094          -          53,211
Minority interest                                                12,643          -          -          12,643
Convertible redeemable preferred stock                           11,309          -          -          11,309
Redeemable common stock                                                        857                        857
Common stockholders' equity                                      64,130      2,845        339(A)       67,314
                                                               --------    -------       ----        --------

    Total Liabilities and Stockholders' Equity                 $174,755    $15,310       $339        $190,404
                                                               ========    =======       ====        ========
    Book Value per Common Share                                $   6.69                              $   6.07
                                                               ========                              --------



                Optical Coating Laboratory, Inc. and Subsidiaries
                   Pro Forma Condensed Combined Balance Sheets
                             (Dollars in Thousands)
                                   (Unaudited)


Summary of pro forma adjustments - Dr(Cr):

 (A) Adjustment to Deferred Tax Valuation Allowance for OCA

                                                       OCLI as of
                                                         4/28/96
                                                         -------

     Deferred Tax Asset                                    339
     Common Stockholders' Equity                          (339)

Record adjustment to deferred tax asset resulting from adjustment to OCA valuation allowance.

                                 SPECIAL MEETING

General

         This Proxy Statement/Prospectus is being furnished to holders of OCA Common Stock in connection with the solicitation of proxies by the Board of Directors of OCA for use at the OCA Special Meeting, which will be held at OCA's corporate offices located at 170 Locke Drive, Marlborough, Massachusetts 01752, on September 10, 1996 beginning at 10:00 a.m. and at any adjournments or postponements thereof. This Proxy Statement/Prospectus is accompanied by a form of proxy for use at the Special Meeting.

         This Proxy Statement/Prospectus also constitutes the Prospectus of OCLI with respect to the shares of OCLI Common Stock to be issued pursuant to the Merger, which Prospectus is part of a Registration Statement on Form S-4 filed by OCLI with the Commission under the Securities Act of 1933, as amended (the "Securities Act").

         No vote by the stockholders of OCLI is required to consummate the Merger.

Purposes; Recommendation of the OCA Board of Directors and Management

         The purposes of the Special Meeting are (i) to consider and vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby and (ii) to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. The Board of Directors of OCA is not presently aware of any such other business.

         The management of OCA and OCA's Board of Directors have approved the Merger Agreement and the transactions contemplated thereby and believe the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of OCA and its Shareholders.

         THE MANAGEMENT AND BOARD OF DIRECTORS OF OCA RECOMMEND THAT OCA SHAREHOLDERS VOTE IN FAVOR OF THE ADOPTION AND APPROVAL OF THE
                               MERGER AGREEMENT.

Record Date

         Only holders of record of OCA Common Stock as of the close of business on August 9, 1996 are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the close of business on August 9, 1996, 794,577 shares of OCA Common Stock were outstanding, all of which are expected to be outstanding and entitled to vote as of the date of the Special Meeting. Each share of OCA Common Stock is entitled to one vote upon each matter properly submitted at the Special Meeting. See "THE MERGER -- Interests of Certain Persons in the Merger" and "OWNERSHIP OF OCA COMMON STOCK AND OCLI COMMON STOCK."

Votes Required

         Under Massachusetts law and pursuant to OCA's Articles of Organization and the OCA By-Laws, each as amended, the affirmative vote of the holders of two-thirds of the outstanding shares of OCA Common Stock is required to adopt and approve the Merger Agreement and the transactions contemplated thereby.

         The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger Agreement. Because the vote on the Merger Agreement requires the approval of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of OCA Common Stock, abstentions will have the same effect as a negative vote on these proposals.


         As of the Record Date, the directors and officers of OCA, together with their respective affiliates and family members, owned directly or indirectly an aggregate of 529,793 shares of OCA Common Stock, constituting approximately 66.7% of the then outstanding shares of OCA Common Stock expected to be entitled to vote at the Special Meeting. Each of the directors and officers of OCA has agreed with OCLI to vote his shares of OCA Common Stock in favor of the proposals to adopt and approve the Merger Agreement. The affirmative vote of these individuals, together with the affirmative vote of their respective family members, virtually ensures the adoption and approval of the Merger Agreement by the OCA Shareholders without regard to the votes of any other OCA Shareholders.

Voting and Revocation of Proxies

         Shares of OCA Common Stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of OCA Common Stock represented by such proxy will be voted FOR the proposal to adopt and approve the Merger Agreement. The Board of Directors of OCA is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Special Meeting by (i) filing with the Clerk of OCA a written notice of revocation bearing a later date than the proxy, (ii) duly executing a proxy relating to the same shares bearing a later date and delivering it to the Clerk of OCA or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752, attention: Clerk, and must be received before the taking of the vote at the Special Meeting.

Solicitation of Proxies

         Each of OCLI and OCA will bear its respective costs incurred in preparing this Proxy Statement/Prospectus (and the related Registration Statement) and the form of proxy, except that OCA will bear the costs of mailing proxy materials to OCA Shareholders in connection with the Special Meeting. In addition to solicitation by mail, directors, officers and employees of OCA, who will not be specifically compensated for such services, may solicit proxies from OCA Shareholders personally or by telephone, telecopy, telegram or other means of communication.

Dissenters' Rights

         Shareholders of OCA who do not vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby (collectively, "Dissenting Shareholders") have certain rights to demand payment for the "fair value" of their shares of OCA Common Stock if they timely provide a written notice of dissent prior to the Special Meeting and strictly comply with all other applicable requirements under Massachusetts law. Failure to take any of the steps required on a timely basis will result in the loss of dissenters' rights. Merely voting against or failing to vote for the Merger Agreement will not perfect a Dissenting Shareholder's dissenter's rights. The amount obtainable upon the valid exercise of dissenters' rights cannot be predicted. The procedures to be followed by Dissenting Shareholders are summarized in "RIGHTS OF DISSENTING SHAREHOLDERS," and a copy of the applicable provisions of the Massachusetts Business Corporation Law is attached as APPENDIX I to this Proxy Statement/Prospectus and incorporated herein by this reference.

             OCA SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                             WITH THEIR PROXY CARDS.

                                   THE MERGER

Background of the Merger and Related Matters


         OCLI and OCA have worked together on several projects over the past six years. Beginning in 1990, OCLI subcontracted with OCA for the coating of missile domes for the U.S Department of Defense. Under this arrangement, OCA fabricated the missile domes in its facilities in Garden Grove, California and sent them to OCLI to be coated at its facilities in Santa Rosa. Since the initial order, OCLI has received several follow-on orders from OCA for the coating of the missile domes, in addition to several other smaller coating subcontracts, for which OCLI has received orders worth approximately $657,000 since 1992, including approximately $40,000 of sales after the second quarter of 1996.

         Beginning in 1995, OCA subcontracted with OCLI for the supply of optical subassemblies and optical fabrication. In fiscal 1995 OCLI placed orders with OCA worth approximately $75,000 and orders year-to-date in fiscal 1996 are worth $407,000, including approximately $200,000 of open orders at the end of the second quarter of 1996.

         In addition to being both suppliers and customers to each other over the last several years, OCA and OCLI have both competed for optical filter business in the defense, aerospace, medical instrumentation and office automation market segments along with other companies including, but not limited to, Barr Associates, Optical Filter Corporation, Varo, and Deposition Sciences, Inc.

         In July of 1993, Frank Bufano, OCLI's Vice President and Director of Operations, visited OCA's facilities in Massachusetts and met with John Viggiano, OCA's Vice President and General Manager of East Coast operations, to review OCA's capabilities and to discuss a possible strategic alliance between the companies. Following Mr. Bufano's visit, Donald A. Johnson, CEO of OCA summarized those discussions in a letter to Herbert M. Dwight, Jr., OCLI's President and CEO, and suggested that Mr. Dwight and Mr. Johnson meet to discuss a possible strategic alliance.

         On October 28, 1993, as suggested by Mr. Johnson, Mr. Dwight visited OCA's facilities in Garden Grove, California to review OCA's West Coast operations and to discuss a possible strategic alliance between OCA and OCLI. In subsequent discussions between OCLI's senior managers and Board of Directors, it was determined that further discussions with OCA at that time were not in OCLI's best interest in light of the other major projects and acquisitions OCLI had already undertaken. In November of 1993, Mr. Dwight informed Mr. Johnson of OCLI's decision not to pursue the discussions any further at that time. However, it was agreed that the companies should revisit the possibilities in 6 to 12 months.

         On July 15, 1994, in response to an invitation from OCA, Dr. Jim Seeser, OCLI's Chief Technical Officer, Glenn Yamamoto, the Product Line Manager for OCLI's instrumentation business, Lenn Mott, OCLI's Director of Engineering, and Dr. James Rancourt, one of OCLI's Senior Scientists, visited OCA's facilities in Garden Grove, California, to conduct a preliminary review of OCA's business to determine whether OCLI had any interests in pursuing a strategic business relationship. Based upon the findings of Dr. Seeser's team it was again decided that there were current opportunities around which the companies should seek to form a strategic relationship.

         In April of 1995, in a series of telephone conversations between Mr. Johnson, Mr. Viggiano and Mr. Yamamoto, OCLI learned of several new product development efforts at OCA. During these conversations, OCLI was informed that OCA's Shareholders were interested in developing some liquidity for their investments, and it was suggested that representatives of the companies meet again to discuss a possible strategic alliance. Over the next few months various representatives from OCLI engaged in the review of OCA's new product development efforts and independent studies of the respective market opportunities for these new products.

         On December 21, 1995, OCA and OCLI executed a Confidentiality Agreement in order to allow for the exchange and discussion of OCA proprietary information in contemplation of a possible acquisition of OCA by OCLI.

         On February 26, 1996, OCA's Board of Directors met with members of OCLI's senior management group, including Herbert Dwight, John Markovich, John McCullough, Jim Seeser, Rick Strandlund, Glenn Yamamoto, and Joseph Zils, to discuss the proposed acquisition and agree in principle on the terms of the transaction.

         On March 1, 1996, OCA and OCLI executed a Letter of Intent setting forth the general terms of the agreement and providing a schedule for the execution of definitive agreements. Numerous telephone conversations and meetings among counsel for OCA and OCLI and among representatives of OCA and OCLI subsequently ensued. During the months of March 1996 through June 20, 1996, OCA and OCLI negotiated the terms of the Agreement and Plan of Merger (the "Agreement") and related agreements.

         On June 20, 1996, at a regularly scheduled meeting, OCLI's Board of Directors considered management's recommendations on the Agreement and unanimously voted to adopt a resolution authorizing management to execute the Agreement on behalf of OCLI.

         On  June  20,  1996,  the  Board  of  Directors  of OCA,  in a  special
telephonic  meeting,   unanimously  voted  to  adopt  a  resolution  authorizing
management to execute the Agreement and to recommend its adoption to OCA's Shareholders.

         On June 28, 1996, the companies executed the Agreement setting forth the terms and conditions under which OCLI would acquire all the outstanding shares of OCA's stock.

OCLI's Reasons for the Merger

         OCLI's purpose for engaging in the transactions contemplated by the Agreement is to acquire OCA. OCLI believes that the acquisition of OCA will provide OCLI with an established, well-recognized provider of optical subassemblies, optical design, and fiber optic communication component design and manufacturing to both government and industry. At the same time, OCLI hopes both to identify opportunities to further commercialize OCA's existing technologies and to combine its research and development activities with those of OCA's with a goal of creating new technologies. It is anticipated that the Merger will also allow the companies to realize additional economies in manufacturing, support service and corporate administration. The structure of the Merger was established to achieve the business objectives of OCLI, in light of relevant financial, legal, tax and other considerations.

OCA's Reasons for the Merger

         OCA believes that a number of significant strategic benefits will accrue from the Merger. In addition to its established product lines, OCA has recently developed an important position in the embryonic, but rapidly growing market for fiber optics products used in telecommunications. These products incorporate narrow bandpass filters produced by using OCA's MicroPlasma(TM) thin film coating process. OCA believes that OCLI's manufacturing capacity, access to capital, distribution network and international business presence as one of the world's largest thin-film coating manufacturers will significantly benefit the development, marketing, sales and distribution of OCA's product lines as well as enable OCA to capitalize on domestic and international business opportunities. There can be no assurances, however, that the OCA Shareholders will realize all of the benefits expected from the Merger.

         In evaluating the Merger, the Board of Directors and management of OCA considered, among other things, (i) the OCLI Common Stock offered by OCLI as consideration for the outstanding shares and options to purchase shares of OCA Common Stock; (ii) information concerning the management, results of operations, performance, financial condition and prospects of OCLI; (iii) the technology and customer base of OCLI's businesses; (iv) the prospects for further growth in value of OCLI's Common Stock; (v) current economic, industry and market conditions affecting both OCA and OCLI; (vi) the terms of the Merger Agreement;
(vii) the tax-free nature of the Merger; and (viii) the potential impact of the Merger on OCA's employees, suppliers and customers. Based on all of these matters, and such other matters as OCA deemed relevant, the Board of Directors and management of OCA unanimously support the Merger Agreement and recommend that the holders of the OCA Common Stock vote for its approval and adoption.

         Working Relationships. OCA has become well acquainted with OCLI, its subsidiaries, its management, its products, and its business strategy. See "BACKGROUND OF THE MERGER AND RELATED MATTERS."

         Compatibility. In the opinion of OCA's management, the Merger with OCLI will provide OCA Shareholders with a fair value for their OCA Common Stock, and OCA will become an important part of a growing, well-respected business operation, providing expanded opportunities for the growth and development of OCA's employees.

         Stockholder Value. OCA Shareholders will receive OCLI Common Stock in a tax free exchange. OCLI's Common Stock, which is traded on the NASDAQ, will provide greater liquidity to OCA Shareholders than may be possible with OCA Common Stock. The OCA Common Stock is not currently, and has never previously been, traded on any established public market.

         Summary. The management and the Board of Directors of OCA believe that the terms of the Merger are fair to, and in the best interest of, OCA and its Shareholders and unanimously have approved the Merger Agreement and the transactions contemplated thereby.

Structure and Terms of the Merger

         If the Merger is consummated, the outstanding shares of Acquisition Corp. will be converted into new shares of OCA Common Stock (which will be held by OCLI) and all of the previously outstanding shares of OCA Common Stock (other than any such shares held in the treasury of OCA and shares with respect to which dissenters' rights are perfected) will be converted into shares of OCLI Common Stock. As a result of the Merger, OCA will become a wholly-owned subsidiary of OCLI, and each person who previously held shares of OCA Common Stock (other than those who perfect statutory dissenters' rights) will receive, upon the surrender of their stock certificates to a designated agent of OCLI,
2.042 shares of OCLI Common Stock for each share of OCA Common Stock held. A copy of the Merger Agreement (including the principal exhibits thereto) are available without charge, upon written or oral request, from Optical Corporation of America, 170 Locke Drive, Marlborough, Massachusetts 01752, Attention: Clerk; telephone: (508) 481-9860, facsimile: (508) 481-3559. In order to ensure timely delivery of the documents requested, any such request should be made by August 16, 1996.


         Based on the number of outstanding shares of OCA Common Stock as of the Record Date, and on the assumption that (i) no OCA Shareholders exercise appraisal rights, (ii) no OCA options are exercised prior to the Effective Date,
(iii) OCA purchases, prior to the Effective Date, the 46,875 shares of OCA Common Stock held on the Record Date by Perkin-Elmer in satisfaction of an obligation to Perkin-Elmer which has been outstanding since August 31, 1995, and
(iv) OCA Warrants to purchase 86,000 shares of OCA Common Stock are exercised prior to the Effective Date as contemplated by the Merger Agreement, approximately 1,702,419 shares of OCLI Common Stock will be issued to former OCA Shareholders upon the consummation of the Merger and an additional 132,731 shares of OCLI Common Stock will be reserved for issuance upon the exercise of the OCA Options and OCA Warrants assumed by OCLI. As a result, 11,430,548 shares of OCLI Common Stock will then be outstanding, of which approximately 1,702,419 shares, representing approximately 14.9% of the total, will be held by former holders of OCA Common Stock.

Assumption of OCA Stock Options and OCA Warrants

         At or prior to the Effective Date, OCLI and OCA shall take all action necessary to cause the assumption by OCLI as of the Effective Date of the options and warrants to purchase OCA Common Stock outstanding as of the Effective Date (the "OCA Options" and "OCA Warrants"). Each of the OCA Options and OCA Warrants shall be converted without any action on the part of the holder thereof into an option to purchase shares of OCLI Common Stock (the "OCLI Options" and "OCLI Warrants") as of the Effective Date. The number of shares of OCLI Common Stock that each record holder of an option or warrant agreement which represents OCA Options or OCA Warrants (the "Optionholders" and "Warrantholders") shall be entitled to receive upon the exercise of such option or warrant shall be a number of whole shares determined by multiplying the number of shares of OCA Common Stock subject to such option, determined immediately before the Effective Date, by 2.042. The exercise price of each share of OCLI Common Stock subject to an assumed OCA Option or OCA Warrant shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of OCA Common Stock at which such option or warrant is exercisable immediately before the Effective Date by 2.042. The assumption and substitution of OCA Options and OCA Warrants does not give the Optionholders and Warrantholders additional benefits which they did not have immediately prior to the Effective Date, result in any acceleration of any vesting schedule for any OCA Option or OCA Warrant or relieve the Optionholders and Warrantholders of any obligations or restrictions applicable to their options or warrants or the shares obtainable upon exercise of the options or warrants. Only whole shares of OCLI Common Stock shall be issued upon exercise of any former option or warrant for OCA Common Stock, and the holder of such option or warrant shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. As of the Record Date, 41,000 shares of OCA Common Stock were subject to outstanding OCA Options and 110,000 shares of OCA Common Stock were subject to outstanding OCA Warrants, which would be equivalent to a total of approximately 308,342 shares of OCLI Common Stock after conversion.

Indemnification of OCLI; Escrow

         Upon consummation of the Merger, 10% of the shares of OCLI Common Stock issued in the Merger will be placed in escrow (the "Escrowed Shares") and held pursuant to the Indemnification and Stock Escrow Agreement attached as Exhibit A to the Merger Agreement (the "Escrow Agreement"). The Escrowed Shares will be reserved to provide indemnification to OCLI against costs, liabilities or damages incurred, paid by or imposed upon OCLI, Acquisition Corp. or OCA after the Effective Date as a result of misrepresentations, breaches of warranties and breaches of covenants contained in the Merger Agreement, the Escrow Agreement and the other agreements executed in connection therewith. See Article 3 of the Merger Agreement and Section 4 of the Escrow Agreement for a description of the representations and warranties that are covered by the Escrow Agreement.

         In the event OCLI has an appropriate claim for indemnification, shares of OCLI Common Stock held in the escrow account will be returned to OCLI in satisfaction of the claim. The amount of indemnification to which OCLI would be entitled with respect to an indemnifiable claim (the "Indemnifiable Amount") shall be determined and computed by reference to the actual economic loss to OCLI, Acquisition and/or OCA (and not just by reference to any effect on the value of the shares of OCA) and shall be deemed to include all losses, liabilities, expenses or costs incurred by OCLI and/or Acquisition, including reasonable attorney's fees. For purposes of determining the number of shares of OCLI Common Stock which would be returned to OCLI in satisfaction of a claim, each share will be valued at the closing price of OCLI Common Stock on the Nasdaq National Market System on the Effective Date. Thus, for purposes of satisfying the indemnification requirements of the Escrow Agreement, the former OCA Shareholders would not have the benefit of any increase, nor the risk of any decrease, in the market price of shares of OCLI Common Stock after the Effective Date. OCLI will be entitled to indemnification only if and when the total of all Indemnifiable Amounts exceeds $250,000, at which point OCLI will be entitled to indemnification for all Indemnifiable Amounts, and not just those in excess of $250,000.

         If a claim is made, the Escrow Agent will deliver to OCLI an amount of shares with a total value equal to the Indemnifiable Amount within 30 days of the demand unless written objection to such demand is received by the Escrow Agent and OCLI from the Shareholder Representative (as defined below). If the Shareholder Representative objects to OCLI's claim, the dispute may be submitted to a court of competent jurisdiction if not previously settled.

         The Escrow Agreement requires the Escrow Agent to deliver to the OCA Shareholders the Escrowed Shares remaining in escrow after the date of the completion of the first audit of OCA covering a period ending after the Effective Date, except that if there is a claim by OCLI at or prior to such date, the Escrow Agent will retain Escrowed Shares in an amount sufficient to cover such claims until they are resolved. Assuming that the Effective Date will occur prior to October 31, 1996, which is the end of OCLI's current fiscal year, such first audit is expected to be completed prior to the end of January 1997. OCA is not aware of any claims threatened or asserted that it expects to give rise to a right of indemnification under the Escrow Agreement. It should be understood, however, that claims may arise in amounts which would result in all of the Escrowed Shares being either distributed to OCLI or sold by the Shareholder Representative pursuant to the Escrow Agreement, in which event none of the Escrowed Shares would be distributed to the Shareholders at the end of the escrow period.

         Shares held in escrow will be registered in the name of the Escrow Agent, and each former OCA Shareholder will be entitled to instruct the Escrow Agent how to vote his shares with respect to matters placed before the OCLI Stockholders. Former OCA Shareholders will be entitled to directly receive cash dividends, if any, paid or declared out of earned surplus on the Escrowed Shares during the escrow period; however, any additional shares of OCLI Common Stock or other property that are distributed with respect to the Escrowed Shares during the escrow period will be held pursuant to the Escrow Agreement to satisfy any indemnification claims.

         Kenneth D. Roberts, 72 Windsor Road, Wellesley Hills, Massachusetts 02181-6134, an OCA Shareholder, has agreed to serve as representative of the OCA Shareholders for purposes of the Escrow Agreement (the "Shareholder Representative"). Any action taken by the Shareholder Representative with respect to the settlement of a claim against the Escrowed Shares will be binding on all OCA Shareholders. The Shareholder Representative will have the right to sell shares of OCLI Common Stock held in escrow in order to obtain funds to pay any expenses incurred or anticipated to be incurred in connection with his services.

Procedure for Exchange of Shares; Fractional Shares

         Promptly following the consummation of the Merger, ChaseMellon Shareholder Services, acting in the capacity of exchange agent (the "Exchange Agent") will mail to each former OCA Shareholder a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing OCA Common Stock for certificates representing shares of OCLI Common Stock. Upon surrender to the Exchange Agent of one or more certificates for OCA Common Stock together with a properly completed letter of transmittal, the Exchange Agent will issue and mail to the former OCA Shareholder a certificate representing a number of shares of OCLI Common Stock that is equal to 90% of the number of shares of OCLI Common Stock into which such shares of OCA Common Stock have been converted pursuant to the Merger, and, where applicable, a check for the amount representing any fractional share determined in the manner described in the following paragraph. Under the Merger Agreement, a certificate representing the remaining 10% of the shares of OCLI Common Stock into which an OCA Shareholder's shares of OCA Common Stock have been converted will be placed in escrow and thereafter delivered to the OCA Shareholder or returned to OCLI in accordance with the terms of the Escrow Agreement. See "THE MERGER -- Indemnification of OCLI; Escrow."

         Neither  certificates  nor scrip for  fractional  shares of OCLI Common
Stock shall be issued to OCA Shareholders and no OCA Shareholder shall be entitled to any voting or other rights of a holder of shares for a fractional share interest. Each OCA Shareholder who otherwise would have been entitled to receive a fraction of a share of OCLI Common Stock shall receive cash in lieu thereof, without interest, in an amount determined by multiplying such Shareholder's fractional interest by the closing price of OCLI Common Stock as reported on the Nasdaq National Market System on the Effective Date.

             OCA SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES
              UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND
                      INSTRUCTIONS FROM THE EXCHANGE AGENT.

Management and Operations of OCA After the Merger

         It is contemplated that after the Merger, OCA will continue to operate as a separate entity and that OCLI does not presently intend to change the domicile, name or operations of OCA. OCLI has advised OCA, however, that Herbert
M. Dwight, Jr., Donald A. Johnson and Joseph C. Zils will be named as directors of OCA. OCLI currently intends that certain of the existing officers of OCA will retain their offices after the Effective Date, but may appoint additional officers of OCA from time to time. See "OCLI AND OCA MANAGEMENTS -- Executive Officers and Directors of OCA."

Effective Date

         The Merger shall become effective upon the later of the date of filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 252 of the Delaware General Corporation Law and the date of filing of Articles of

Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to Section 79 of the Massachusetts Business Corporation Law (the "Effective Date"). It is currently expected that the Effective Date will be on or about September 10, 1996.

Conditions to Consummation of the Merger

         The respective obligations of OCLI, Acquisition Corp. and OCA under the Merger Agreement are subject to a number of conditions specified in the Merger Agreement. Unless all such conditions to the obligations have been satisfied or waived by the party to the Merger Agreement benefiting from such conditions, such party is not required to consummate the Merger and the transactions contemplated in connection therewith.

         The conditions to the obligations of OCA include the following: (i) the representations and warranties of OCLI and Acquisition Corp. contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Date, (ii) OCLI and Acquisition Corp. shall have performed in all material respects their respective agreements contained in the Merger Agreement,
(iii) all necessary consents, permits or approvals necessary to consummate the Merger by any governmental authority having jurisdiction over OCA, OCLI or Acquisition Corp., or any other person in any contractual or other relationship with OCA, OCLI or Acquisition Corp., shall have been granted, (iv) the OCA Shareholders shall have approved the Merger and the execution, delivery and performance of the Merger Agreement in accordance with the applicable laws of the Commonwealth of Massachusetts, (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall be effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, (vi) the Nasdaq National Market System shall have approved the shares of OCLI Common Stock to be issued in the Merger for listing, subject to official notice of issuance, (vii) no legal action or other proceedings to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement shall be pending or threatened, (viii) OCA shall have received an opinion of Collette & Erickson, counsel for OCLI and Acquisition Corp., dated the Effective Date, in form reasonably satisfactory to OCA, and (ix) compliance with the filing and waiting period requirements of the Antitrust Improvements Act.

         The conditions to the obligations of OCLI and Acquisition Corp. include the following: (i) OCA's representations and warranties contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Date, (ii) OCA shall have performed in all material respects all of its agreements contained in the Merger

Agreement, (iii) all necessary consents, permits or approvals necessary to consummate the Merger by any governmental authority having jurisdiction over OCA, OCLI or Acquisition Corp. or any other person in any contractual or other relationship with OCA, OCLI or Acquisition Corp. shall have been granted, (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall be effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, (v) the Nasdaq National Market System shall have approved the shares of OCLI Common Stock to be issued in the Merger for listing, subject to official notice of issuance, (vi) the holders of not more than 10% of the shares of OCA Common Stock shall have demanded and perfected their right to an appraisal of their OCA Common Stock, (vii) OCLI shall have received from Deloitte & Touche LLP an opinion to the effect that Deloitte & Touche LLP, based on certain material representations from OCLI and OCA, is not aware of any fact that would preclude OCLI from accounting for the Merger as a "pooling-of-interests" for accounting purposes, (viii) OCLI shall have received an opinion of Robert DeN. Cope, counsel for OCA and the OCA Shareholders, dated the Effective Date, in form reasonably satisfactory to OCLI, (ix) no legal action or other proceedings to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement shall be pending or threatened, (x) compliance with the filing and waiting period requirements of the Antitrust Improvements Act, and (xi) exercise of certain of the OCA Warrants on or prior to Closing.

Conduct of OCA's Business Pending the Merger

         OCA has agreed to carry on its business prior to the Effective Date in substantially the same manner as prior to the date of the Merger Agreement. OCA has further agreed, prior to the Effective Date to (i) maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage covered by insurance excepted, and take all steps reasonably necessary to maintain its intangibles, (ii) maintain insurance upon its properties and insurance in respect of the kinds of risks currently insured against, in accordance with its current practice, (iii) pay its taxes as they become due,
(iv) promptly advise OCLI in writing of any material adverse change in OCA's condition (financial or otherwise), assets, liabilities, earnings, business or prospects, (v) duly comply in all material respects with all laws, rules and regulations applicable to OCA and to the conduct of its business, (vi) except as required by law or by agreements existing on the date of the Merger Agreement, preserve and maintain and prevent the disclosure or publication of any proprietary information or trade secrets belonging to OCA, and (vii) promptly advise OCLI of any written objection to the Merger from a Shareholder of OCA.

         Subject to certain exceptions, OCA has also agreed that prior to the Effective Date, it will not engage in certain types of transactions without the prior written consent of OCLI, including, among other transactions, (i) making any changes in its management or granting any increase in compensation or bonus to any member of management or, except in the ordinary course of business consistent with past practice, entering into or altering or amending any employment or consulting contract or similar agreement, (ii) entering into any transaction or contract with any of its shareholders, officers, management, directors or employees or their family members, (iii) creating, incurring, assuming, guaranteeing, or otherwise becoming liable with respect to any indebtedness other than in the ordinary course of business or pursuant to existing financing commitments, (iv) amending its Articles of Organization or By-Laws, (v) disposing of or encumbering any of its properties and assets other than in the ordinary course of business, (vi) merging or consolidating with any other corporation, or acquiring any stock, or any business, property or assets of any other person, firm, association, corporation or other business organization, (vii) issuing any shares of capital stock except pursuant to existing OCA Options or OCA Warrants, or entering into any commitment or agreement, or granting any option, warrant or right, calling for the issuance of any shares of stock, or creating or issuing any securities convertible into any such shares or convertible into securities in turn so convertible, (viii) declaring any dividends on or in respect of shares of capital stock; or redeeming, repurchasing or otherwise acquiring any shares of stock, (ix) entering into, assuming or canceling any material contract, agreement, obligation, lease, license or commitment except for those in the ordinary course of business, or doing any act or omitting to do any act which would cause a material breach of or default under any contract, commitment or obligation, (x) amending, terminating or waiving any material right, (xi) making or committing to make any capital expenditure, capital addition or capital improvement, (xii) taking any action that would constitute or result in a breach of any representation or warranty in the Merger Agreement, either as of the date made or on the Effective Date, (xiii) taking any action directly or indirectly that would prevent OCLI from accounting for the Merger and other transactions contemplated by the Merger Agreement as a pooling-of-interests for accounting purposes, (xiv) taking any action which would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code, or (xv) taking any action that constitutes an offer, offer to sell, offer for sale, or sale of OCLI Common Stock except for the distribution of a preliminary or final form of this Proxy Statement/Prospectus and related proxy materials.

Accounting Treatment

         The   Merger  is   expected   to  meet  all  of  the   conditions   for
pooling-of-interests accounting. It is a condition to the obligation of OCLI to consummate the Merger that

OCLI shall have received an opinion from Deloitte & Touche LLP, OCA's independent accountants, to the effect that Deloitte & Touche LLP, based on material representations from OCLI and OCA, is not aware of any fact that would preclude OCLI from accounting for the merger as a pooling-of-interests.

Regulatory Approvals

         The Merger is subject to the requirements of the Antitrust Improvements Act and the regulations thereunder, which provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and certain waiting period requirements have been satisfied. OCLI and OCA have filed the required information and material with the Antitrust Division and the FTC, but, as of the date of this Proxy Statement/Prospectus, the applicable waiting period has not yet expired. There can be no assurance that the waiting period will expire without a challenge to the Merger from the Antitrust Division or the FTC. Termination of the waiting period does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that any such challenge, if made, would not be successful; however, neither OCLI nor OCA believes that the Merger will violate the antitrust laws. Any such action taken or threatened prior to the consummation of the Merger could relieve OCLI or OCA of their respective obligations to consummate the Merger.

Resale of OCLI Common Stock Received in the Merger; Affiliates

         Certain officers, directors and principal Shareholders of OCA have entered into an agreement with OCA and with OCLI, in the form attached as Exhibit C to the Merger Agreement, pursuant to which they have agreed that, until such time as financial results covering at least thirty days of combined operations of OCA and OCLI have been published by OCLI, they will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of any shares of OCLI Common Stock received by them pursuant to the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor. Legends restricting the transfer of such shares of OCLI Common Stock will be placed on all certificates representing such shares.

         The shares of OCLI Common Stock to be issued in the Merger to the OCA Shareholders pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by persons who are not deemed to be "affiliates," as that term is defined in the Securities Act, of OCLI or of OCA. Certain officers, directors and principal Shareholders of OCA may be deemed to be affiliates of OCA and thus "underwriters" within the meaning of Rule 145 under the Securities Act. Such persons will not be able to resell the OCLI Common Stock received by them in the Merger except pursuant to an effective registration statement under the Securities Act or pursuant to another applicable exemption therefrom. All persons who may be deemed to be affiliates should carefully consider the limitations imposed by Rules 144 and 145 under the Securities Act prior to effecting resales of the OCLI Common Stock.

Termination, Amendments and Expenses

         The Merger Agreement may be terminated and the Merger contemplated thereby abandoned at any time prior to the consummation of the Merger by the mutual consent of OCLI and OCA. The Merger Agreement may be terminated by OCLI or OCA acting alone if any of the conditions precedent to their obligations to consummate the Merger have not been met or waived. The Merger Agreement may also be terminated by OCLI or OCA acting alone if (i) there shall be an order of a court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger, by a governmental entity that would make consummation of the Merger illegal; or by OCLI or OCA if the Shareholders disapprove the Merger or if the Closing does not occur by September 30, 1996.

         In the event that the Merger is terminated in accordance with the terms of the Merger Agreement, each party will be responsible for the costs incurred by it in connection with the transactions contemplated by the Merger Agreement.

Certain Effects of the Merger

         Upon consummation of the Merger, the holders of OCA Common Stock (other holders of shares with respect to which statutory dissenters' rights are perfected) will receive an equity interest in a larger diversified company of which OCA will be a small part. OCLI will continue to be subject to the periodic reporting requirements of the Exchange Act and, under current regulations promulgated thereunder, will continue to furnish information to the Commission so long as any securities of OCLI are listed on a national securities exchange or held of record by at least 300 holders. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." It is a condition to OCA's and OCLI's obligations under the Merger Agreement that the shares of OCLI Common Stock to be issued in connection with the Merger be listed on the Nasdaq National Market System. See "THE MERGER -- Conditions to Consummation of the Merger."

         The OCA Common Stock is not presently, and will not be after the Merger, listed or traded in any established market.

         It is expected that, following the Merger, the business and operations of OCA will be continued by OCLI in substantially the same manner as it has been operating. However, OCLI will continue to evaluate OCA's business and operations following the Merger and will make such changes as are deemed appropriate.

         Once the Merger is consummated, the holders of OCA Common Stock (other than Perkin-Elmer and holders of shares with respect to which statutory dissenters' rights are perfected) will exchange their shares of OCA Common Stock for OCLI Common Stock. The rights of OCA Shareholders, which are presently governed by Massachusetts law and by the Articles of Organization and By-Laws of OCA, will be governed by Delaware law and the Amended and Restated Certificate of Incorporation and By-Laws of OCLI. Certain differences in the rights of OCA Shareholders will arise as a result of this change in governing law as well as from distinctions between the Articles of Organization and By-Laws of OCA and the Amended and Restated Certificate of Incorporation and By-Laws of OCLI. "THE MERGER -- Certain Effects of the Merger" and "COMPARISON OF RIGHTS OF HOLDERS OF OCLI COMMON STOCK AND OCA COMMON STOCK."

Interests of Certain Persons in the Merger

         Shareholders should be aware that certain officers and directors of OCA have interests, described below, which may present them with potential conflicts of interest in connection with the transaction.

         Upon consummation of the Merger, all members of OCA's Board of Directors will resign, and OCLI intends to name Herbert M. Dwight, Jr., Donald
A. Johnson and Joseph C. Zils to OCA's Board. OCLI expects Mr. Dwight, who is Chairman and President of OCLI, to serve as Chairman of OCA's Board. OCLI currently intends that certain of the existing officers of OCA will retain their offices after the Effective Date, but may appoint additional officers of OCA from time to time.

         OCLI does not presently intend to change the base cash compensation of OCA's management. As of the date of this Proxy Statement/Prospectus, whether the changes described above will have the effect of enhancing or reducing the overall compensation of

OCA's management cannot be determined. See "OCLI AND OCA MANAGEMENTS -- Executive Officers and Directors of OCA."

         It is not anticipated that the directors of OCA will receive separate compensation for serving in such capacities.

Certain Employee Benefits Matters

         OCLI currently intends to maintain all material OCA employee benefit plans or programs without significant modification after the Effective Date. However, OCLI has reserved the right to modify or terminate any such benefit plans or programs, including those described above, at any time or from time to time after the Effective Date.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         The rights of holders of shares of OCA Common Stock who object to the Merger are governed by Sections 86 to 98 of the Massachusetts Business Corporation Law. The following is a summary of the applicable provisions and is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 86 to 98, which is set forth as APPENDIX I.

A SHAREHOLDER WHO ELECTS TO EXERCISE DISSENTERS' RIGHTS SHOULD MAIL OR OTHERWISE DELIVER HIS WRITTEN NOTICE TO OPTICAL CORPORATION OF AMERICA, 170 LOCKE DRIVE, MARLBOROUGH, MA 01752, ATTENTION: CLERK.

         Once a Shareholder who proposes to claim his statutory rights to an appraisal of the "fair value" of his shares of OCA Common Stock has given notice to OCA as provided above and does not vote in favor of the Merger at the Special Meeting, the following steps must occur (with careful attention to the time limits imposed by the statute) for such dissenting Shareholder to perfect his rights to be paid the "fair value" of his shares: (1) the Merger must be approved by the required vote of the other Shareholders of OCA; (2) within ten days after the Effective Date of the Merger, OCA must give notice that the Merger has become effective to each Shareholder from whom it received written notice of his election to dissent and demand payment for his shares and who did not vote in favor of the Merger; (3) within twenty days of the date OCA mailed such notice, the dissenting Shareholder must submit his written demand to OCA for payment of the "fair value" of his shares; (4) within a further period of thirty days (following the close of such twenty day period), OCA and the dissenting Shareholder must attempt to agree on the "fair value" of his shares and, if they do, such payment may be made by OCA; (5) if no agreement is reached, either OCA or the dissenting Shareholder has a further period of four months (following the close of such thirty day period ), in which to commence an action in the Superior Court for Middlesex County of the Commonwealth of Massachusetts, demanding a determination of the "fair value" of the shares of all Dissenting Shareholders with whom OCA has been unable to agree; (6) only a single action may be commenced and the parties must include OCA and all dissenting Shareholders with whom OCA has been unable to agree; (7) the Superior Court then determines the "fair value" of the OCA shares as of the day preceding the date of the vote at the Special Meeting, and that value must exclude any element of value arising from the expectation or accomplishment of the Merger. Finally, upon such determination of value, OCA makes payment to the dissenting Shareholder for his shares.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                     OCLI COMMON STOCK AND OCA COMMON STOCK

         The rights of the OCA Shareholders are governed by the laws of the Commonwealth of Massachusetts, including the Massachusetts Business Corporation Law (the "Massachusetts Law"), and by OCA's Articles of Organization, as amended (the "OCA Articles"), and OCA's By-Laws, as amended (the "OCA By-Laws"). Upon consummation of the Merger, the OCA Shareholders will become stockholders of OCLI and their rights as stockholders and the internal affairs of OCLI will be governed by the laws of the State of Delaware, including the General Corporation Law of the State of Delaware (the "Delaware Law"), and by OCLI's Amended and Restated Certificate of Incorporation (the "OCLI Certificate"), and OCLI's By-Laws (the "OCLI By-Laws"), which differ in certain material respects from Massachusetts Law, the OCA Articles and the OCA By-Laws. The following is a summary of certain differences between the rights of OCA Shareholders compared with those of OCLI Stockholders.

         The following summary does not purport to be a complete description of the rights of Shareholders of OCA or the rights of Stockholders of OCLI or a comprehensive comparison of such rights, and is qualified in its entirety by reference to the governing law, to the OCLI Certificate and By-Laws and to the OCA Articles and By-Laws, to which Shareholders are referred. For more information regarding reviewing or obtaining a copy of either company's charter documents or by-laws, see "AVAILABLE INFORMATION."

Amendment of Charter and By-Laws

         Section 242 of the Delaware Law provides that stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of the amendment. The Delaware Law also provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote. A corporation may, however, grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal by-laws.

         Under Massachusetts Law, amendments to a corporation's articles of organization relating to changes in capital or its corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon; provided that
(i) the articles of organization or by-laws may provide for a greater proportion and (ii) the articles of organization may provide for a lesser proportion but not less than a majority of the outstanding shares of each class. Section 17 of the Massachusetts Law provides that the stockholders have the power to make, amend or repeal by-laws and, if authorized in the articles of organization of the corporation, the by-laws may provide that directors may also make, amend or repeal by-laws, except with respect to any provision thereof which by law, the articles of organization or the by-laws requires action by the stockholders. Any by-law adopted by the directors of the corporation may be amended or repealed by the stockholders. In the event the directors make, amend or repeal any by-law, notice of such action stating the substance of the change to the by-laws must be given to all stockholders entitled to vote on by-law amendments not later than the time of the giving of notice of the meeting of stockholders next following the action by the directors.

         OCLI. OCLI's Certificate expressly provides that the Board of Directors is authorized to adopt, repeal, alter, amend or rescind OCLI's By-Laws.

         OCA. OCA's Articles expressly provide that the Board of Directors is authorized to adopt, repeal, alter, amend or rescind OCA's By-Laws.

Certain Actions Requiring Supermajority Votes

         Both Delaware Law and Massachusetts Law set certain minimum voting requirements for selected corporate actions that may be changed by appropriate provisions contained in a corporation's certificate of incorporation, articles of organization and/or by-laws.

         OCLI. Under the OCLI Certificate, any of the following actions shall require the prior approval of not less than the indicated percentage of the voting power of the outstanding shares of each class or series entitled to vote thereon, notwithstanding that applicable law would otherwise permit such actions with the approval of a lesser percentage: (i) removal of a director without cause, pursuant to Section 141(k) of the Delaware Law: 90%; (ii) approval of a merger or consolidation, pursuant to Subchapter IX of the Delaware Law: 66 2/3%. The principal terms of a merger or consolidation may, however, be approved by a majority of the outstanding shares of each class of the corporation, provided the reorganization shall have been approved by all authorized directors when no vacancies exist on the Board pursuant to Section 251 of the Delaware Law.

         OCA. OCA's Articles contain no provision which changes the minimum voting requirements established by the Massachusetts Business Corporation Law.

Board of Directors

         Under both Delaware Law and Massachusetts Law, a corporation's board of directors must consist of one or more individuals, with the number fixed by (or in the manner provided in) the corporation's by-laws or its certificate of incorporation or articles of organization, respectively.

         OCLI. OCLI's By-Laws state that the Board shall consist of five directors, until changed by an amendment of the By-Laws duly adopted by the Board of Directors or by the Stockholders.

         OCA. OCA's By-Laws state that the Board shall consist of such number of directors as shall be fixed by a vote of the Shareholders at an Annual Meeting thereof or Special Meeting called and held in lieu thereof, provided that the number of directors shall not be less than three unless the number of Shareholders is less than three, in which event the number of directors may equal the number of Shareholders.

Removal of Directors

         Delaware Law permits any director or the entire board of directors to be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote. Directors of a corporation with a classified board of directors, however, can be removed only for cause unless the certificate of incorporation provides otherwise.

         Under Section 51 of the Massachusetts Law, unless the articles of organization or by-laws provide otherwise, (i) directors and officers selected by stockholders may be removed from their respective offices with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors or such officers, as the case may be, provided that the directors of a class elected by a particular class of stockholders and officers elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors or officers, as the case may be; (ii) officers elected or appointed by the directors may be removed from their respective offices, with or without cause, by vote of a majority of the directors then in office; and (iii) any director and any officer elected by the stockholders, may be removed from office for cause by vote of a majority of the directors then in office. A director or officer may be removed for cause only after reasonable notice and an opportunity to be heard before the body proposing to remove such director or officer.

         OCLI. OCLI's By-Laws provide that any director may be removed from office for cause only by the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class at an annual or special meeting of stockholders of the corporation called for such purpose. Under the OCLI Certificate, removal of a director without cause, pursuant to Section 141(k) of the Delaware Law would require a 90% vote, with such action requiring the prior approval of not less than the indicated percentage of the voting power of the outstanding shares of each class or series entitled to vote thereon, notwithstanding that applicable law would otherwise permit such action with the approval of a lesser percentage.

         OCA.  OCA's By-Laws  provide that a director may be removed from office
(i) with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors, or (ii) for cause by a majority of the directors then in office. A director may be removed for cause only after reasonable notice and an opportunity to be heard before the body proposing removal.

Special Meeting of the Stockholders

         Under both Delaware Law and Massachusetts Law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or articles of organization or by-laws. Under Delaware Law, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

         Under Massachusetts Law, stockholders in case none of the officers is able and willing to call a special meeting, the supreme judicial or superior court, upon application of one or more stockholders who hold at least 10% in interest, of the capital stock entitled to vote thereat, has jurisdiction to authorize one or more of such stockholders to call a meeting by giving such notice as is required by law.

         OCLI. Pursuant to OCLI's By-Laws, special meetings of the stockholders may be called by either (i) the Chairman, if there be one, or (ii) the President, and shall be called by any such officer at the request in writing of a majority of the Board of Directors.

         OCA. OCA's By-Laws provide that special meetings of stockholders may be called by the Board of Directors, by the Chairman or by the President. They may also be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer of OCA, upon receipt of written application of one or more stockholders who hold at least 10% of the capital stock entitled to vote at a meeting of stockholders.

Actions by Stockholders Without a Meeting

         Unless a corporation's certificate of incorporation or articles of organization provide otherwise, Delaware Law and Massachusetts Law allow any action required to be taken, or which may be taken, at an annual or special meeting of stockholders to be taken without prior notice and without a vote so long as the written consent of stockholders is obtained.

         OCLI. The OCLI Certificate provides that "Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such consent in writing shall be signed either by the holders of 80% of the shares entitled to vote thereon, or by the holders of the majority of the shares entitled to vote thereon, or by the holders of the majority of the shares entitled to vote thereon where such action has been approved by all authorized directors when no vacancies exist on the Board."

         OCA. The OCA By-Laws provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting if all Shareholders entitled to vote on the matter consent to the action in writing and the written consent is filed with the records of the meetings of Shareholders.

Cumulative Voting

         Under Delaware Law, cumulative voting in the election of directors is available only if specifically provided for in a corporation's certificate of incorporation.

         Under Massachusetts Law, it is generally understood that cumulative voting is not permitted in Massachusetts corporations although Massachusetts Law does not expressly prohibit it.

         Neither  the  OCLI   Certificate  nor  the  OCA  Articles  provide  for
cumulative voting.

Vote Required for Certain Mergers and Consolidations

         Delaware Law, insofar as it relates to mergers and other corporate reorganizations, does not differ substantially from Massachusetts Law. Both Massachusetts Law and Delaware Law provide for a stockholder vote (except as indicated below) of both the acquiring and acquired corporation to approve mergers. In addition, while both Massachusetts Law and Delaware Law require a stockholder vote of the selling corporation for the sale by a corporation of all or substantially all of its assets, Massachusetts Law requires such a vote only if the sale is not in the regular course of business. Both Massachusetts Law and Delaware Law provide for a stockholder vote to approve the dissolution of a corporation.

         Both Massachusetts Law and Delaware Law do not require a stockholder vote of the surviving corporation in a merger provided certain conditions are satisfied. Massachusetts Law requires that after the merger (i) the articles of organization of the surviving corporation will not differ from its articles before the merger (except for amendments authorized absent shareholder approval); and (ii) the shares to be delivered pursuant to the agreement of merger do not exceed 15% of the shares of the Issuer of the same class outstanding immediately and to the effective date of the merger; and (iii) the issue of such shares by the directors has been authorized in accordance with Massachusetts Law. Delaware Law does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

         Both Massachusetts Law and Delaware Law do not require a stockholder vote for certain "short-form mergers" between a parent company and its subsidiary. Both Massachusetts Law and Delaware Law require that the subsidiary be 90% owned by the parent.

Class Vote for Certain Reorganizations

         Generally, neither Massachusetts Law nor Delaware Law require class voting. However, Massachusetts Law provides that class or series voting as a separate voting group is required (i) on a plan of merger if the plan contains a provision which, if contained in a proposed amendment to the articles of organization, would entitle the class or series to vote as a separate voting group on the proposed amendment; or (ii) on a plan of share exchange if the shares of such class or series of shares are to be converted or exchanged under such plan or if the plan contains any provisions which, if contained in a proposed amendment to articles of organization, would entitle the class or series to vote as a separate voting group on the proposed amendment. Delaware Law requires class voting where the transaction involves an amendment to the certificate of incorporation which would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

Dissenters' Rights

         Under both Massachusetts Law and Delaware Law, a dissenting stockholder of a corporation participating in certain transactions, under varying circumstances, may receive cash in the amount of the fair value of his or her shares (as determined by a court) in lieu of the consideration otherwise receivable in any such transaction. Under Delaware Law, dissenters' rights are not available with respect to a plan of merger or share exchange or a proposed sale or exchange of property to holders of shares of any class or series which, on the record date fixed to determine the stockholders entitled to vote at the meeting of stockholders at which such action is to be acted upon or to consent to any such action without a meeting, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders. In addition, under Delaware Law, dissenters' rights are not available for any shares of stock of the constituent corporation surviving a merger if the merger did not require stockholder approval of the surviving corporation. However, they are available for the shares of stock of the constituent corporation which are not owned by the parent corporation merging into itself a subsidiary of which is owns at least 90% of the shares of each class of stock outstanding.

         Massachusetts Law also provides  dissenters'  rights in connection with
(i) sales of substantially all of a corporation's assets, (ii) amendments to the articles of organization that may adversely affect certain rights of preferences of stockholders and (iii) control-share acquisitions. Delaware Law does not provide dissenters' rights with respect to any sale of assets, reclassification of stock or amendment to the certificate of incorporation.

Anti-Takeover Statutes

         OCLI. OCLI is subject to Section 203 of the Delaware Law ("Section 203"), which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest in OCLI if such acquisition is not approved by OCLI's Board of Directors. In general, Section 203 prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of
Section 203, the term "Business Combination" includes sales, or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on Business Combinations by Section 203 does not apply if: (a) prior to the date on which such stockholder becomes an Interested Stockholder the Board of Directors approves either the Business Combination or the transaction which resulted in the person becoming an Interested Stockholder; (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person becomes an Interested Stockholder, the Board approves the Business Combination and it is also approved at a stockholder meeting by holders of two-thirds of the voting stock not owned by the Interested Stockholder.

         Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203. OCLI's Certificate does not contain such a provision. OCLI could, at its option, exclude itself from the coverage of Section 203 by amending its Certificate or By-Laws at any time to exempt itself from coverage; but a by-law or charter amendment may not become effective for a period of twelve months after the amendment is adopted. The restrictions described above do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested
Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

         Section 203 is currently under challenge in lawsuits arising out of ongoing takeover disputes, and it is not yet clear whether and to what extent its constitutionality will be upheld by the courts. Although the United States District Court of Delaware has consistently upheld Section 203, the Delaware Supreme Court has not yet considered the issue. OCLI believes that, so long as the enforceability of Section 203 is upheld, Section 203 will encourage any potential acquirer to negotiate with OCLI's Board of Directors prior to effecting any takeover attempt. Section 203 also should have the effect of limiting the ability of a potential acquirer to make a two-tiered bid in which all of OCLI's stockholders would not be treated equally. Section 203 should also discourage certain potential acquirers unwilling to comply with its provisions. Stockholders should note that the application of Section 203 to OCLI will confer upon the Board the power to reject a proposed Business Combination, even though a potential acquirer may be offering a substantial premium for OCLI's shares over the then-current market price.

         OCA.  Massachusetts  Law  prohibits  a  corporation  with  200 or  more stockholders from engaging in a "Business Combination" (as defined in Massachusetts Law) with an "Interested Stockholder" (defined generally as a person who, together with affiliates and associates, owns 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock at any time within the immediately preceding three-year period) for three years following the date such person became an Interested Stockholder. The provision is not applicable when (i) prior to the date the stockholder became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder,
(ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, such Interested Stockholder owned at least 90% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or
(iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the Interested Stockholder. These restrictions generally do not apply to Business Combinations with an Interested Stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of a corporation's voting stock. The Massachusetts Law allows corporations to elect not to be subject to the preceding provisions of the Massachusetts Law.

Stockholder Rights Plan

         OCLI. In November 1987, OCLI adopted a Stockholder Rights Plan which expires in November 1997, under which OCLI declared a dividend of preferred stock purchase rights which only become exercisable, if not redeemed, ten days after a person or group has acquired 20% or more of OCLI's Common Stock or the announcement of a tender offer which would result in a person or group acquiring 30% or more of OCLI's Common Stock. Under certain circumstances, the plan allows stockholders, other than the acquiring person or group, to purchase OCLI's Common Stock or the common stock of the acquirer having a market value of twice the exercise price.

         These rights, commonly referred to as a "poison pill," may have certain anti-takeover effects. See "DESCRIPTION OF OCLI'S CAPITAL STOCK --Preferred Stock and Stockholder Rights Plan."

          OCA.  OCA does not have a comparable stockholder rights agreement.

Preemptive Rights

         OCLI. Delaware Law generally permits a Delaware corporation to provide its stockholders with the preemptive right to subscribe to capital stock or securities convertible into stock in its certificate of incorporation. The OCLI Certificate does not provide for preemptive rights.

         OCA. Massachusetts Law generally provides that no stockholder shall have any preemptive right to acquire stock of the corporation except to the extent provided in the articles of organization or in a by-law adopted by and subject to amendment only by the stockholders.

Dividends

         OCLI. Delaware Law provides that a corporation, unless otherwise restricted by its certificate of incorporation, may declare and pay dividends out of surplus, or if no surplus exists, out of net profit for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having preference upon the distribution of assets). Additionally, Delaware Law provides that, in general, a corporation may redeem or repurchase its shares only out of surplus.

         OCA. Massachusetts Law describes no special sources for distributions. It specifies instead the liabilities which can result from an improper distribution by a corporation, both for the directors who authorize the distribution and the stockholders who receive it. Generally, an improper distribution is one made when a corporation is insolvent or would be rendered insolvent by part or all of the distribution. To the extent of the damage to the corporation, the directors who authorize it and the stockholders who receive it are jointly and severally liable to the corporation.

Limitation on Directors' Liability; Indemnification

         In general, Delaware Law contains more extensive indemnification provisions than does Massachusetts Law. Under Delaware Law, the corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director under a broad range of circumstances. OCLI's Certificate includes a provision which eliminates the directors' liability for monetary damages for a breach of the directors' duty of care to OCLI or its stockholders (the "Delaware Duty of Care Provision"). As a result of the Delaware Duty of Care Provision, no director of OCLI will be liable for monetary damages for negligence or gross negligence occurring after the Merger. Each director will remain personally liable to OCLI for failure to act in good faith or to comply with his or her duty of loyalty to OCLI. The directors will continue to be subject to equitable remedies, although such remedies in some circumstances may not be available as a practical matter. In addition, under Delaware Law, each director will remain liable for engaging in a transaction from which such director derives an improper personal benefit or for engaging in intentional misconduct or a knowing violation of law. Moreover, the Delaware Duty of Care Provision also will not limit directors' liability for violations of the federal securities laws. With regard to directors who are also officers of OCLI, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers.

         Section 67 of the Massachusetts Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by it to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholder or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. OCA's By-Laws provide for indemnification of its directors, officers and employees to the full extent permitted by the Massachusetts Law. Section 13(b) of the Massachusetts Law allows a corporation to include in its articles of organization a provision that limits or eliminates the personal liability of directors to the corporation and its Shareholders for monetary damages for breach of fiduciary duty as a director. OCA's Articles include provisions eliminating the personal liability of OCA's directors for monetary damages resulting from breaches of their fiduciary duty except (i) for any breach of the director's duty of loyalty to OCA or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 and 62 of the Massachusetts Law, or any amendatory or successor provisions thereto, or
(iv) with respect to any transaction from which the director derived an improper personal benefit.

         Delaware Law authorizes the corporation to indemnify any person or party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she was serving as a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation at a like position of another corporation (the "Indemnitee") against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (or, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful). Massachusetts Law contains a similar provision which authorizes the corporation to indemnify such person against liability incurred in connection with such action if he or she acted with the same requisite conduct.

         Delaware Law also authorizes the corporation to indemnify such person in connection with any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted with the requisite conduct.

         In Massachusetts, the absence of an express provision for indemnification does not limit any right of indemnification which exists independently of the Massachusetts Law. Thus, the stockholders control indemnification of personnel selected by them and the directors control indemnification of all other personnel unless such indemnification is restricted by the corporation's articles of organization or by-laws.

         Under both Massachusetts Law and Delaware Law, the corporation must provide for indemnification on a case by case basis after a determination that the Indemnitee met the applicable standard of conduct. Similarly, both laws provide that the determination is made in the first instance by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding. However, under Massachusetts Law, if such a quorum is not obtainable, or, even if obtainable if the board of directors (including directors who are parties) so directs, the determination must be made by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding, by independent legal counsel or finally by the stockholders. Under Delaware Law, if a quorum is not obtainable, or, even if obtainable a quorum of
disinterested   directors  so
directs, the determination must be made by independent legal counsel in a written opinion or by the stockholders.

         Furthermore, both Massachusetts Law and Delaware Law provide that a corporation may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise both as to action in an official capacity and as to action in another capacity while holding such office. OCLI has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

         OCLI's Certificate takes advantage of the permissive Delaware indemnification laws and provides that: (i) OCLI is required to indemnify its officers and directors to the full extent permitted by law; and (ii) expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by OCLI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by OCLI.

         OCA's Articles contain no specific provision regarding indemnification. OCA's By-Laws grant the right to indemnification to each person elected or appointed a director, officer, employee or agent of the corporation except under circumstances where such individual shall be determined, as provided in the By-Laws, not to have acted in the best interest of OCA.

Loans to Officers and Employees

         Both Massachusetts Law and Delaware Law provide that a corporation may make loans to, or guarantee the obligations of, or otherwise assist, its officers and other employees and those of its subsidiaries when such action, in the judgment of the corporation's board of directors, may reasonably be expected to benefit the corporation. However, while Massachusetts Law authorizes the corporation to make a loan to, or guarantee the obligations of, or otherwise assist a director as well, Delaware Law applies only to those directors who also are officers or employees of the corporation or subsidiary.

Voting By Ballot

         Under Delaware Law, each stockholder has the right to require a vote by written ballot for the election of directors at a stockholder meeting unless otherwise restricted as provided in the certificate of incorporation.

         There is no similar voting provision in the Massachusetts Law.

Inspection of Shareholder Lists

         Massachusetts Law provides that a stockholder may inspect the stockholders' list if (i) his demand is made in good faith and for a proper purpose; (ii) he describes with reasonable particularity his purpose; and (iii) the stockholders' list is directly connected with his purpose. Additionally, Massachusetts Law provides to any stockholder an absolute right of inspection of the stockholders' list for a ten-day period preceding a stockholder meeting. Delaware Law provides to any stockholder of record the right to inspect the stockholder list of the corporation for any purpose germane to the meeting for a ten-day period preceding a stockholder meeting.

                       DESCRIPTION OF OCLI'S CAPITAL STOCK

         The authorized capital stock of OCLI as of the Record Date consisted of 30,000,000 shares of authorized common stock, $.01 par value ("OCLI Common Stock"), of which 9,728,129 shares were issued and outstanding, and 100,000 shares of authorized preferred stock, $.01 par value, ("OCLI Preferred Stock") of which 12,000 shares of 8% Series C Convertible Redeemable Preferred Stock(the "Series C Preferred Stock") were issued and outstanding.

Common Stock

         Holders of OCLI Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of OCLI Common Stock have no preemptive rights or rights to convert their OCLI Common Stock into any other securities. The OCLI Common Stock is not subject to redemption. Upon any liquidation, distribution or sale of assets, dissolution or winding up of OCLI, the holders of OCLI Common Stock are entitled to share pro rata in the assets of OCLI available for distribution after provision for the payment of creditors and subject to the preferential rights of any then outstanding OCLI Preferred Stock. The outstanding shares of OCLI Common Stock are fully paid and nonassessable. There are no restrictions on transferability contained in OCLI's Certificate or OCLI's By-Laws.

Subject to preferences that may be applicable to any outstanding shares of OCLI Preferred Stock, holders of OCLI Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The OCLI Common Stock is listed on the Nasdaq National Market System.

         As of the Record Date, there were outstanding 9,728,129 shares of OCLI Common Stock. Additional information concerning the rights of holders of OCLI Common Stock, is set forth under "COMPARISON OF RIGHTS OF HOLDERS OF OCLI COMMON STOCK AND OCA COMMON STOCK."

Preferred Stock

         OCLI has authorized 100,000 shares of preferred stock, $.01 par value, of which 10,000 shares were designated Series A Preferred Stock in connection with OCLI's Stockholder Rights Plan. None of the Series A Preferred Stock is issued. Additionally, 15,000 shares were designated Series B Preferred Stock, of which 8,350 shares were issued and subsequently converted to OCLI Common Stock. None of the Series B Preferred Stock is currently issued and outstanding.

         In May 1995, as part of the financing of the acquisition of a controlling interest in Flex Products, Inc., OCLI issued 12,000 shares of Series C Preferred Stock in consideration for $1,000 per share. The Series C Preferred Stock is convertible into OCLI Common Stock at any time by the holders at a conversion price of $10.50 per common share (subject to adjustment in certain circumstances). The Series C Preferred Stock is redeemable by OCLI commencing two years from the date of issuance (if the OCLI Common Stock is trading at $17 per share or more for any 20 consecutive day period) and, after three years, unconditionally, at 108% of the purchase price per share, declining to 100% over four years. The holders of the Series C Preferred Stock are entitled to receive a cumulative annual dividend of $80 per share, which is payable quarterly and has preference to any other dividends being paid by OCLI.

         The holders of shares of Series C Preferred Stock are not entitled to notice of any stockholders' meetings or to vote on any matter, except as provided by law or as otherwise specified in the Series C Preferred Stock Certificate of Designation, Preferences and Rights. If, however, dividends on the Series C Preferred Stock are in arrears in an amount equal to four quarterly dividends, a default period would begin in which the holders of the Series C Preferred Stock, voting as a class, would have the right to elect the greater of two directors or a number of directors not less than 25% of the total number of authorized directors. Such right terminates upon expiration of the default period. The holders of the Series C Preferred Stock are entitled to a liquidation preference equal to $1,000 per share plus accrued and unpaid dividends. OCLI may not create any series or class of capital stock ranking prior or equal to the Series C Preferred Stock unless the terms of any such series or class is approved by the holders of not less than two-thirds of the outstanding shares of Series C Preferred Stock voting separately as a class.

         Pursuant to the terms of a Stock Purchase Agreement entered into with the holders of the Series C Preferred Stock, OCLI may not pay any dividends or make any other distributions in respect of, or redeem or repurchase any, securities of OCLI to the extent such payments exceed 25% of the difference between (a) aggregate "Net Income" (as such term is defined in the Stock Purchase Agreement) of OCLI after January 31, 1995 and (b) all losses suffered by OCLI during such period.

Stockholder Rights Plan

         OCLI. In November 1987, OCLI adopted a Stockholder Rights Plan which expires in November 1997, under which OCLI declared a dividend of preferred stock purchase rights which only become exercisable, if not redeemed, ten days after a person or group has acquired 20% or more of OCLI Common Stock or the announcement of a tender offer which would result in a person or group acquiring 30% or more of OCLI Common Stock. Under certain circumstances, the plan allows stockholders, other than the acquiring person or group, to purchase OCLI Common Stock or the common stock of the acquirer having a market value of twice the exercise price.

               RELATIONSHIP AND TRANSACTIONS BETWEEN OCLI AND OCA


         OCLI and OCA have worked together on several projects over the past six years. Beginning in 1990, OCLI subcontracted with OCA for the coating of missile domes for the U.S Department of Defense. Under this arrangement, OCA fabricated the missile domes in its facilities in Garden Grove, California and sent them to OCLI to be coated at it facilities in Santa Rosa. Since the initial order, OCLI has received several follow-up orders from OCA for the coating of the missile domes in addition to several other smaller coating subcontracts for which OCLI has received orders worth approximately $657,000 since 1992, including approximately $40,000 of sales after the second quarter of 1996.

         Beginning in 1995, OCA subcontracted with OCLI for the supply of optical subassemblies and optical fabrication. In fiscal 1995 OCLI placed orders with OCA worth approximately $75,000 and orders year-to-date in fiscal 1996 are worth $407,000, including approximately $200,000 of open orders at the end of the second quarter of 1996.

         In addition to being both suppliers and customers to each other over the last several years, OCA and OCLI have both competed for optical filter business in the defense, aerospace, medical instrumentation and office automation market segments along with other companies including, but not limited to, Barr Associates, Optical Filter Corporation, Varo, and Deposition Sciences, Inc.

                                 BUSINESS OF OCA
General

         OCA develops, manufactures and markets optical and electro-optical products, components and subsystems for a wide range of applications in the medical, telecommunication, industrial, scientific, aerospace and defense industries. OCA focuses on four categories of product and related services: (1) Optical Filters, (2) Electro-Optical Sensors and Cameras, (3) Optical Correlators and (4) Fiber Optics Communications Devices. OCA also enjoys a significant business in optical components and subsystems for commercial and governmental markets.

Products and Services

         Optical Filters

         OCA designs, manufactures and markets optical filters which incorporate proprietary technology or multilayer thin film coatings. Optical thin film coatings control and enhance light energy by altering the transmission, reflection and absorption of the various wavelengths of light to achieve a desired optical effect. OCA has developed and patented a thin-film coating process called MicroPlasmaAE which permits OCA a distinct competitive advantage in providing high quality optical filters to customers in various industries. Optical filters are used as components in instruments and systems manufactured by original equipment manufacturers, principally to bio-medical instrument manufacturers. OCA has steadily increased its production capacity in this area and has achieved a high level of automation. OCA expects that an increasing share of the filters which it manufactures will be used in the production of its Fiber Optic Communication Devices.

         OCA's line of optical filters runs from the ultraviolet through the visible and into the infrared spectrum of light. OCA also makes filters which block certain wavelengths of light for eye-safe laser protection devices, and passive intrusion filters which detect heat from bodies approaching a field of view and will activate a switching mechanism. These products are often termed motion detection devices but in fact rely on heat transmitted by a source at an infrared wavelength. Optical filters are produced for a highly competitive market.

         Electro-Optical Sensors and Cameras

         OCA believes that it is recognized by its customers as an important supplier of lightweight electro-optical sensor systems for airborne and spaceborne applications. This recognition stems from OCA's participation in the Brilliant Pebbles and Clementine Programs in the late 1980s and early 1990s sponsored by the Strategic Defense Initiative/Ballistic Missile Division, which allowed OCA to enhance its already strong opto-mechanical background with state-of-the-art, in-house electronics design and fabrication capabilities.

         OCA's color video cameras set a new standard for performance and low mass. OCA plans to encourage use of this product and technology in both space related and commercial applications.

         OCA's experience with lightweight sensors positions it to capitalize upon the shift from small numbers of large, costly spacecraft to much larger numbers of small, relatively inexpensive spacecraft for both government and commercial applications. OCA anticipates that a substantial fraction of its future business can be derived from this technology base.

         Optical Correlators

         OCA has an established reputation in the field of Optical Processing. Beginning in 1985, OCA became one of the original system hardware innovators in this field, transforming theoretical analysis and scientific research into development efforts for field deployable hardware which could be used for target recognition and target tracking in missile systems. The fundamentals of the technology employ the inherent strength of optics to process an entire scene of data instantaneously (at the speed of light). Analytical speed combined with relatively low power and packaging requirements, yields an attractive technology for programs which incorporate optical processing. OCA will continue to support government applications using optical processing for guidance and navigation and radar imagery analysis; in particular, because optical processing provides the foundation of its commercial correlator line.

         The potential for commercial applications is found in factory automation, security, medical imagery and remote sensing imagery. OCA is developing solutions for each of these applications. For example, OCA will introduce in 1996 a commercial optical processor. The flash 256 Optical Fourier Processor is an entirely new product for the image processing industry, with significant competitive implications.

         Fiber Optic Communications Devices

         OCA has recently introduced a new line of optical devices for use in the fiber optic communications market. OCA manufactures four devices incorporating filters produced by OCA using its patented MicroPlasma(R) coating process. These devices are (a) a Channel Add/Drop Filter, (b)a Tunable Bandpass Fiber Optic Filter, (c) a 4 Channel Dense Wavelength Division Multiplexer (DWDM) and (d) an 8 Channel Dense Wavelength Division Multiplexer (DWDM). These devices generally operate in the 1530 to 1560 nanometer (nm) range and are unique because of their ability to operate in a passive mode.

         In addition to their narrow bandwidths, their low cross-talk (the result of OCA's ability to produce 3 cavity and 5 cavity filter designs), low insertion loss and durability, these devices also demonstrate high wavelength stability and minimal temperature shift (less than .001 nm/"C temperature shift). This minimal shift is the result of OCA's MicroPlasma(R) process.

         OCA believes its devices are enabling technology which will accommodate significantly increased data transmission over the existing installed base of fiber optic cable. While other DWDM devices exist which might compete with those manufactured by OCA, to date OCA believes its devices are the most advanced, and filter based devices appear to have a technical advantage over alternative technologies.

         Optical Components and Subsystems

         OCA plays significant role in the design and manufacture of leading edge optical products. OCA has been selected repeatedly by leading commercial, scientific and defense organizations to work cooperatively under formal teaming agreements and strategic alliances to develop innovative solutions to optical design, packaging and manufacturing problems for a wide range of product applications. The importance of the technologies developed during these projects continues to grow with the emergence of the small satellite industry for commercial applications such as Earthwatch. OCA is currently developing the telescope for the Earthwatch remote sensor which is expected to provide 3 meter resolution photographs of the earth for commercial users.

         OCA's development of advanced infrared search and track (IRST) and missile launch detection systems in cooperation with Westinghouse and Lockheed Martin addresses a growing market for the protection and improvement of our nation's existing air defense capabilities.

Research and Development

         OCA focuses its research and development activities on the development of new proprietary products, enhancements to existing products, and enhancements of core technologies. OCA funds these activities from both internal sources and external contracts.

Manufacturing

         OCA's approach is to identify and perform internally those functions which enable it to maintain control over critical portions of the production process and which add value to its products. At the same time, OCA's purchasing departments make every effort to insure that qualified suppliers are available for functions which are better or more economically performed by others. Both OCA's California and Massachusetts operations have complete, stand alone capabilities appropriate to the support of the varying requirements of its Business and customers. Engineering, manufacturing, sales and marketing personnel are available at both locations.

      In California, OCA designs, manufactures, costs, assembles and tests electro-optical subsystems and complex electro-optical assemblies for customer use in infrared, visible and ultraviolet systems. OCA's fabrication capabilities are sophisticated and include Single Point Diamond Turning, electroless nickel plating and Beryllium Hot Isostatic Pressing, and allow OCA to produce compact and lightweight subsystems without the degree of subcontracting required by most of its competitors.

         In Massachusetts, OCA is a leading provider of thin film products for OEM customers. OCA's state-of-the-art coatings, combined with its proprietary automation processes, assure a solid market presence. Additional capacity is being added to meet the forecasted demand for OCA's new products in the fiber optic communications marketplace. The enabling technology is the optical filter and OCA produces filters routinely that equate to over $10 million in annual sales. The packaging capability to support the DWDM product growth is fully operational.

Sales, Marketing and Customer Support

         The major products of OCA, as well as the Commercial and Government Optics, are all supported by a direct technical sales force located at OCA's California and Massachusetts operations. On an international basis, OCA maintains representatives throughout Europe, Asia and South America.

Patents and Intellectual Property

      OCA believes the success of its business depends more upon the technical competence and creativity of its employees than on its patents, trademarks and copyrights. Nevertheless, OCA seeks patents, when appropriate, on inventions concerning new products and improvements as part of its ongoing research, development and manufacturing activities. OCA also relies upon trade secret protection for its confidential and proprietary information. OCA routinely enters into confidentiality agreements with other entities and individuals.


Changes In and Disagreements with Accountants

      OCA has not had any changes in or disagreements with accountants during the periods presented.



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF OCA

Overview


      Current OCA management has been responsible for operations since March of 1990. In the past six years, the management team has devoted its attention to the transformation of a diverse operation, with heavy emphasis on government contracts, into a unified business with significant commercial product lines. OCA has materially improved its ability to withstand the fluctuations of revenues and profits ordinarily expected from reliance on government contracts.


Nine Months ended March 31, 1996 and March 31, 1995


         Net Sales. Net sales for the nine months ended March 31, 1996 were $21.6 million as compared to $19.7 million for the corresponding period a year ago, representing a 9% increase. This increase was primarily attributable to increased sales of optical filter products used in biomedical instruments, expanded sales of commercial optical components and subsystems used in high precision semiconductor machinery and analytical instruments and sales from our new product line of fiber optic products used by the telecommunications industry. Sales of fiber optic products, mainly wavelength division multiplexer devices, commenced with a low volume of prototype quantities during the nine months ended March 31, 1996. During this period OCA began to ramp up for production of fiber optic products by adding personnel and equipment.


         During the nine months ended March 31, 1996 the combined revenues from government optical components and subsystems and government electro-optical sensors and cameras were virtually unchanged from the corresponding period a year ago.

         Gross Profit. Gross profit as a percentage of net sales was 27.6% during the nine months ended March 31, 1996, a 3.0% improvement over 24.6% in the corresponding period in 1995. In 1996 the gross profit percentage improved as a result of increased sales of optical filter products incorporating our patented MicroPlasma(R) coating process which result in higher margins, and more favorable pricing of government contracts for optical components and subsystems.

         Research and Development. Research and development expenditures for the nine months ended March 31, 1996 increased by $244,000, or 248%, compared to the corresponding period a year ago. As a percentage of net sales, research and development expenditures for the same periods were 5.4% in 1996 compared to 1.7% in 1995. The increased research and development expenditures relate to our ongoing development of fiber optic products for the telecommunications industry.


         Selling and Administrative. Selling and administrative expenses for the nine months ended March 31, 1996 increased by $244,000 or 7%, compared to the corresponding period a year ago. As a percentage of net sales, these expenditures for the same periods were 17.4% in 1996 compared to 17.8% in 1995, representing a slight decrease.

         Earnings from Operations. The increased gross profit from additional volume as well as improved product mix and pricing was almost entirely offset by a higher level of research and development. Therefore, earnings from operations remained virtually unchanged, at $1.0 million, for the nine month period ended March 31, 1996 versus the same period in 1995.

         Interest Expense. Interest expense increased during the nine months ended March 31, 1996 by $76,000, or 14%, compared to the corresponding period a year ago. The increase is due to a higher level of borrowings, and specifically relate to $56,000 of interest accrued on the obligation to redeem common stock held by The Perkin-Elmer Corporation, and $20,000 for other borrowings.

         Provision For Income Taxes. OCA has a net operating loss carryforward for federal and state income tax purposes, thus the effective tax rate is not material. The income taxes for both periods shown are comparable.

         Net Income. OCA had net income of $384,000 for the nine months ended March 31, 1996 compard to $435,000 for the corresponding period a year ago, a decrease of $51,000. This reduction in net income is principally a result of increased research and development expenditures and interest expense, offset by higher gross profit arising from increased sales.


Twelve Months ended June 30, 1995 and June 30, 1994


         Net Sales. Net sales for the year ended June 30, 1995 were $26.5 million as compared to $25.2 million for the prior year, representing a 5% increase. OCA concentrated its efforts on the development of the commercial segments of its business with the result that commercial revenues increased by $6.7 million in 1995. The increase is attributable to an expanded customer base for commercial optical components and subsystems used in high precision semiconductor machinery and analytical instruments, and increased sales of optical filter products used in biomedical instruments. Revenues generated from government contracts decreased to $10.8 million in 1995 compared to $16.2 million in 1994.


         Gross Profit. Gross profit as a percentage of net sales was 25.0% in 1995, a 1.4% improvement over 23.6% in 1994. This improvement is a result of a more favorable product mix caused by the Company's increased concentration on commercial business.


         Research and Development. Research and development expenditures in 1995 increased by $469,000, or 474%, compared to 1994. As a percentage of revenues, research and development expenditures in 1995 were 2.1% compared to 0.4% in 1994. The increased research and development expenditures relate to ongoing development of fiber optic products for the telecommunications industry.


         Selling and Administrative. Selling and administrative expenses for 1995 decreased $401,000, or 8%, compared to 1994. As a percentage of revenues these expenditures were 18.1% in 1995 compared to 20.7% in 1994. The decrease for 1995 was primarily attributable to a $430,000 charge related to a bad debt in 1994. The customer filed for Chapter 11 protection and was subsequently liquidated.

         Earnings From Operations. Earnings from operations doubled from $623,000 in 1994 to $1.3 million in 1995. The increased gross profit from additional sales volume and a more favorable product mix and lower selling and administrative expenses resulted in a significant improvement despite a higher level of research and development.


         Interest Expense. Interest expense remained virtually even from 1994 to 1995, and there was no increase in the level of borrowings.


         Provision For Income Taxes. OCA had a net operating loss carryforward for federal and state income tax purposes, thus the effective tax rate is not material.

         Net Income. OCA had net income of $508,000 in 1995 compared to a net loss of $147,000 in 1994. The improvement was a result of increased sales coupled with improved margins in 1995.


Twelve Months ended June 30, 1994 and June 30, 1993


         Net  Sales.  Net  sales for the year  ended  June 30,  1994 were  $25.2 million as compared to $27.4 million for the prior year, representing an 8% decrease. The decrease is directly related to a softening of government contracts for optical and electro-optical components and subsystems. Revenues generated from government contracts decreased to $16.2 million in 1994 compared to $20.6 million in 1993. With the ongoing shrinkage of the defense budget, OCA concentrated on increasing the commercial segments of its business and exploring opportunities for new proprietary products. The results of these efforts are expected to show a continuing improvement in product mix in future years.

         Gross Profit. Gross profit as a percentage of net sales was 23.6% in 1994, a 4.1% improvement over 19.5% in 1993. In 1994, the gross profit percentage improved as a result of a more favorable product mix, as well as improvements in optical filter margins from manufacturing cost reductions and improved productivity.


         Research and Development. Research and development expenditures in 1994 decreased by $392,000, or 80%, compared to 1993. As a percentage of revenues, research and development expenditures in 1994 were 0.4% compared to 1.8% in 1993. However, in 1994 and 1993, the Company received Small Business Innovative Research (SBIR) Program Contracts. These contracts provide the Company with government sponsored funds for research and development in specific areas. The revenue related to the SBIR contracts has been included in net sales and was approximately $1,453,000 in

1994 and $355,000 in 1993. Related expenses have been included in cost of goods sold and were approximately $1,114,000 in 1994 and $254,000 in 1993.


         Selling and Administrative. Selling and administrative expenses for 1994 decreased by $680,000, or 12% compared to 1993. As a percentage of revenues these expenditures were 20.7% in 1994 compared to 21.5% in 1993. This decrease is attributable to OCA's efforts to reduce costs in light of lower anticipated revenues.

         Restructuring Expenses. In 1993, OCA restructured its East Coast operations by consolidating substantially all of its Westward facility into its Marlborough facility. As a result of this restructuring, OCA incurred costs of $833,000 related to a partial termination of the facility lease and a related sublease, the write-off of certain assets and associated costs of the restructuring. Concurrently, OCA also restructured its work force, resulting in $408,000 of severance costs.


         Earnings From Operations. Earnings from operations improved in 1994 to $623,000 compared to a loss of $2.3 million in 1993. This is the result of improved margins and reductions in expenses, as well as the non-recurring restructuring charge only affecting 1993.

         Interest Expense. Interest expense increased in 1994 by $85,000 compared to 1993. The increase is due to a higher level of borrowings.


         Provision For Income Taxes. Due to the net loss in 1993, OCA has a net operating loss carryforward for federal and state tax purposes. In 1993, a portion of the tax loss was carried back to prior years resulting in a tax benefit in 1993.

         Net Income. The Company experienced a net loss of $147,000 in 1994 as compared to a net loss of $2.6 million in 1993.


Liquidity and Capital Resources

         Capital Expenditures during the years ended June 30, 1993, 1994 and 1995 were approximately $1.3 million, $580,000 and $1.2 million, respectively. These expenditures were principally for machinery and equipment to upgrade production capabilities. OCA's capital equipment purchases for the nine months ended March 31, 1996 equaled $2.3 million and included approximately $1.1 million for the fiber optics products. OCA expects capital expenditures in future quarters to continue to be significant as production capacity for fiber optics products is added to OCA's current manufacturing facility.

         At March 31, 1996, OCA had a positive working capital of approximately $2.1 million, which excludes the amount owed to The Perkin-Elmer Corporation for the repurchase of the shares of OCA's redeemable common stock. See Note 5 to OCA's Financial Statements elsewhere herein. OCA also had approximately $2.6 million of indebtedness for money borrowed from its bank at March 31, 1996. OCA's availability for further borrowing, based upon 80% of eligible accounts receivable, was approximately $600,000 at the same date. The bank's commitment to its line of credit expires November 1, 1996, and OCA anticipates no difficulty in being able to obtain a renewal thereof.

         In the absence of the proposed Merger transaction, OCA's present capital resources would be inadequate for its projected needs. OCA would need to raise additional equity capital in order to be able to satisfy its obligation to redeem the shares of common stock presently owned by The Perkin-Elmer Corporation and at the same time remain in compliance with the terms of its agreements with its lenders. In addition, OCA has a significant amount of subordinated indebtedness which will mature between July 1, 1997 and June 30, 1999. It is possible that the holders of this subordinated indebtedness might elect to use a portion of the principal of their notes to pay the exercise price of the Common Stock Purchase Warrants which they also hold. However, based upon discussions with its investment advisors, OCA believes that its current levels of operations and revenues will support its ability to raise such equity and refinance such indebtedness.

                            OCLI AND OCA MANAGEMENTS

Executive Officers and Directors of OCA

         After the Merger, the executive officers and directors of OCA are expected to be as follows:


         Executive Officers
         Donald A. Johnson, Chief Executive Officer
         M.J. Devlin, President and Chief Operating Officer
         J. Viggiano, Executive Vice President and General Manager, East Coast Operations


         Directors
         Herbert M. Dwight, Jr., Chairman of the Board
         Donald A. Johnson, Chief Executive Officer and Director
         Joseph C. Zils, Director

         Each director is elected to hold office until the next annual meeting of Shareholders and until his successor is elected and qualified. The term of office of each officer is one year or until a successor is chosen and qualified. There are no family relationships among any of the executive officers or directors.

OCLI Executive Officers and Directors and Executive Compensation

         For information concerning the directors and executive officers of OCLI and the compensation of the directors and executive officers of OCLI, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               OWNERSHIP OF OCA COMMON STOCK AND OCLI COMMON STOCK

Ownership of OCA Common Stock

         The following table sets forth, as of the Record Date, the beneficial ownership of OCA Common Stock (including, on a pro forma basis, the beneficial ownership of shares of OCLI Common Stock into which such shares of OCA Common Stock are convertible upon consummation of the Merger) by (i) all persons known to OCA to own beneficially five percent or more of the outstanding OCA Common Stock, (ii) the directors of OCA, (iii) each of the executive officers of OCA and (iv) the directors and all executive officers of OCA together as a group. The addresses of each such persons are shown below. The pro forma number of shares of OCLI Common Stock assumes an exchange ratio of
2.042 shares of OCLI Common Stock for each share of OCA Common Stock and assumes the purchase by OCA, prior to the Effective Date, of the 46,875 shares of OCA Common Stock held on the Record Date by Perkin-Elmer pursuant to a put option previously exercised by Perkin-Elmer.


                                                                                              Pro Forma
                                                              Ownership of                Ownership of OCLI
                                                           OCA Common Stock                 Common Stock
                                                       --------------------------     ------------------------
                                                       Number of       Percentage     Number of     Percentage
                                                       Shares          of             Shares        of
Name and Address of                                    Beneficially    Outstanding    Beneficially  Outstanding
Beneficial Owner                 Title                 Owned           Shares         Owned         Shares


F. Sherman Hoyt                 Director                115,907         15.50%         236,682         2.07%
39 Main Street
Hollis, NH  03049

Stephen B. Loring               Director                 93,436         12.50%         190,796         1.67%
61 Lexington Circle
Holden, MA  01520

Donald A. Johnson               Chairman,                83,580         11.18%         170,670         1.49%
18 Captain Brown's Lane         Director & CEO
Acton, MA  01720

George Olmsted                  Director                 67,349          9.01%         135,842         1.20%
62 Chase Street
Chatham, MA  02633-2404

Edward M. Muller                Director                 55,413          7.41%         113,153          .99%
190 Sherman Street
Fairfield, CT  06430

Glen Wegner, M.D., J.D.         Director                 25,585(1)       3.42%          52,245         0.46%
22 Lathrop Road
Wellesley, MA 02181


Michael J. Devlin               Director,                20,000          2.67%          40,840         0.36%
19596 Elmridge Lane             President & COO
Huntington Beach, CA  92648




                                       79

                                                                                              Pro Forma
                                                              Ownership of                Ownership of OCLI
                                                           OCA Common Stock                 Common Stock
                                                       --------------------------     ------------------------
                                                       Number of       Percentage     Number of     Percentage
                                                       Shares          of             Shares        of
Name and Address of                                    Beneficially    Outstanding    Beneficially  Outstanding
Beneficial Owner                 Title                 Owned           Shares         Owned         Shares

John D. Viggiano                Director,              19,500          2.61%          39,819         0.35%
84 Emer Road                    Executive VP
Marlborough, MA 01752             & GM-East Coast

George B. Whelton, Jr.          Director               11,510          1.54%          23,503         0.21%
615 Route 13 South
Milford, NH  03055


Directors and Executive
  Officers as a group                                 492,280          65.84%      1,005,236        8.79%




Ownership of OCLI Common Stock


         After giving effect to the Merger, assuming the purchase of the Perkin-Elmer shares, full participation in the Merger by all OCA Shareholders and the prior exercise of OCA Warrants to purchase 86,000 shares of OCA Common Stock, there will be approximately 11,430,548 shares of OCLI Common Stock outstanding. After giving effect to the Merger, OCA Shareholders would own in the aggregate approximately 14.9% of the issued and outstanding shares of OCLI Common Stock.


         For information concerning the ownership of OCLI Common Stock, including OCLI Common Stock owned by directors and executive officers of OCLI, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         OCLI and OCA have worked together on several projects over the past six years. Beginning in 1990, OCLI subcontracted with OCA for the coating of missile domes for the U.S Department of Defense. Under this arrangement, OCA fabricated the missile domes in its facilities in Garden Grove, California and sent them to OCLI to be coated at it facilities in Santa Rosa. Since the initial order, OCLI has received several follow-up orders from OCA for the coating of the missile domes in addition to several other smaller coating subcontracts for which OCLI has received orders worth approximately $657,000 since 1992, including approximately $40,000 of sales after the second quarter of 1996.

         Beginning in 1995, OCA subcontracted with OCLI for the supply of optical subassemblies and optical fabrication. In fiscal 1995 OCLI placed orders with OCA worth approximately $75,000 and orders year-to-date in fiscal 1996 are worth $407,000, including approximately $200,000 of open orders at the end of the second quarter of 1996.

         In addition to being both suppliers and customers to each other over the last several years, OCA and OCLI have both competed for optical filter business in the defense, aerospace, medical instrumentation and office automation market segments along with other companies including, but not limited to, Barr Associates, Optical Filter Corporation, Varo, and Deposition Sciences, Inc.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the principal federal income tax consequences of the Merger and is based upon the applicable provisions of the Internal Revenue Code of 1986, As Amended (the "Code"), regulations thereunder, and published rulings and court decisions. Neither OCA nor OCLI intend to seek a ruling from the Internal Revenue Service with regard to the tax consequences of the Merger.

         Under present law, the Merger and the conversion of each share of OCA Common Stock into OCLI Common Stock should have the following consequences for federal income tax purposes:

         1. The Merger will qualify as a "reorganization" as defined in Code Sections 368(a)(1)(A) and 368(a)(2)(E).

         2. No gain or loss will be recognized by OCA as a result of the Merger.

         3. No gain or loss will be recognized by OCA Shareholders who exchange all of their OCA Common Stock solely for OCLI Common Stock in the Merger. Shareholders who exercise dissenters' rights will recognize gain or loss upon the receipt of cash for their shares measured by the difference between the cash received and the basis of their stock, provided they own no shares of OCLI Common Stock.

         4. The aggregate basis of the OCLI Common Stock received by an OCA Shareholder will be the same as the aggregate basis of such Shareholder in the OCA Common Stock converted in the Merger.

         5. The holding period of the OCLI Common Stock received by an OCA Shareholder will include the period during which such Shareholder held the OCA Common Stock converted in the Merger, provided that such stock was held as a capital asset on the Effective Date.

         6. An OCA Shareholder who receives a cash payment in lieu of a fractional share of OCLI Common Stock will be treated as if such fractional share were distributed in the Merger and then redeemed by OCLI, and should recognize capital gain or loss measured by the difference between the amount of cash received and the Shareholder's basis in the fractional share (which will be a pro rata portion of the Shareholder's basis in the OCLI Common Stock received in the Merger), provided that such Shareholder's OCA Common Stock is held as a capital asset on the Effective Date.

         7. No gain or loss for federal income tax purposes will be recognized by the holder of an option to purchase shares of OCA Common Stock solely as a result of the conversion of such options into options to purchase OCLI Common Stock.

         In order for the Merger to qualify as a tax-free reorganization, the OCA Shareholders must have the requisite "continuity of interest" through ownership of the OCLI Common Stock. It is the ruling position of the Internal Revenue Service that the "continuity of interest" requirement is satisfied if there is a continuing interest through stock ownership in the acquiring corporation on the part of the former shareholders of the acquired corporation, without any plan or intention by the former shareholders of the acquired corporation to sell, exchange or otherwise dispose of stock of the acquiring corporation, that is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all the formerly outstanding stock of the acquired corporation as of the same date. There can be no assurance that the former Shareholders of OCA will not, pursuant to a present plan or intention, sell or otherwise dispose of the OCLI Common Stock in a sufficient amount to violate this requirement. However, the holders of a majority of such shares have represented that they have no such present plan or intention.

         Holders of OCA Common Stock are urged to consult with their tax advisers as to the effect under state, local and foreign income and other tax laws of the Merger.

                                     EXPERTS


         The consolidated financial statements and the related financial statement schedule incorporated in this Registration Statement by reference from Optical Coating Laboratory, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information of Optical Coating Laboratory, Inc. for the three month periods ended January 28, 1996 and January 31, 1995 and the three and six month periods ended April 28, 1996 and April 30, 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Optical Coating Laboratory, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended January 28, 1996 and April 28, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

         The consolidated financial statements of Optical Corporation of America as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 included in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the OCLI Common Stock to be issued pursuant to the Merger will be passed upon for OCLI by Collette & Erickson LLP, counsel to OCLI. Partners in Collette & Erickson LLP own shares of OCLI Common Stock the fair market value of which exceeds $50,000.

                                  OTHER MATTERS

         OCA is not aware of any other matters to be presented at the Special Meeting of Shareholders other than as specified in the notice of such meeting and this Proxy Statement/Prospectus.

                         OPTICAL CORPORATION OF AMERICA


                       FINANCIAL STATEMENTS FOR THE YEARS
                       ENDED JUNE 30, 1993, 1994 AND 1995
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of Optical Corporation of America:


We have audited the accompanying balance sheets of Optical Corporation of America as of June 30, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Optical Corporation of America as of June 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.




Costa Mesa, California
August 30, 1995, except for Notes 5 and 13, which are as of June 28, 1996


OPTICAL CORPORATION OF AMERICA


BALANCE SHEETS
AS OF JUNE 30, 1994 AND 1995 AND MARCH 31, 1996 (Unaudited)
- ---------------------------------------------------------------------------------------------------------------------



                                                                             June 30,                    March 31,
                                                              ---------------------------------------       1996
                                                                     1994               1995            (unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                      $   480,000          $   466,000          $   134,000
Accounts and notes receivable, net of allowances
  of $435,000 and $54,000 as of June 30, 1994 and
  1995, respectively, and $87,000 as of March 31,
  1996 (Note 1)                                                  5,684,000            4,201,000            4,158,000
Unbilled receivables                                             3,055,000            2,219,000            2,361,000
Inventories (Notes 1 and 2)                                      1,885,000            2,621,000            2,856,000
Other current assets                                                52,000               48,000               66,000
                                                               -----------          -----------          -----------

    Total current assets                                        11,156,000            9,555,000            9,575,000

EQUIPMENT AND IMPROVEMENTS, net
  (Note 3)                                                       4,134,000            4,298,000            5,694,000

OTHER ASSETS                                                        79,000               49,000               41,000
                                                               -----------          -----------          -----------

                                                               $15,369,000          $13,902,000          $15,310,000
                                                               ===========          ===========          ===========


See notes to financial statements.



OPTICAL CORPORATION OF AMERICA


BALANCE SHEETS
AS OF JUNE 30, 1994 AND 1995 AND MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------------------------------------------------



                                                                             June 30,                      March 31,
                                                              ---------------------------------------         1996
                                                                     1994               1995              (unaudited)

LIABILITIES AND STOCKHOLDERS'
  EQUITY

CURRENT LIABILITIES:
Note payable (Note 4)                                         $  2,900,000          $  1,600,000          $  2,550,000
Accounts payable                                                 2,009,000             1,632,000             1,697,000
Accrued expenses                                                 1,520,000             1,413,000             1,854,000
Billings in excess of costs and estimated profits
   (Note 1)                                                        527,000             1,095,000                88,000
Current maturities of subordinated debt (Note 4)                                                               375,000
Current maturities of long-term debt (Note 4)                      741,000               783,000               950,000
                                                              ------------          ------------          ------------

    Total current liabilities                                    7,697,000             6,523,000             7,514,000

LONG-TERM DEBT, net of current maturities
  (Note 4)                                                       2,747,000             1,946,000             2,225,000

SUBORDINATED DEBT, net of current maturities
  (Notes 4 and 5)                                                2,250,000             2,250,000             1,869,000

REDEEMABLE COMMON STOCK (Note 5)                                   753,000               850,000               857,000

COMMITMENTS (Note 8)

STOCKHOLDERS' EQUITY (Note 5):
Common stock, $.01 par value; authorized,
  2,000,000 shares; issued and outstanding, 765,277
  shares in 1994 and 1995, and 783,577 shares as
  of March 31, 1996                                                  8,000                 8,000                 8,000
Additional paid-in capital                                       4,264,000             4,264,000             4,399,000
Deficit                                                         (2,350,000)           (1,939,000)           (1,562,000)
                                                              ------------          ------------          ------------

    Total stockholders' equity                                   1,922,000             2,333,000             2,845,000
                                                              ------------          ------------          ------------

                                                              $ 15,369,000          $ 13,902,000          $ 15,310,000
                                                              ============          ============          ============


See notes to financial statements.



OPTICAL CORPORATION OF AMERICA


STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1995 (Unaudited) AND 1996 (Unaudited)
- -----------------------------------------------------------------------------------------------------------------------


                                                                                            Nine months ended
                                            Years ended June 30,                                March 31,
                             ----------------------------------------------------   -----------------------------------
                                   1993             1994              1995                1995             1996
                                                                                               (unaudited)

Net sales (Note 9)           $ 27,397,000      $ 25,174,000       $ 26,537,000      $ 19,735,000      $ 21,600,000
Cost of goods sold
  (Note 9)                     22,048,000        19,237,000         19,905,000        14,880,000        15,644,000
                             ------------      ------------       ------------      ------------      ------------

                                5,349,000         5,937,000          6,632,000         4,855,000         5,956,000

Selling and administrative
  expenses (Note 8)             5,895,000         5,215,000          4,814,000         3,514,000         3,758,000
Research and development
  expenses (Note 9)               491,000            99,000            568,000           335,000         1,167,000
Restructuring expenses
  (Note 10)                     1,241,000
                             ------------      ------------       ------------      ------------      ------------

      Total expenses            7,627,000         5,314,000          5,382,000         3,849,000         4,925,000
                             ------------      ------------       ------------      ------------      ------------

Earnings (loss) from
  operations                   (2,278,000)          623,000          1,250,000         1,006,000         1,031,000

Interest expense (Note 4)         680,000           764,000            734,000           551,000           627,000
                             ------------      ------------       ------------      ------------      ------------

Earnings (loss) before
  provision (benefit) for
  income taxes                 (2,958,000)         (141,000)           516,000           455,000           404,000

Provision (benefit) for
  income taxes, current
  (Note 7)                       (372,000)            6,000              8,000            20,000            20,000
                             ------------      ------------       ------------      ------------      ------------

Net earnings (loss)          $ (2,586,000)     $   (147,000)      $    508,000      $    435,000      $    384,000
                             ============      ============       ============      ============      ============



See notes to financial statements.



OPTICAL CORPORATION OF AMERICA


STATEMENTS OF STOCKHOLDERS' EQUITY
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited)
- -----------------------------------------------------------------------------------------------------------------------------------



                                                  Common stock          Additional                    Retained
                                          --------------------------     paid-in     Deferred         earnings
                                            Shares        Amount         capital    compensation     (deficit)            Total

BALANCES, July 1, 1992                      768,000      $8,000       $ 4,294,000    $   (93,000)   $   577,000      $ 4,786,000

Amortization of deferred compensation                                                     93,000                          93,000
Accretion of redeemable common stock                                                                    (97,000)         (97,000)
Repurchase of common stock                   (3,000)                      (30,000)                                       (30,000)
Net loss                                                                                             (2,586,000)      (2,586,000)
                                            -------      ------       -----------    -----------    -----------      -----------

BALANCES, June 30, 1993                     765,000       8,000         4,264,000                    (2,106,000)       2,166,000

Accretion of redeemable common stock                                                                    (97,000)         (97,000)
Net loss                                                                                               (147,000)        (147,000)
                                            -------      ------       -----------    -----------    -----------      -----------

BALANCES, June 30, 1994                     765,000       8,000         4,264,000                    (2,350,000)       1,922,000

Accretion of redeemable common stock                                                                    (97,000)         (97,000)
Net earnings                                                                                            508,000          508,000
                                            -------      ------       -----------    -----------    -----------      -----------

BALANCES, June 30, 1995                     765,000       8,000         4,264,000                    (1,939,000)       2,333,000

Repurchase of common stock                   (4,100)                      (41,000)

Issuance of common stock                     22,677                       176,000                                        135,000
Accretion of redeemable common stock                                                                     (7,000)          (7,000)
Net earnings                                                                                            384,000          384,000
                                            -------      ------       -----------    -----------    -----------      -----------

BALANCES, March 31, 1996 (unaudited)        783,577      $8,000       $ 4,399,000    $      --      $(1,562,000)     $ 2,845,000
                                            =======      ======       ===========    ===========    ===========      ===========




See notes to financial statements.



OPTICAL CORPORATION OF AMERICA


STATEMENTS OF CASH FLOWS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1995 (Unaudited) AND 1996 (Unaudited)
- --------------------------------------------------------------------------------------------------------------------------------


                                                                                                          Nine months
                                                                                                            ended
                                                          Years ended June 30,                            March 31,
                                            -----------------------------------------------    ----------------------------------
                                                  1993            1994             1995             1995            1996
                                                                                                          (unaudited)

CASH FLOWS FROM
  OPERATING ACTIVITIES:
Net earnings (loss)                            $(2,586,000)    $  (147,000)    $   508,000     $   435,000     $   384,000

Adjustments to reconcile  net earnings
  (loss) to net cash (used in) provided by
  operating activities:
  Depreciation and amortization                  1,116,000         913,000       1,052,000         763,000         901,000
  Gain on disposal of equipment                     32,000         (28,000)        (15,000)        (15,000)         (3,000)
  Deferred income taxes                            (68,000)
  Changes in assets and liabilities:
    Accounts and notes receivable                  (73,000)       (883,000)      1,483,000         928,000          43,000
    Unbilled receivables                           630,000        (316,000)        836,000       1,119,000        (142,000)
    Inventories                                   (491,000)        207,000        (736,000)       (994,000)       (235,000)
    Other assets                                    68,000         (35,000)                                        (30,000)
    Accounts payable and
      accrued expenses                             831,000        (470,000)       (484,000)       (606,000)        506,000
    Billings in excess of costs
      and estimated profits                                        459,000         568,000       1,118,000      (1,007,000)
    Income taxes receivable, net                  (453,000)        412,000
                                               -----------      ----------     -----------      ----------     -----------

      Total adjustments                          1,592,000         259,000       2,704,000       2,313,000          33,000
                                               -----------      ----------     -----------      ----------     -----------

        Net cash (used in)
          provided by operating
            activities                            (994,000)        112,000       3,212,000       2,748,000         417,000

CASH FLOWS FROM
  INVESTING ACTIVITIES:
Additions to equipment and
  improvements                                  (1,152,000)       (580,000)     (1,193,000)       (775,000)     (1,622,000)
Proceeds from disposal of
  equipment                                        144,000          34,000          25,000          25,000           3,000
                                               -----------      ----------     -----------      ----------     -----------

      Net cash used in investing
        activities                              (1,008,000)       (546,000)     (1,168,000)       (750,000)     (1,619,000)
                                               -----------      ----------     -----------      ----------     -----------



See notes to financial statements.



OPTICAL CORPORATION OF AMERICA


STATEMENTS OF CASH FLOWS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1995 (Unaudited) AND 1996 (Unaudited) (Continued)
- -------------------------------------------------------------------------------------------------------------------------


                                                                                                Nine months
                                                                                                   ended
                                                Years ended June 30,                             March 31,
                                  --------------------------------------------------  ---------------------------------
                                        1993            1994             1995               1995            1996
                                                                                                (unaudited)

CASH FLOWS FROM
  FINANCING ACTIVITIES:
Repurchase of common stock         $   (30,000)      $                 $                 $                 $   (41,000)
Issuance of common stock               176,000
Proceeds from note payable           2,575,000         3,585,000         4,700,000         2,850,000         4,150,000
Payments on note payable            (1,400,000)       (4,220,000)       (6,000,000)       (4,450,000)       (3,200,000)
Proceeds from subordinated
  debt                                   6,000           500,000
Proceeds from long-term debt
  issuance                           1,100,000         1,900,000                                               259,000
Payments on long-term debt            (317,000)       (1,049,000)         (666,000)         (491,000)         (340,000)
Payments on capital lease
  obligations                         (176,000)          (82,000)          (92,000)          (65,000)         (134,000)
                                   -----------       -----------       -----------       -----------       -----------

      Net cash provided by
        (used in) financing
         activities                  1,758,000           634,000        (2,058,000)       (2,156,000)          870,000
                                   -----------       -----------       -----------       -----------       -----------

NET (DECREASE) INCREASE
  IN CASH AND CASH
  EQUIVALENTS                         (244,000)          200,000           (14,000)         (158,000)         (332,000)

CASH AND CASH
  EQUIVALENTS, beginning
  of year                              524,000           280,000           480,000           480,000           466,000
                                   -----------       -----------       -----------       -----------       -----------

CASH AND CASH
  EQUIVALENTS, end of year         $   280,000       $   480,000       $   466,000       $   322,000       $   134,000
                                   ===========       ===========       ===========       ===========       ===========

NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Equipment purchased by
  execution of capital leases
  or long-term debt                $   139,000       $      --         $      --         $      --         $   655,000
Conversion of notes payable
  to subordinated debt             $   250,000       $      --         $      --         $      --         $      --



See notes to financial statements.


OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited)
- --------------------------------------------------------------------------------


1.      BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Optical Corporation of America (OCA or the Company) is engaged in the design, manufacture and marketing of optical and electro-optical products, components and subsystems for a wide range of applications in the medical, telecommunications, industrial, scientific, aerospace and defense industries. OCA is a Massachusetts corporation and is registered to do business in California as OCA Applied Optics.

        Interim Financial Data - The interim financial data as of March 31, 1996 and for the nine months ended March 31, 1995 and 1996 is unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

        Fiscal Year - The Company utilizes a 4-4-5 week reporting period for its quarterly and annual reporting. The financial statements included herein reflect the twelve-month periods ended June 28, 1993, July 3, 1994 and July 2, 1995, and the nine-month periods ended April 2, 1995 and March 31, 1996. For convenience, the accompanying financial statements are described as ending as of June 30 and March 31.

        Revenue Recognition - Sales and profits under cost-plus-type contracts, small business innovative research program contracts (Note 9) and certain fixed price contracts requiring substantial performance over more than one year are accounted for under the percentage of completion method using the ratio of costs incurred to estimated costs at completion. Sales and profits under other contracts are recorded as goods are shipped. Provisions for anticipated losses on contracts are recognized in full as they are identified. Unbilled receivables represent recoverable costs and accrued income that are anticipated to be billable under terms of the contracts. Billings in excess of costs and estimated profits consist of progress billings in excess of sales made on various contracts.

        Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

        Equipment and Improvements - Equipment and improvements are recorded at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets which range from three to seven years. Costs of maintenance and repairs are charged to expense while costs of significant renewals and betterments are capitalized.

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


        Other Assets - Other assets consist principally of deposits and debt issuance costs. Debt issuance costs are being amortized over the term of the related debt.

        Income Taxes - The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company's financial statements or tax returns. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The measurement of the deferred items is based on enacted tax laws. The effect of initially adopting SFAS No. 109 was not significant to the June 30, 1993 financial statements and therefore has been included in the benefit for income taxes for fiscal 1993.

        Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

        Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


2.      INVENTORIES

        Inventories consist of the following:



                                          June 30,                 March 31,
                              ----------------------------------     1996
                                  1994              1995          (unaudited)

            Raw materials      $  342,000       $  394,000       $  589,000
            Work in process     1,222,000        1,745,000        1,805,000
            Finished goods        321,000          482,000          462,000
                               ----------       ----------       ----------

                               $1,885,000       $2,621,000       $2,856,000
                               ==========       ==========       ==========

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


3.      EQUIPMENT AND IMPROVEMENTS

        Equipment and improvements consist of the following:



                                                                   June 30,                     March 31,
                                                      ------------------------------------        1996
                                                            1994              1995            (unaudited)

        Machinery and equipment                         $  7,042,000      $  7,985,000      $    9,986,000
        Computer equipment                                   607,000           742,000             991,000
        Furniture and fixtures                               127,000           134,000             142,000
        Leasehold improvements                               219,000           292,000             311,000
                                                        ------------      ------------      --------------

                                                           7,995,000         9,153,000          11,430,000
        Less accumulated depreciation and
          amortization                                    (3,861,000)       (4,855,000)         (5,736,000)
                                                        ------------      ------------      --------------
                                                        $  4,134,000      $  4,298,000      $    5,694,000
                                                        ============      ============      ==============



4.      DEBT

        Note payable consists of the following:



                                                                   June 30,                     March 31,
                                                      ------------------------------------        1996
                                                            1994              1995             (unaudited)

Revolving bank credit facility available
 until November 1, 1996 (maximum
 $4,000,000 or 80% of eligible accounts
 receivable, approximately $2,761,000
 as of June 30, 1995) with interest payable at
 2% above prime rate (9% at
 June 30, 1995) (b) (c)                                $  2,900,000      $  1,600,000        $  2,550,000
                                                       ============      ============        ============


OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


        Long-term debt consists of the following:


                                                                   June 30,                       March 31,
                                                      ------------------------------------          1996
                                                                1994             1995           (unaudited)

Note payable to Massachusetts Business
  Development Corporation (MBDC),
  repaid in December 1995                                 $     271,000     $     125,000         $

Note payable to MBDC, repaid in
  December 1995                                                 930,000           810,000

Note payable to GE Capital payable in
  60 monthly principal installments of $25,000
  plus interest at 3.66% above the 30-day
  commercial  paper rate (6.06% at June 30,
  1995) (a)                                                   1,500,000         1,200,000             975,000

Notes payable to GE Capital payable in
  60 monthly principal and interest payments
  of $38,860 with interest at 9.93% per annum
  through April 30, 2001 (a)                                                                        1,820,000

Promissory note payable to The Perkin-Elmer
  Corporation (a stockholder) with quarterly
  payments of interest at a rate of 10%; five
  principal  installments of $80,000 payable
  quarterly commencing on February 1, 1996
  with final payment on February 1, 1997                        400,000           400,000             320,000



OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------



                                                                   June 30,                     March 31,
                                                      ------------------------------------        1996
                                                            1994              1995             (unaudited)

Unsecured noninterest-bearing note paid in
  full to an individual at April 15, 1995              $    100,000      $                   $

Capital lease obligations (Note 8)                          287,000           194,000              60,000
                                                       ------------      ------------        ------------

                                                          3,488,000         2,729,000           3,175,000
Less current maturities                                    (741,000)         (783,000)           (950,000)
                                                       ------------      ------------        ------------

                                                       $  2,747,000      $  1,946,000        $  2,225,000
                                                       ============      ============        ============



        Subordinated debt consists of the following:



                                                                   June 30,                     March 31,
                                                      ------------------------------------        1996
                                                            1994              1995             (unaudited)

Note payable to Massachusetts Capital
  Resource Company (MCRC) due June 30,
  1999, payable in quarterly principal payments
  of $125,000 beginning September 30, 1996;
  interest at 11% payable quarterly (a) (c)
  (Note 5)                                            $  1,500,000      $  1,500,000        $  1,500,000

Notes payable to stockholders and others,
  payable in one principal payment of $187,500
  on July 1, 1996 plus interest at 11% with
  balance due July 1, 1997                                 750,000           750,000             744,000
                                                      ------------      ------------        ------------

                                                         2,250,000         2,250,000           2,244,000
Less current maturities                                                                         (375,000)
                                                      ------------      ------------        ------------

                                                      $  2,250,000      $  2,250,000        $  1,869,000
                                                      ============      ============        ============


OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


        (a) Substantially all assets of the Company serve as collateral to the revolving bank credit facility, with the bank having first priority with respect to accounts receivable and inventories and GE Capital having first priority with respect to equipment and improvements. The bank has a second priority with respect to equipment and improvements. MCRC was granted a security interest during 1994 with a third priority with respect to accounts receivable, inventories and equipment located in Massachusetts, and a fourth priority in equipment located in California.

        (b) The revolving bank credit facility contains various covenants with respect to levels of working capital and net worth, allowable additional indebtedness, additional investments, and payment of dividends. The Company was in compliance with all debt covenants as of June 30, 1995 and March 31, 1996.

        (c) The notes contain various covenants with respect to levels of working capital and net worth, allowable additional indebtedness, additional investments and payment of dividends. The Company was in compliance with certain debt covenants or obtained applicable waivers as of June 30, 1995 and March 31, 1996.

        The following is a schedule of maturities of long-term debt and subordinated debt for each of the next five years:


          Year ending June 30:
           1996                                                  $    783,000
           1997                                                     2,016,000
           1998                                                     1,380,000
           1999                                                       800,000
                                                                 ------------

                                                                 $  4,979,000
                                                                 ============

        Interest paid was $653,022,  $774,455 and $777,169, of which $0, $68,000 and $98,000 was paid to stockholders for the years ended June 30, 1993, 1994 and 1995, respectively. Interest paid for the nine months ended March 31, 1996 was $386,000, of which $30,000 was paid to stockholders.

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


5.      COMMON STOCK

        In connection with issuance of the subordinated notes payable to MCRC and stockholders and others, the Company issued common stock purchase warrants allowing the purchase of up to 76,000 and 24,000 shares of common stock of the Company before June 30, 1999 and July 1, 1997, respectively, at the estimated fair market value of the Company's stock at the date of issuance of $11.00 per share. In conjunction with the credit facility (Note 4), the Company issued a common stock purchase warrant providing for the purchase of up to 10,000 shares of common stock at the estimated fair market value of the Company's stock at the date of issuance of $11.00 per share which expires May 31, 1999.

        In July 1990, the Perkin-Elmer Corporation (Perkin-Elmer) converted a $375,000 subordinated note into 46,875 shares of common stock of the Company. At the option of the Company or Perkin-Elmer, the Company can or may be required to repurchase the 46,875 shares at a purchase price of $18.30 per share after July 23, 1995, but before October 23, 1995. Perkin-Elmer exercised its option in August 1995 requiring the Company to repurchase these shares. The Company was not able to repay this obligation because of restrictions of its loan covenants. As of March 31, 1996, these shares have not been repurchased. In May 1996, Perkin-Elmer filed an action in Connecticut court demanding repayment of this obligation. Thereafter, the parties amended the original terms of the repurchase agreement to reflect the refusal of the Company's lenders to permit the redemption of stock except from the proceeds of the sale of additional shares of the Company's stock. This amendment permits the Company to settle the obligation for the redeemable common stock subsequent to the Company's merger with Optical Coating Laboratory, Inc. (Note 13). The required repurchase amount of these shares is $857,000 as of March 31, 1996.


        Under the Company's employee stock option plans, options may be granted to an employee of the Company at an exercise price not less than the fair market value per share at the date of grant. The options are exercisable immediately upon issuance and expire either five or ten years from the date of grant. Common stock option activity is summarized as follows:

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


                                          Shares               Option
                                       under option         price range

Balance, July 1, 1992                     92,000         $ 5.50 - $11.00

Canceled or expired                       (1,000)        $10.00
                                         -------

Balance, June 30, 1993                    91,000         $ 5.50 - $11.00

Granted                                   20,000         $11.00
Canceled or expired                      (13,000)        $ 8.00 - $11.00
                                         -------

Balance, June 30, 1994                    98,000         $ 5.50 - $11.00

Granted                                    2,000         $12.50
                                         -------

Balance, June 30, 1995                   100,000         $ 5.50 - $12.50

  Granted                                 10,000         $20.00
  Exercised                              (22,000)        $ 8.00
  Canceled or expired                    (36,000)        $ 8.00 - $11.00
                                         -------

Balance, March 31, 1996 (unaudited)       52,000         $ 5.50 - $20.00
                                         =======



        At June 30, 1995, the Company had reserved an additional 33,000 shares for stock option issuance.

        The Company and its stockholders are party to an agreement which restricts the transfer of shares of common stock without the Company's approval. The Company is obligated to purchase the shares of stockholders upon death at a price determined in accordance with a formula outlined in the agreement. Deferred compensation represents the difference between the estimated fair market value of stock issued to employees and the price paid by the employees. Such amounts were amortized over a three-year vesting period.


6.      EMPLOYEE BENEFITS

        The Company has a noncontributory defined benefit pension plan covering eligible employees of the West Coast division. The Company's funding policy is consistent with funding requirements of government regulations. Effective October 1993, this pension plan was "frozen" with respect to all present and future employees of the Company.

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------



        Net periodic pension costs consist of the following:


                                                  Year ended June 30,
                                     -------------------------------------------
                                          1993            1994          1995


Service cost                          $  457,000      $  140,000      $
Interest cost                             83,000         129,000        134,000
Return on assets                         (94,000)       (120,000)      (125,000)
Other                                     (2,000)
Adjustment to reflect curtailment                       (175,000)
                                      ----------      ----------      ---------

                                      $  446,000      $  (26,000)     $   9,000
                                      ==========      ==========      =========



        The following table sets forth the funded status of the pension plan and the amount recognized:


                                                                               June 30,
                                                          -----------------------------------------------------
                                                                1993              1994              1995

Actuarial present value of benefit obligation,
  including vested benefits of $734,000,
  $1,395,000 and $1,575,000 for 1993, 1994
  and 1995, respectively                                     $  1,284,000      $  1,503,000      $  1,703,000
                                                             ============      ============      ============

Projected benefit obligation for service
  rendered to date                                           $  1,703,000      $  1,503,000      $  1,436,000
Plan assets                                                     1,718,000         1,290,000         1,315,000
                                                             ------------      ------------      ------------

Projected benefit obligation (under) over plan
  assets                                                          (15,000)          213,000           121,000
Unrecognized net loss                                             (75,000)          (28,000)           90,000
Additional minimum liability                                                         28,000
                                                             ------------      ------------      ------------

Accrued (prepaid) pension cost at June 30                    $    (90,000)     $    213,000       $   211,000
                                                             ============      ============       ===========


        The assumptions used in the actuarial valuations were a discount rate of 9%, 9% and 8.6% for 1993, 1994 and 1995, respectively, compensation increase rate of 4% prior to the curtailment and 0% subsequent to the curtailment, and expected long-term rate of return on assets of 9%.


OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------

        The Company maintains a profit-sharing 401(k) plan for the benefit of eligible employees. The Company may make discretionary contributions to the profit-sharing trust. The Company made contributions of $0, $20,587 and $84,169 to the 401(k) plan during the years ended June 30, 1993, 1994 and 1995, respectively.


7.      INCOME TAXES

        The provision for income taxes is comprised of the following:



                                                                                              Nine months ended
                                                   Year ended June 30,                             March 31,
                                       --------------------------------------------   --------------------------------
                                             1993           1994            1995             1995             1996
                                                                                                  (unaudited)

Current:
  Federal                                  $(326,000)      $    --         $    --         $   8,000       $   8,000
  State                                       22,000           6,000           8,000          12,000          12,000
                                           ---------       ---------       ---------       ---------       ---------
  Total current                             (304,000)          6,000           8,000          20,000          20,000

Deferred:
  Federal                                   (534,000)        224,000          65,000          52,000         124,000
  State                                      (99,000)        (59,000)        (58,000)        (61,000)         38,000
  Change in valuation
    allowance                                565,000        (165,000)         (7,000)          9,000        (162,000)
                                           ---------       ---------       ---------       ---------       ---------

  Total deferred                             (68,000)           --              --              --              --
                                           ---------       ---------       ---------       ---------       ---------

Total (benefit) provision                  $(372,000)      $   6,000       $   8,000       $  20,000       $  20,000
                                           =========       =========       =========       =========       =========


OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------



        A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows:


                                                                                        Nine months ended
                                                           Year ended June 30,             March 31,
                                                      ------------------------------- ---------------------
                                                        1993      1994       1995        1995      1996
                                                                                          (unaudited)

Statutory federal income tax rate                      (35.0)%   (35.0)%     35.0 %      35.0 %    35.0 %
State taxes, net of federal benefit                     (2.6)      4.3        7.0         7.0       7.0
Increase (decrease) in valuation allowance              19.1    (117.0)      (1.4)        2.0     (40.0)
Change in net operating loss carryforwards                        23.0      (39.2)      (36.4)
Change in purchase accounting adjustment                 5.9     129.0
Other                                                              3.1        0.2         3.3       3.0
                                                       -----    ------      -----       -----     -----

Total                                                  (12.6)      4.3        1.6         4.3       5.0
                                                       =====    ======      =====       =====     =====


        At June 30, 1995, the Company had net operating loss carryforwards of approximately $1,576,000 for federal income tax purposes, $567,000 for California state income tax purposes and $1,104,000 for Massachusetts state income tax purposes. In addition, the Company had approximately $33,000 in federal alternative minimum tax credits available to offset future taxable income and income tax liability for financial reporting and income tax purposes. The Company also has approximately $203,000 in federal and $229,000 in state alternative minimum tax operating loss carryforwards.

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------




        The components of deferred tax assets and liabilities are as follows:


                                                                                     Nine months ended
                                              Year ended June 30,                       March 31,
                                   ------------------------------------------- -----------------------------
                                       1993           1994          1995            1995               1996
                                                                                       (unaudited)

Operating loss carryforwards      $ 704,000       $ 764,000     $ 693,000         $ 696,000         $ 465,000
Depreciation                       (595,000)       (646,000)     (621,000)         (622,000)         (612,000)
Vacation accrual                    134,000         166,000       121,000           132,000           165,000
Lease termination reserve            82,000          64,000        50,000            53,000            46,000
Accounts receivable allowance                        57,000        23,000            62,000            38,000
Inventory reserve                                                 127,000            95,000           135,000
Purchase accounting
  adjustments                       182,000
Other                                58,000          (5,000)                         (7,000)           (6,000)
                                  ---------       ---------     ---------         ---------         ---------

                                    565,000         400,000       393,000           409,000           231,000
Valuation allowance                (565,000)       (400,000)     (393,000)         (409,000)         (231,000)
                                  ---------       ---------     ---------         ---------         ---------

                                  $     --        $    --       $     --          $     --          $     --
                                  =========       =========     =========         =========         =========


        The Company's valuation allowance decreased during the three years ended June 30, 1995, primarily due to the utilization of purchase accounting adjustments and net operating loss carryforwards.

        Net income tax refunds of $411,000 and $34,000 were received during the years ended June 30, 1994 and 1993, respectively. Income tax payments of $12,000 were made during the year ended June 30, 1995. Tax payments of $9,000 and $5,000 were made during the nine months ended March 31, 1995 and 1996, respectively.

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------


8.      COMMITMENTS

        Capital Leases - The Company leases certain computer equipment and machinery under capital leases. Future minimum lease commitments and the related present value of the leases are as follows:


          Year ending June 30:
            1996                                                   $  119,000
            1997                                                       79,000
            1998                                                       20,000
                                                                   ----------

          Total minimum lease payments                                218,000
          Less amount representing interest                           (24,000)
                                                                   ----------

          Present value of net minimum lease
             obligation at June 30, 1995                           $  194,000
                                                                   ==========


        The leased equipment is included in equipment and improvements and has a cost of $495,000 and $477,000, with a net book value of $257,000 and $317,000, for the years ended June 30, 1995 and 1994, respectively.

        Operating Leases - The Company leases its facilities in Massachusetts and California under operating leases. The Massachusetts leases extend through August 1997 and September 2000, and the California lease through December 2001. A Massachusetts facility is leased from a real estate trust; certain minority owners of the trust are also stockholders and directors of the Company. A portion of this facility is subleased to a third party; the sublease expires in August 1997. The California facility is leased from The Perkin-Elmer Corporation (a stockholder). Minimum lease commitments, net of sublease income (exclusive of escalation clauses which are dependent on contingencies), are as follows:




                                   Lease
                                obligations        Sublease            Net

  Year ending June 30:
    1996                       $  1,297,000     $    (55,000)     $  1,242,000
    1997                          1,146,000          (55,000)        1,091,000
    1998                            980,000           (5,000)          975,000
    1999                            908,000                            908,000
    2000                            653,000                            653,000
    Thereafter                      287,000                            287,000
                               ------------      -----------      ------------

                               $  5,271,000      $  (115,000)     $  5,156,000
                               ============      ===========      ============

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------



        In addition, the Company pays real estate taxes, insurance and all operating expenses of the facilities. Rent expense was $1,403,000, $1,102,000 and $1,117,000 for the years ended June 30, 1993, 1994 and
        1995, respectively, and $689,000 and $676,000 for the nine months ended March 31, 1995 and 1996, respectively, of which $716,000, $850,000,
        $867,000, $505,000 and $491,000 was expense related to facilities leased from stockholders for the years ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1995 and 1996, respectively.


9.      RESEARCH AND DEVELOPMENT EXPENSES

        In 1993, 1994 and 1995, the Company received Small Business Innovative Research (SBIR) Program Contracts. These contracts provide the Company with government-sponsored funds for research and development in specific areas. The revenue related to the SBIR contracts has been included in net sales and was approximately $355,000, $1,453,000 and $1,069,000 for the years ended June 30, 1993, 1994 and 1995, respectively, and $790,000 and $485,000 for the nine months ended March 31, 1995 and 1996, respectively. Related expenses have been included in cost of goods sold and were approximately $254,000, $1,114,000 and $829,000 for the years ended June 30, 1993, 1994 and 1995, respectively, and $599,000 and $406,000 for the nine months ended March 31, 1995 and 1996, respectively.


10.     RESTRUCTURING EXPENSES

        In the year ended June 30, 1993, the Company restructured its East Coast operations by consolidating substantially all of its Westford facility into its Marborough facility. As a result of this restructuring, the Company incurred costs of $833,000 related to a partial termination of the facility lease and a related sublease, the write-off of certain assets and associated costs of the restructuring. Concurrently, the Company also restructured its work force, resulting in $408,000 of severance costs.


11.     MAJOR CUSTOMERS

        Sales to major customers as a percentage of total product revenue were as follows:



                                  Year ended June 30,          Nine months ended
                                -------------------------       March 31, 1996
                                 1993    1994     1995           (unaudited)

          Customer A                       4%      13%               7%
          Customer B              16%     18%       8%
          Customer C              10%

OPTICAL CORPORATION OF AMERICA


NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995 AND THE
NINE MONTHS ENDED MARCH 31, 1996 (Unaudited) (Continued)
- --------------------------------------------------------------------------------



        A decision by a significant customer to substantially decrease or delay purchases from the Company or the Company's inability to collect receivables from these customers could have a material adverse effect on the Company's financial condition and results of operations.

        Revenues generated from governmental contracts were approximately $20,639,000, $16,224,000 and $10,799,000 for the years ended June 30,
        1993, 1994 and 1995, respectively, and $7,811,000 and $8,806,000 for the nine months ended March 31, 1995 and 1996, respectively.


12.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's balance sheet includes the following financial instruments: cash equivalents, accounts receivable, notes receivable, notes payable and redeemable common stock. The Company considers the carrying amount in the financial statements to approximate fair value for the accounts receivable and notes receivable because of the relatively short period of time between origination of the instruments and their expected realization. The Company believes the carrying value of its long-term debt approximates its fair value or the interest rate approximates a rate the Company could obtain under similar terms at the balance sheet date.


13.     SUBSEQUENT EVENTS

        On June 28, 1996, the Company signed an Agreement and Plan of Merger. Pursuant to such agreement, the Company will become a wholly-owned subsidiary of Optical Coating Laboratory, Inc. (OCLI), a publicly-held company, accounted for using the pooling-of-interest method. In the transaction, approximately 1,931,000 shares of OCLI will be issued for all of the outstanding stock of the Company.

                                   APPENDIX I

                     Massachusetts Business Corporation Law
                         Mass. Ann. Laws ch. 156B (1996)

S 85. Rights of Minority Stockholder, etc.

   A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

HISTORY: 1964, 723, S 1; 1969, 392, S 22.

S 86. Applicability of S 87 to 98; Prerequisites of Objecting Stockholder's Right to Demand Payment for Shares and Appraisal Thereof.

   If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

HISTORY: 1964, 723, S 1; 1965, 685, S 40; 1973, 749, S 1.


                                       A1

S 87. Notice of Certain Stockholders' Meetings to Contain Statement of Rights of Objecting Stockholders; Effect of Giving Notice; Form.

   The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

   "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

HISTORY: 1964, 723, S 1; 1973, 749, S 2.

S 88. Corporation Taking Action, etc., to Notify Certain Objecting Stockholders that Certain Approved Action Has Become Effective, etc.

   The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the

                                       A2
action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

HISTORY: 1964, 723, S 1; 1973, 749, S 3.


S 89. Corporation to Pay to Certain Objecting Stockholders Fair Value of Their Shares on Demand, etc.

   If within twenty days after the date of mailing of a notice under  subsection
(e) or section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

HISTORY: 1964, 723, S 1; 1973, 749, S 4.

S 90. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, etc.

   If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

HISTORY: 1964, 723, S 1.

S 91. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, etc.; Parties to Bill, etc.; Service of Bill on Corporation; Notice to Stockholder Parties, etc.

                                       A3

   If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

HISTORY: 1964, 723, S 1.

S 92. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, etc.; Entry of Decree Determining Value of Stock; Date on Which Value is to Be Determined.

   After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action

                                      A4
and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

HISTORY: 1964, 723, S 1.
      Amended by 1983, 522, S 22, approved November 29, 1983; by S 24, effective March 1, 1984.

S 93. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, etc.; Court May Refer Bill, etc., to Special Master to Hear Parties, etc.

   The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

HISTORY: 1964, 723, S 1.

   S 94. Bill in Equity to Determine Value of Stock of Objecting Stockholders Upon Failure to Agree Thereon; Notation of Pendancy of Bill on Stock Certificates; Notation of Pendancy of Bill in Corporate Records Relative to Uncertified Shares.

   On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendancy of the bill and may order the corporation to note such pendancy in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

HISTORY: 1964, 723, S 1.
      Amended by 1983, 522, S 23, approved November 29, 1983; by S 24, effective March 1, 1984.

S 95. Bill in Equity to Determine Value of Stock of Objecting Stockholders on Failure to Agree on Value Thereof, etc.; Taxation of Costs, etc.; Interest on Award, etc.

   The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such

                                       A5
manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

HISTORY: 1964, 723, S 1; 1965, 685, S 41.

S 96. Stockholder Demanding Payment for Stock Not Entitled to Notice of Stockholders' Meetings or to Vote Stock or to Receive Dividends, etc.; Exceptions.

   Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

   (1) A bill shall not be filed within the time provided in section ninety;

   (2) A bill, if filed, shall be dismissed as to such stockholder; or

   (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

   Notwithstanding the provisions of clauses (1) to (3) , inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

HISTORY: 1964, 723, S 1.
   Amended by 1982, 149, approved June 14, 1982, effective 90 days thereafter.

S 97. Certain Shares Paid for by Corporation to Have Status of Treasury Stock, etc.

   The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not

                                      A6
objected to such consolidation or merger shall have the status of treasury stock or securities.

HISTORY: 1964, 723, S 1; 1965, 685, S 42.

S 98. Enforcement by Stockholder of Right to Receive Payment for His Shares to Be Exclusive Remedy; Exception.

   The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

HISTORY: 1964, 723, S 1; 1965, 685, S 43.


                                       A7

                                  APPENDIX II

                                 FORM OF PROXY

                         OPTICAL CORPORATION OF AMERICA
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert DeN. Cope and Donald A. Johnson, or either of them, with full power of substitution as proxies of the undersigned and hereby authorizes them to represent the undersigned and to vote all shares of Optical Corporation of America ("OCA") held by undersigned at the Special Meeting of Shareholders to be held at OCA's corporate offices located at 170 Locke Drive, Marlborough, Massachusetts 01752, on September 10, 1996, beginning at 10:00 A.M., and at any adjournment or postponement thereof, in the following manner:

         ITEM 1. APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER DESCRIBED IN THE PROXY STATEMENT WHICH ACCOMPANIED THIS PROXY. THIS PROPOSAL INVOLVES MERGING A WHOLLY-OWNED SUBSIDIARY OF OPTICAL COATING LABORATORY, INC. ("OCLI") WITH AND INTO OCA. UPON CONSUMMATION OF THE MERGER, EACH SHARE OF COMMON STOCK OF OCA HELD ON THE RECORD DATE SHALL BE CONVERTED INTO SHARES OF COMMON STOCK OF OCLI DETERMINED PURSUANT TO THE EXCHANGE RATIO DESCRIBED IN THE PROXY STATEMENT. (MANAGEMENT RECOMMENDS A VOTE FOR ITEM 1.)

                 [  ] FOR            [  ] AGAINST             [  ] ABSTAIN

ITEM 2. In their discretion, upon such other matters as may properly be brought before the meeting or any adjournment thereof;

with all powers that the undersigned would possess if personally present, and hereby ratifies and confirms all that said proxies may do in the premises.

                  (Continued and to be signed on reverse side)




IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

This proxy when properly executed, will be voted in the manner directed therein by the undersigned Stockholder.

If the stock is issued in the names of two or more persons, only one of them needs to sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees should so indicate when signing.


                                   Dated:                        , 1996



                                       Signature of Stockholder



                                       Signature of Stockholder

                                         Please sign exactly as name
                                            or names appear hereon.


PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware, as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

         Article Fourteen of the Registrant's Amended and Restated Certificate of Incorporation and OCLI's By-Laws provide that OCLI will indemnify its directors and officers to the fullest extent permitted under Delaware law, including circumstances in which indemnification is otherwise discretionary. The Company submitted these charter and By-Law provisions to its stockholders, who approved them in March 1987. In addition, OCLI has entered into separate Indemnification Agreements with its directors and officers to the full extent permitted by applicable law and OCLI's Certificate of Incorporation. The general effect of the indemnification provisions of the By-Laws and the Indemnification Agreements is to require OCLI, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (provided the officer or director acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of OCLI and, with respect to a criminal proceeding, provided he or she had no reasonable cause to believe that the conduct was unlawful), and to advance their expenses (including attorneys' fees) incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that its charter and By-law provisions and the separate Indemnification Agreements are necessary to attract and retain qualified persons as directors and officers.

         At present, OCLI is not aware of any threatened litigation or proceeding which could result in a claim for indemnification by any director or officer.

         Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling OCLI pursuant to the foregoing provisions, OCLI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 21.  Exhibits and Financial Statement Schedules.

         See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Rosa, California, on this 9th day of August, 1996.

                        Optical Coating Laboratory, Inc.


                        By: /s/ Joseph C. Zils
                            --------------------------------
                            Joseph C. Zils
                            Vice President, General Counsel
                              and Corporate Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                                   TITLE                                      DATE

                                         Chairman of the Board, President,
                                         and Chief Executive Officer
/s/ Herbert M. Dwight, Jr.               (Principal Executive and
- --------------------------------         Operating Officer)                         August 9, 1996
Herbert M. Dwight, Jr.

                                         Vice President, Finance
                                         and Chief Financial Officer
/s/ John M. Markovich                    (Principal Financial and
- --------------------------------         Accounting Officer)                        August 9, 1996
John M. Markovich

/s/ John McCullough
- --------------------------------         Director and Vice President                August 9, 1996
John McCullough

/s/ Douglas C. Chance
- --------------------------------         Director                                   August 9, 1996
Douglas C. Chance

/s/ Julian Schroeder
- --------------------------------         Director                                   August 9, 1996
Julian Schroeder

/s/ Renn Zaphiropoulos
- --------------------------------         Director                                   August 9, 1996
Renn Zaphiropoulos


INDEX TO EXHIBITS

Exhibit
Number                                           Exhibit

2 Agreement and Plan of Merger by and among Optical Coating Laboratory, Inc., a Delaware corporation, OCA Acquisition Corp., a Delaware corporation, and Optical Corporation of America, a Massachusetts corporation, dated June 28, 1996.

3.1      Articles of  Organization  of Optical  Corporation of America dated May
         13.  1985,  as amended,  June 18,  1985,  July 24, 1986 and October 29,
         1990.

3.2      By-Laws of Optical Corporation of America.

4.1 Rights Agreement between the Registrant and First Interstate Bank of California dated November 25, 1987. Incorporated by reference to Exhibit (4) of the Registrant's Form 10-K for the year ended October 31, 1987.

4.2 Note Purchase Agreement(s) dated as of May 27, 1994 for the private placement of $18,000,000 of 8.71% Senior Notes due June 1, 2002 between the Registrant and Connecticut Mutual Life Insurance Company, Modern Woodman of America and American Life and Casualty Insurance Company. Incorporated by reference to Exhibit (4)(a) of the Registrant's Form 10-Q for the quarter ended July 31, 1994.

4.3 Stock Purchase Agreement dated as of February 8, 1995 by and between the Registrant, Netra Corporation and the Sellers as identified on the signature page of said agreement, each a shareholder of Netra Corporation, for the purchase by the Registrant of all of the shares of common and preferred stock of Netra Corporation. Incorporated by reference to Exhibit (4) of the Registrant's Form 10-Q for the quarter ended April 30, 1995.

4.4 Optical Coating Laboratory, Inc. 12,000 shares of 8% Series C Convertible Redeemable Preferred Stock Purchase Agreement among the Registrant and the investors named therein dated as of May 1, 1995. Incorporated by reference to Exhibit 4(e) of Registrant's Form S-8 dated July 6, 1995.

4.5 Certificate of Designation, Preferences and Rights of Series C Convertible Redeemable Preferred Stock of Optical Coating Laboratory, Inc. dated May 2, 1995. Incorporated by reference to Exhibit 4(f) of Registrant's Form S-8 dated July 6, 1995.

5*       Opinion and consent of Collette & Erickson.

10(a) Loan and Security Agreement between Silicon Valley Bank and Optical Corporation of America dated May 27, 1994, as amended November 27, 1995.

10(b) Warrant to Purchase Stock issued to Silicon Valley Bank by Optical Corporation of America dated May 27, 1994.

10(c) Registration Rights Agreement between Silicon Valley Bank and Optical Corporation of America dated May 27, 1994.

10(d)    Anti-Dilution   Agreement  between  Silicon  Valley  Bank  and  Optical
         Corporation of America dated May 27, 1994.

10(e) Collateral Assignment, Patent Mortgage and Security Agreement between Silicon Valley Bank and Optical Corporation of America dated May 27, 1994.

10(f) Promissory Note between General Electric Capital Corporation and Optical Corporation of America dated June 23, 1994.

10(g) Master Security Agreement between General Electric Capital Corporation and Optical Corporation of America dated June 21, 1994.

10(h) Inter-Creditor Agreement between General Electric Capital Corporation and Optical Corporation of America dated June 21, 1994.

10(i) Promissory Note between General Electric Capital Corporation and Optical Corporation of America dated December 28, 1995.

10(j) Cross-Collateral and Cross-Default Agreement between General Electric Capital Corporation and Optical Corporation of America dated December 28, 1995.

10(k)    Promissory   Note   between   Perkin-Elmer   Corporation   and  Optical
         Corporation of America dated February 1, 1994.

10(l) Subordinated Note and Warrant Purchase Agreement between Massachusetts Capital Resource Company and Optical Corporation of America dated May 28, 1992, as amended on March 14, 1994, June 30, 1994, September 30, 1994, July 20, 1995 and August 30, 1995.

10(m) Subordinated Note Due 1999 Issued to Massachusetts Capital Resource Company By Optical Corporation of America dated May 28, 1992.

10(n) Common Stock Purchase Warrant Issued to Massachusetts Capital Resource Company By Optical Corporation of America dated May 28, 1992.

10(o) Security Agreement between Massachusetts Capital Resource Company and Optical Corporation of America dated March 15, 1994.

10(p) Subordinated Note and Warrant Purchase Agreement between Massachusetts Capital Resource Company and Optical Corporation of America dated June 30, 1993.

10(q) Patent Licensing Agreement between John Wilbur Hicks and Optical Corporation of America dated May 30, 1995.

10(r) Agreement between John Wilbur Hicks and Optical Corporation of America dated February 21, 1995.

10(s) Inter-Creditor Agreement between General Electric Capital Corporation and Optical Corporation of America dated December 28, 1995.

11 Computation of per share earnings. Incorporated by reference to Exhibit 11 of Optical Coating Laboratory, Inc.'s Form 10-Q for the quarter ended April 28, 1996.

13(a) Registrant's 1995 Annual Report to Stockholders for the fiscal year ended October 31, 1995, not deemed to be filed herein except for certain portions which have been incorporated herein by reference. Incorporated by reference to the Registrant's Form 10-K for the year ended October 31, 1995.

13(b) Registrant's Quarterly Report on Form 10-Q for the quarter ended January 28, 1996 incorporated herein by reference.

13(c) Registrant's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996 incorporated herein by reference.

23(a)+   Consent of Deloitte & Touche LLP, San Francisco, California.

23(b)+   Consent of Deloitte & Touche LLP, Costa Mesa, California.

23(c)*   Consent of KPMG Peat Marwick LLP, San Francisco, California.

23(d)* Consent of Counsel, Collette & Erickson, San Francisco, California (included in Exhibit 5).

27       Not applicable.

99       Form of proxy.




+    Items not previously filed.
*    To be filed by amendment.